Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-180070

PROSPECTUS SUPPLEMENT

(to Prospectus dated March 22, 2012)

20,000,000 Shares

Harbinger Group Inc.

Common Stock

This is an offering of 20,000,000 shares of the common stock by the selling stockholders identified in this prospectus supplement. We will not receive any proceeds from the sale of shares by the selling stockholders. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders identified in this prospectus supplement will pay underwriting discounts and commissions and any transfer taxes incurred for the sale of shares of our common stock. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “HRG.” On December 12, 2012, the closing sale price of our common stock on the NYSE was $10.22 per share.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-16 of this prospectus supplement, on page 2 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$7.50	$150,000,000
Underwriting Discounts and Commissions	0.28125	5,625,000
Proceeds to Selling Stockholders, before expenses	7.21875	144,375,000

Delivery of the shares of common stock is expected to be made on or about December 18, 2012. The selling stockholders identified in this prospectus supplement have granted the underwriters an option for a period of 30 days to purchase an additional 3,000,000 shares of the common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by the selling stockholders identified in this prospectus supplement will be $6,468,750, and the total proceeds to the selling stockholders identified in this prospectus supplement, before expenses, will be $166,031,250.

Sole Book-Running Manager

Jefferies

Co-Manager

Cantor Fitzgerald & Co.

Prospectus Supplement dated December 13, 2012

Neither we nor the underwriters have authorized any person to provide you with any information or represent anything about us or this offering or the selling stockholders that is not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us, the selling stockholders or the underwriters. We are not, the selling stockholders are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where an offer or sale is not permitted.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering and in the documents incorporated by reference herein, in the accompanying prospectus or any such free writing prospectus. We, the selling stockholders and the underwriters have not authorized any other person to provide you with different or additional information. We, the selling stockholders and the underwriters take no responsibility for, and provide no assurance as to the reliability of, any other information that others give you.

The selling stockholders and the underwriters are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our or the underwriters or the selling stockholders’ behalf, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference and certain oral statements made by our representatives from time to time may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of Harbinger Group Inc.’s (“HGI”) management and the management of HGI’s subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI’s subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI’s and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, changes in regulations and taxes.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed under the section entitled “Risk Factors” appearing in this prospectus supplement and under “Part 1: Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending September 30, 2012 (the “2012 Annual Report”) and “Risk Factors” in our Form 8-K filed on December 11, 2012, each of which is incorporated by reference into this prospectus supplement and other risk factors that appear in our periodic SEC filings as incorporated by reference in this prospectus supplement, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements. You should also understand that many factors described under one heading below may apply to more than one section in which we have grouped them for the purpose of this presentation. As a result, you should consider all of the following factors, together with all of the other information presented herein, in evaluating the business of the Company and our subsidiaries.

HGI

HGI’s actual results or other outcomes may differ from those expressed or implied by forward-looking statements contained or incorporated herein due to a variety of important factors, including, without limitation, the following:

■	limitations on our ability to successfully identify additional suitable acquisition and investment opportunities and to compete for these opportunities with others who have greater resources;

■	the need to provide sufficient capital to our operating businesses;

■	our dependence on distributions from our subsidiaries to fund our operations and payments on our debt;

■

the impact of covenants in the indenture, dated November 15, 2010, and supplemented by the supplemental indenture, dated June 22, 2011, and the second supplemental indenture, dated June 28, 2011 (as supplemented, the “Indenture”), governing our $500 million 10.625% senior secured notes due 2015 (the “10.625% Notes”) and our preferred stock certificates of designation (together, the “Certificate of Designation”), and future financing or refinancing agreements, including the proposed new senior secured notes described elsewhere in this prospectus supplement, on our ability to operate our business and finance our pursuit of additional acquisition opportunities;

■	the impact on our business and financial condition of our substantial indebtedness and the significant additional indebtedness and other financing obligations we and our subsidiaries may incur;

■	the impact on the holders of our common stock if we issue additional shares of our common stock or preferred stock;

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■

the impact on the aggregate value of our assets and our stock price from changes in the market prices of publicly traded equity interests we hold, particularly during times of volatility in security prices;

■	the impact of additional material charges associated with our oversight of acquired or target businesses and the integration of our financial reporting;

■	the impact of restrictive stockholder agreements and securities laws on our ability to dispose of equity interests we hold;

■	the impact of decisions by our controlling stockholders, whose interest may differ from those of our other stockholders, or their ceasing to remain controlling stockholders;

■	the effect interests of our officers, directors, stockholders and their respective affiliates may have in certain transactions in which we are involved;

■	our dependence on certain key personnel;

■	the impact of potential losses and other risks from changes in our portfolio of securities;

■	our ability to effectively increase the size of our organization and manage our growth;

■	the impact of a determination that we are an investment company or personal holding company;

■	the impact of future claims arising from operations, agreements and transactions involving former subsidiaries;

■	the impact of expending significant resources in considering acquisition targets or business opportunities that are not consummated;

■

the ability of HGI Energy Holdings, LLC to consummate the joint venture transaction with EXCO Resources, Inc. to form a partnership for the purpose of holding certain oil, gas and mineral leases and wells and certain related assets;

■	tax consequences associated with our acquisition, holding and disposition of target companies and assets;

■	the impact of delays or difficulty in satisfying the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or negative reports concerning our internal controls;

■	the impact of the relatively low market liquidity for our common stock; and

■

the effect of price fluctuations in our common stock caused by general market and economic conditions and a variety of other factors, including factors that affect the volatility of the common stock of any of our publicly held subsidiaries.

Spectrum Brands Holdings, Inc. (“Spectrum Brands”)

Spectrum Brands’ actual results or other outcomes may differ from those expressed or implied by the forward-looking statements contained herein due to a variety of important factors, including, without limitation, the following:

■	the impact of Spectrum Brands’ substantial indebtedness on its business, financial condition and results of operations;

■	the impact of restrictions in Spectrum Brands’ debt instruments on its ability to operate its business, finance its capital needs or pursue or expand business strategies;

■	any failure to comply with financial covenants and other provisions and restrictions of Spectrum Brands’ debt instruments;

■

Spectrum Brands’ ability to successfully integrate the business acquired in connection with the combination with HHI (as defined herein) and achieve the expected synergies from that integration at the expected costs;

■	the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities;

■	the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

■	interest rate and exchange rate fluctuations;

■	the loss of, or a significant reduction in, sales to a significant retail customer(s);

■	competitive promotional activity or spending by competitors or price reductions by competitors;

■	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

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■

the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where Spectrum Brands does business;

■	changes in consumer spending preferences and demand for Spectrum Brands’ products;

■	Spectrum Brands’ ability to develop and successfully introduce new products, protect its intellectual property and avoid infringing the intellectual property of third parties;

■	Spectrum Brands’ ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

■	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

■	public perception regarding the safety of Spectrum Brands’ products, including the potential for environmental liabilities, product liability claims, litigation and other claims;

■	the impact of pending or threatened litigation;

■	changes in accounting policies applicable to Spectrum Brands’ business;

■	government regulations;

■	the seasonal nature of sales of certain of Spectrum Brands’ products;

■	the effects of climate change and unusual weather activity;

■	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets;

■	the risk that synergies will not be realized following the consummation of the acquisition of HHI; and

■	the ability of SBI (as defined herein) to consummate the acquisition of HHI.

Fidelity & Guaranty Life Holdings, Inc. (“FGL”) and Front Street Re Ltd. (“Front Street”)

FGL’s and Front Street’s actual results or other outcomes may differ from those expressed or implied by forward-looking statements contained herein due to a variety of important factors, including, without limitation the following:

■	FGL’s insurance subsidiaries’ ability to maintain and improve their financial strength ratings;

■

FGL’s and its insurance subsidiaries’ need for additional capital in order to maintain the amount of statutory capital that they must hold to maintain their financial strength and credit ratings and meet other requirements and obligations;

■	FGL’s ability to manage its business in a highly regulated industry, which is subject to numerous legal restrictions and regulations;

■	availability of reinsurance and credit risk associated with reinsurance;

■

the accuracy of FGL’s assumptions and estimates regarding future events and ability to respond effectively to such events, including mortality, persistency, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results;

■	the impact of interest rate fluctuations on FGL;

■	the availability of credit or other financings and the impact of equity and credit market volatility and disruptions on FGL;

■	changes in the Federal income tax laws and regulations which may affect the relative income tax advantages of FGL’s products;

■	FGL’s ability to defend itself against litigation (including class action litigation) and respond to enforcement investigations or regulatory scrutiny;

■	the performance of third parties including distributors and technology service providers, and providers of outsourced services;

■	the impact of new accounting rules or changes to existing accounting rules on FGL;

■	FGL’s ability to protect its intellectual property;

■

general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance which may affect (among other things) FGL’s ability to sell its

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products, its ability to access capital resources and the costs associated therewith, the fair value of its investments, which could result in impairments and other-than-temporary impairments, and certain liabilities, and the lapse rate and profitability of policies;

■

regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies;

■	the impact on FGL of man-made catastrophes, pandemics, computer viruses, network security breaches and malicious and terrorist acts;

■

the impact of FGL’s reinsurers, including Wilton Reassurance Company, failing to meet or timely meet their assumed obligations, increasing their reinsurance rates, or becoming subject to adverse developments that could materially adversely impact their ability to provide reinsurance to FGL at consistent and economical terms;

■	FGL’s ability to compete in a highly competitive industry;

■	Front Street’s ability to effectively implement its business strategy, including the need for capital; and

■	the ability to obtain approval of the Maryland Insurance Administration (“MIA”) and other regulatory authorities as required for FGL’s operations.

Salus Capital Partners, LLC (“Salus”)

Salus’ actual results or other outcomes may differ from those expressed or implied by the forward-looking statements contained herein due to a variety of important factors, including, without limitation, the following:

■	Salus’ ability to recover amounts that are contractually owed to it by its borrowers;

■	Salus’ ability to continue to address a number of issues to implement its strategy and grow its business;

■	the impact on Salus resulting from further deterioration in economic conditions;

■	Salus’ ability to compete with traditional competitors and new market entrants;

■	Salus’ ability to attract and retain skilled people; and

■	Salus’ ability to address a variety of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft, operational errors and systems malfunctions.

We caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this prospectus supplement. Neither we nor any of our subsidiaries undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect actual outcomes.

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SUMMARY

The following summary highlights basic information about us and this offering. It may not contain all of the information that is important to you. For a more comprehensive understanding of our business and the offering, you should read this entire prospectus supplement and the documents incorporated by reference herein, including the sections entitled “Risk Factors” included or incorporated by reference herein and the historical and pro forma financial statements and the accompanying notes to those statements of HGI, Spectrum Brands, HFG, HGI Funding, HHI and EXCO/HGI Partnership (each as defined below). Certain statements in this summary are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Unless otherwise indicated in this prospectus supplement or the context requires otherwise, in this prospectus supplement, references to the “Company,” “HGI,” “we,” “us” or “our” refers to Harbinger Group Inc. and, where applicable, its consolidated subsidiaries; “Harbinger Capital” refers to Harbinger Capital Partners LLC; “Harbinger Parties” or “Principal Stockholders” refers, collectively, to Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd.; “HGI Funding” refers to HGI Funding, LLC; “Russell Hobbs” refers to Russell Hobbs, Inc. and, where applicable, its consolidated subsidiaries; “Spectrum Brands” refers to Spectrum Brands Holdings, Inc. and, where applicable, its consolidated subsidiaries; “SBI” refers to Spectrum Brands, Inc. and, where applicable, its consolidated subsidiaries; “HFG” refers to Harbinger F&G, LLC (formerly Harbinger OM, LLC); “Front Street” refers to Front Street Re Ltd; “FGL” refers to Fidelity & Guaranty Life Holdings, Inc. (formerly, Old Mutual U.S. Life Holdings, Inc.) and, where applicable, its consolidated subsidiaries; “Salus” refers to Salus Capital Partners, LLC; “Stanley Black & Decker” refers to Stanley Black & Decker, Inc.; “HHI” refers to the hardware and home improvement business currently owned by Stanley Black & Decker and certain of its subsidiaries; “TLM Taiwan” refers to the Tong Lung Metal Industry Co. Ltd., a Taiwan Corporation involved in the manufacturing of commercial and residential locksets; “EXCO Parent” refers to EXCO Resources, Inc.; “HGI Energy” refers to HGI Energy Holdings, LLC; and “EXCO/HGI Partnership” refers to the partnership to be formed in connection with the joint venture by HGI Energy and EXCO Parent.

In this prospectus supplement, “on a pro forma basis,” unless otherwise stated, means the applicable information is presented on a pro forma basis, giving effect to (i) the Hardware Acquisition (as defined below) (ii) the EXCO/HGI Closing (as defined below), (iii) the completion of the Tender Offer and the Redemption, if necessary, for all of our outstanding Existing Notes (each as defined below) and (iv) the new senior notes offering and the use of proceed from such offering. See “— Recent Developments.”

Our Company

We are a diversified holding company focused on acquiring and investing in businesses with attractive assets that we consider to be undervalued or fairly valued and growing our acquired businesses. Our principal holdings include the following assets: (i) Spectrum Brands, our majority owned subsidiary that provides global branded consumer products; (ii) FGL, our wholly-owned indirect subsidiary that provides life insurance and annuity products; (iii) Salus, our wholly-owned indirect subsidiary, engaged in the business of providing secured asset-based loans across a variety of industries; (iv) Front Street, our wholly-owned indirect subsidiary, formed to act as a long-term reinsurer to provide reinsurance to the specialty insurance sector of fixed, deferred and payout annuities; (v) HGI Energy, our wholly-owned subsidiary that will, following the EXCO/HGI Closing, hold our interests in EXCO/HGI Partnership. While we search for additional acquisition opportunities, we manage a portion of our available cash and acquire interests in possible acquisition targets through our wholly-owned subsidiary, HGI Funding, a Delaware limited liability company. We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we reincorporated in Delaware under the name Harbinger Group Inc. Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “HRG.”

Our Competitive Strengths

Diverse and Uncorrelated Sources of Cash Flow

Our current operating subsidiaries and expected acquisitions across consumer, insurance and financial services and energy verticals provide us an uncorrelated number of subsidiary companies across a broad set of industries. As exemplified by Spectrum Brands’ recent proposed acquisition of HHI and our announced partnership with EXCO, we intend to acquire, both through our subsidiary companies and independently, attractive businesses that generate sustainable free cash flow and further diversify our revenues and cash flows. Our primary source of cash flow is dividends provided by our operating subsidiaries. We employ a conservative dividend strategy at our operating subsidiaries that aims to generate recurring cash flow streams to us while preserving sufficient capital for reinvestment and growth. During the fiscal year ending September 30, 2012 (“Fiscal 2012”), we received dividends from our subsidiaries totaling $71 million. We expect an increase in dividends received based upon a full year of dividends from Spectrum Brands and following the completion of the EXCO/HGI Closing.

Leading Brands and Growing Businesses

Our diversified holdings are anchored by our two largest subsidiary companies, Spectrum Brands and FGL. Spectrum Brands is a leading consumer products company with globally recognized brands throughout its various product categories. These brands have successfully produced top three global market positions in all of Spectrum Brands’ product categories, including global batteries and appliances, global pet supplies and home and garden. FGL has focused on a targeted suite of attractive insurance products, including fixed index annuities. According to AnnuitySpecs.com, FGL ranked within the top ten U.S. writers of fixed index annuities based on year to date sales through September 30, 2012. In addition to these established businesses, we believe that our growing subsidiary companies, including Salus, which has originated 15 loans since December 2011 through September 30, 2012 for total commitments of $260 million and $181 million aggregate principal amount outstanding, and the anticipated contributions of our EXCO/HGI Partnership help drive continued growth from multiple lines of businesses.

Attractive Operating Subsidiaries with Significant Value

We have acquired subsidiary companies that have generated significant value for us. As of September 30, 2012, Spectrum Brands had a market capitalization of $2.1 billion, of which our 57.4% ownership in Spectrum Brands’ outstanding shares of common stock represented $1.2 billion. Additionally, as of September 30, 2012, FGL, in which we maintain 100% ownership, had approximately $1.2 billion of U.S. generally accepted accounting principles (“GAAP”) shareholder’s equity and $901 million of statutory capital.

Strong Liquidity Position

As of September 30, 2012, we had approximately $433 million in cash, cash equivalents and short-term investments at HGI, which includes $156 million of non-affiliate investments and cash that is held at our wholly-owned subsidiary, HGI Funding. Our liquidity provides us a significant advantage in pursuing acquisition opportunities.

Clear and Disciplined Acquisition Strategy

We utilize a clear, well defined acquisition strategy when evaluating acquisition opportunities. We attempt to acquire assets that we consider to be undervalued or fairly valued with attractive financial or strategic characteristics. We intend to bolster our existing businesses with accretive tuck-in and transformational transactions and continue to opportunistically diversify our existing verticals. Our management team constantly evaluates acquisition ideas with a focus on businesses that generate stable free cash flow where we can continue to build long-term value. We partner with high quality, proven management teams and work closely with those management teams to execute on strategic acquisitions and conservative financing strategies. Although we are continually evaluating acquisition opportunities, we are not pressured to deploy capital quickly.

Favorable Corporate Structure Providing Enhanced Optionality

As a permanent capital vehicle, we can take a long-term view to investing and seek opportunities that generate attractive returns and significant cash flow in order to maximize value for our stockholders. Our corporate structure eliminates having to have a defined exit time horizon for our holdings and allows us to focus on owning companies and building value. Our structure permits us to take a long-term view, allowing us to take the time to work with our operating subsidiaries to foster development and growth. Additionally, we believe that our access to the public markets may give us a competitive advantage over privately-held entities with whom we compete to acquire certain target businesses on favorable terms. We may pay acquisition consideration in the form of cash, debt or equity securities, or a combination thereof.

Experienced Management Team with Proven Track Record

The investment expertise and resources of our management team allow us to effectively pursue our business strategy. Our management team is comprised of industry professionals with expertise across a variety of industries, including consumer products and retail, insurance and financial services, energy, natural resources and agriculture. Led by Messrs. Falcone, Asali, Maura and Williams and other investment professionals, our management team has a proven track record. Collectively, Messrs. Falcone, Asali, Maura and Williams have an average 24 years of industry experience.

Our Strategy

We intend to acquire companies that we consider to be undervalued or fairly valued with attractive financial or strategic characteristics. We intend to take a long-term view to investing and seek opportunities that are able to generate high returns and significant cash flow to maximize long-term value for our stockholders. We intend to seek a variety of acquisition opportunities, including businesses where we believe a catalyst for value realization is already present, where we can engage with companies to unlock value or where we can realize synergies with our existing businesses. We may also seek businesses that are in need of a financial restructuring or operational turnaround. In addition to our intention to acquire controlling equity interests, we may also from time to time make investments in debt instruments and acquire minority equity interests in companies.

We intend to take an active approach to managing the companies in which we acquire a controlling interest. Such activities may include assembling senior management teams with the expertise to operate the businesses, providing management of such companies with specific operating objectives, acquiring or combining complimentary businesses or expanding existing operations. We will bring an owner’s perspective to our operating businesses and we will hold management accountable for their performance.

Our Operating Subsidiaries

Spectrum Brands

Spectrum Brands, a Delaware corporation and a majority-owned subsidiary of HGI, is a diversified global branded consumer products company with three vertically integrated, product-focused reporting segments, comprising six major product categories with leading market positions: (i) Global Batteries & Appliances, which consists of Spectrum Brands’ worldwide battery and portable lighting, electric shaving and grooming, electric personal care businesses and small appliances primarily in the kitchen and home product categories; (ii) Global Pet Supplies, which consists of Spectrum Brands’ worldwide pet supplies business; and (iii) Home and Garden, which consists of Spectrum Brands’ home and garden and insect control business. Spectrum Brands’ common stock trades on the NYSE under the symbol “SPB.” As of September 30, 2012, HGI owned, directly and indirectly, approximately 57.4% of Spectrum Brands’ common stock.

Spectrum Brands sells products in approximately 140 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoys strong name recognition in these markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Dingo, Nature’s Miracle, Spectracide, Cutter, Hot Shot, Black & Decker, George Foreman, Russell Hobbs, Farberware, Black Flag, FURminator and various other brands.

Spectrum Brands’ strategy is to provide quality and value to retailers and consumers worldwide. Most of Spectrum Brands’ products are marketed on the basis of providing the same performance as its competitors for a lower price or better performance for the same price. Spectrum Brands’ goal is to provide high quality products at an attractive margin to retail customers and value to consumers and to offer superior merchandising and category management. Spectrum Brands’ scale provides its customers with global sourcing, high quality and innovative products while maintaining strong retailer relationships with important mass merchandisers, home centers and pet superstores. Promotional spending focus is on winning at the point of sale, rather than incurring significant advertising expenses. Spectrum Brands has grown Adjusted EBITDA (as defined below) throughout the recent economic cycle primarily due to the resilient demand and ‘‘superior value’’ brand positioning of its consumer product offering and the continued emphasis on management of costs.

Spectrum Brands operates in several business categories in which it believes there are high barriers to entry and strives to achieve a low cost structure. Its global shared services administrative structure helps to maintain attractive margins and free cash flow. This operating model, referred to as the Spectrum value model, is what it believes will drive returns for investors and customers. In addition, many of its operating segments are complementary and are structured to drive free cash flow and Adjusted EBITDA growth. For example, the strong free cash flow generation of Global Batteries & Appliances, its largest segment, helps fund new product development and geographic growth opportunities, as well as fold-in acquisitions and cost improvements, in the Global Pet Supplies and Home and Garden Business segments. Furthermore, Spectrum Brands’ ability to generate substantial cash flow from operations, combined with its limited anticipated capital expenditure requirements enables it to reduce debt and return capital to shareholders. In Fiscal 2012, Spectrum Brands initiated a dividend policy and paid $30 million in dividends to HGI.

FGL

FGL, a Delaware corporation and indirectly wholly-owned subsidiary of HGI, is a provider of annuity and life insurance products in the United States. FGL operates its fixed annuity and life insurance operations in the United States through its subsidiaries Fidelity & Guaranty Life Insurance Company (“FGL Insurance”) and Fidelity & Guaranty Life Insurance Company of New York (“FGL NY Insurance”). HGI acquired FGL from OM Group (UK) Limited (“OM Group”) on April 6, 2011 for a purchase price of $350 million.

As of September 30, 2012, FGL had cash of more than $1.0 billion and total investments of approximately $16.6 billion, GAAP shareholders equity of approximately $1.2 billion, statutory capital and surplus of $901 million and a risk based capital ratio of approximately 350%. As of September 30, 2012, FGL had no third party debt outstanding.

FGL offers a targeted suite of universal life and immediate and deferred annuity products, with its core focus on fixed indexed annuities (“FIAs”), to middle and upper-middle income individuals. As of September 30, 2012, FGL sold its products through a network of approximately 200 insurance marketing organizations (“IMOs”) representing approximately 19,000 independent agents and managing general agents. According to AnnuitySpecs.com, based on 2012 sales through September 30, 2012, FGL ranked as one of the ten largest writers of FIAs in the United States.

FGL’s deferred annuities include FIAs and fixed rate annuities. FIAs, also known as equity indexed annuities, are a niche product in the life and annuity space which have gained popularity in recent years. Primarily sold to middle income individuals, FIAs are a type of fixed annuity that offer the contract owners the possibility of earning higher credited rates of return than traditional fixed annuities (based on the performance of a specified market index) without risk to principal. To achieve this, the interest that would otherwise be credited to the contract owner’s account value in a traditional fixed annuity is instead used to purchase call options and futures on the underlying index. The value to the contractholder of a FIA contract is equal to the sum of deposits paid, premium bonuses and credits earned (“index credits”), up to an overall limit on the amount of interest that an annuity will earn (a “cap”) or a percentage of the gain of a market index that will be credited to an annuity (a “participation rate”) based on the annual appreciation in a recognized index or benchmark.

Fixed rate annuities include annual reset and multi-year rate guaranteed policies. During the accumulation period, the account value of the annuity is credited with interest earned at a crediting rate guaranteed for no less than one year at issue, but which may be guaranteed for up to seven years, and thereafter FGL has the discretionary ability to change the crediting rate based on the guaranteed period of the contract at a rate above the guaranteed minimum rate.

FGL employs an outsourced operating model in which it internally manages differentiating services like asset management, actuarial, and product development while outsourcing other more administrative functions such as underwriting, claims administration, commission payment processing, application hosting and internal audit to third party providers. FGL closely manages outsourcing partners and integrates their service offerings. This outsourcing model provides predictable variable cost pricing, high service levels and volume scalability and allows FGL to exploit technological developments in a cost efficient manner.

FGL’s earnings are primarily generated from the excess of net investment income earned over the interest credited or the cost of providing index credits to the policyholder, known as the net investment spread. With respect to FIAs, the cost of providing index credits includes the expenses incurred to fund the annual index credits and, where applicable, minimum guaranteed interest credited. Proceeds received upon expiration or early termination of call options purchased to fund annual index credits are recorded as part of the change in fair value of derivatives, and are largely offset by an expense for index credits earned on annuity contractholder fund balances.

FGL’s profitability depends in large part upon the amount of assets under management, its ability to manage its operating expenses, the costs of acquiring new business (principally commissions to agents and bonuses credited to policyholders) and the net investment spreads earned on its contractholder fund balances. Managing investment spreads involves the ability to manage an investment portfolio to maximize returns and minimize risks such as interest rate changes and defaults or impairment of investments and the ability to manage interest rates credited to policyholders and costs of the options and futures purchased to fund the annual index credits on the fixed indexed annuities.

In Fiscal 2012, FGL paid $40 million in dividends to HGI.

Front Street

Front Street, a Bermuda company and a wholly-owned subsidiary of HGI, was formed in March 2010 to act as a long-term reinsurer and to provide reinsurance to the specialty insurance sectors of fixed, deferred and payout annuities. In addition, Front Street Re (Cayman) Ltd. (“Front Street Cayman”), a Cayman entity and a wholly-owned subsidiary of HGI, was formed in October 2012 and received from the Cayman Islands Monetary Authority a license to carry on business as an Unrestricted Class “B” Insurer. Front Street and Front Street Cayman intend to enter into long-term reinsurance transactions with insurance companies, existing reinsurers, and pension arrangements, and may also pursue acquisitions in the same sector. As of September 30, 2012, FS Holdco Ltd. had capital in excess of $42 million.

Front Street focuses on life and fixed annuity reinsurance products, including reinsurance solutions that improve the financial position of clients by increasing their capital base and reducing leverage ratios through the assumption of life and fixed annuity reserves, and providing clients with exit strategies for discontinued life and fixed annuity lines of business, closed blocks of in-force life and fixed annuity business in run-off, or life and fixed annuity lines of business not providing a good fit for a company’s growth strategies. With Front Street’s ability to manage these contracts, its clients will be able to concentrate their efforts and resources on core strategies.

To date, neither Front Street nor Front Street Cayman has entered into any reinsurance contracts.

Salus

Salus, a Delaware limited liability company and a wholly-owned subsidiary of HGI, is a direct originator of secured asset-based loans to the middle market across a variety of industries. Salus commenced operations in

December 2011 and finances loan commitments that typically range from $3 to $30 million with the ability to lead and agent larger transactions. Salus also serves as an asset manager to certain institutional investors such as community and regional banks, insurance companies, family offices, private equity funds and hedge funds who may lack the infrastructure and dedicated competency within senior secured lending. From December 2011 through September 30, 2012, Salus originated 15 loans with an aggregate principal amount of $260 million and currently has $181 million outstanding. Salus’ loans are funded through capital commitments from HGI and funds committed by FGL as co-lender. Salus’ portfolio of asset-based loans receivable, included in “Asset-backed loans and other invested assets” in the Consolidated Balance Sheet as of September 30, 2012, consisted of the following (in thousands):

Asset-backed loans, by major industry:	September 30, 2012
Wholesale	$77,217
Apparel	70,073
Jewelry	27,829
Other	6,295

Total asset-backed loans	181,414
Allowance for credit losses	1,360

Total asset-backed loans, net	$180,054

As of September 30, 2012, Salus had no outstanding loans that either were non-performing, in non-accrual status, or had been subject to a troubled-debt restructuring. As of September 30, 2012, Salus had no outstanding loans that had been individually considered impaired, as all loans were in current payment status.

In the fiscal fourth quarter of 2012, Salus paid a dividend of $1 million to HGI.

HGI Energy

HGI Energy, a Delaware limited liability company and a wholly-owned subsidiary of HGI, was created for the purpose of establishing our energy vertical. On November 5, 2012, HGI Energy entered into a Unit Purchase and Contribution Agreement (the “EXCO/HGI Purchase Agreement”) with EXCO Parent, EXCO Operating Company, LP (“EOC”, and collectively with EXCO Parent, “EXCO”), a Delaware limited partnership, and EXCO/HGI JV Assets, LLC (“MLP LLC”), a Delaware limited liability company initially formed as an indirect wholly owned subsidiary of EXCO Parent, pursuant to which, at the closing of the transactions contemplated by the EXCO/HGI Purchase Agreement (the “EXCO/HGI Closing”), which will be effective in economic terms as of July 1, 2012, EXCO and HGI Energy have agreed to form EXCO/HGI Production Partners, LP (the “EXCO/HGI Partnership”), a Delaware limited partnership, and its general partner, EXCO/HGI GP, LLC, a Delaware limited liability company (the “General Partner”). See “Recent Developments – The EXCO/HGI Partnership.”

Recent Developments

Hardware Acquisition

On October 8, 2012, SBI entered into an agreement (the “HHI Acquisition Agreement”) with Stanley Black & Decker to acquire the HHI business (the “HHI Business”) for $1.4 billion, consisting of (i) the equity interests of certain subsidiaries of Stanley Black & Decker engaged in the HHI Business and (ii) certain assets of Stanley Black & Decker used or held for use in connection with the HHI Business (the “Hardware Acquisition”). The Hardware Acquisition will also include the purchase of certain assets of TLM Taiwan, involved in the manufacturing of commercial and residential locksets (the “TLM Residential Business”). Currently, TLM Taiwan is an existing supplier to HHI. Stanley Black & Decker is currently in the process of completing the acquisition of all of the issued and outstanding shares of TLM Taiwan. As part of the HHI Acquisition Agreement, Stanley Black & Decker has agreed to sell to SBI the residential portion of the TLM Taiwan business along with the HHI Business, while retaining the commercial portion of the TLM Taiwan business.

The consummation of the Hardware Acquisition will take place in two separate closings. The first closing (the “First Closing”) will involve the acquisition of the HHI Business and is subject to certain conditions, including, among others, required regulatory approvals, obtaining certain third party consents and other customary closing conditions. The second closing will involve the acquisition of the TLM Residential Business (the “Second Closing”) and will be subject to the completion of the First Closing and certain additional conditions, including, among others, required regulatory approvals, the consummation of the acquisition by Stanley Black & Decker of all of the issued and outstanding shares of TLM Taiwan and other customary closing conditions.

At the First Closing, SBI will pay Stanley Black & Decker a purchase price of $1.3 billion in cash to acquire the HHI Business, subject to adjustment for: (i) the net working capital of the HHI Business as of the First Closing, relative to a specified working capital target, and (ii) indebtedness of the HHI Business, net of certain cash and cash equivalents, as of the First Closing. At the Second Closing, SBI will pay Stanley Black & Decker a purchase price of $100 million to acquire the TLM Residential Business, subject to adjustment for indebtedness of the TLM Residential Business, net of certain cash and cash equivalents, as of the Second Closing. The purchase price for the TLM Residential Business, less any expected net debt of the TLM Residential Business, will be placed in an escrow account at the First Closing.

We believe the Hardware Acquisition will provide a basis to create substantial strategic and financial benefits to Spectrum Brands, as it: (i) creates a premier global products company that increases scale, product breadth and geographic diversification; (ii) improves channel mix and provides deeper penetration in key accounts; (iii) complements a portfolio of globally recognized brands; (iv) has the potential to increase topline growth, margins and free cash flow; and (v) has the potential to achieve meaningful cost improvements through its efficient global supply chain and continuous improvement program.

On November 16, 2012, Spectrum Brands Escrow Corp. issued $520 million aggregate principal amount of 6.375% Senior Notes due 2020 (the “2020 Notes”) and $570 million aggregate principal amount of 6.625% Senior Notes due 2022 (the “2022 Notes”). The notes will be assumed by Spectrum Brands upon the First Closing. Spectrum Brands intends to use the net proceeds from that offering to fund a portion of the purchase price and related fees and expenses for the Hardware Acquisition. Spectrum Brands intends to finance the remaining portion of the Hardware Acquisition, as well as refinance its existing term loan with a new $800 million senior secured term loan, which is expected to close concurrently with the First Closing. There can be no assurance that Spectrum Brands will be able to enter into the new term loan facility on terms acceptable to it or assume its notes offering or close the acquisition of the HHI Business or the TLM Residential Business.

The EXCO/HGI Partnership

Pursuant to the terms of the EXCO/HGI Purchase Agreement, the EXCO/HGI Partnership will be formed as a joint venture for the purpose of holding certain of EXCO Parent’s oil, gas and mineral leases and wells located in shallow depths in the Permian Basin in West Texas and in East Texas/North Louisiana and contracts, easements, permits and rights-of-way, tangible assets, data and records, in each case, relating to such oil and gas properties (the “Contributed Properties”). Following the EXCO/HGI Closing, HGI will be partnered with a well-known established operator.

The EXCO/HGI Partnership Properties can generally be characterized as mature producers with long reserve lives and relatively low rates of decline. The assets in the EXCO/HGI Partnership include approximately 124,000 net mineral leasehold acres, of which approximately 90% are held-by-production and contain more than 1,400 producing wells. As of June 30, 2012, EXCO/HGI Partnership’s total estimated proved reserves were approximately 456 billions of cubic feet equivalent (“Bcfe”), of which approximately 81% were gas, 9% oil and 10% natural gas liquid (“NGL”) with approximately 91% of total proved reserves classified as proved developed. While the EXCO/HGI Partnership is a private joint venture, its structure is consistent with publicly-traded master limited partnerships, giving the EXCO/HGI Partnership a higher degree of financing and growth optionality, including potentially accessing public equity and debt markets.

We believe the EXCO/HGI Partnership further diversifies us by establishing a new energy operating business to complement our existing consumer products and insurance and financial services verticals. The EXCO/HGI Partnership has the potential to generate steady production and reliable cash flow streams, providing us with additional dividends that are uncorrelated with our current operating companies and at the same time giving the EXCO/HGI Partnership the ability to reinvest in the business, maintain production and position it for further growth. Our permanent capital structure enables us to take a long-term view on the value of natural gas, with the potential for value accretion as natural gas prices recover over the long term. Furthermore, we believe the EXCO/HGI Partnership offers a platform to opportunistically add incremental cash flow through the acquisition of other mature, conventional assets over time.

Presentation of Partnership Properties

The EXCO/HGI Partnership is subject to certain closing conditions, including: the accuracy of EXCO Parent’s and HGI Energy’s respective representations and warranties; compliance by EXCO Parent and HGI Energy with their respective covenants; the absence of injunctions or certain suits or actions; the receipt of certain counterparty and regulatory consents; the receipt of the debt financing to the EXCO/HGI Partnership; the obtaining and maintenance of certain insurance coverage by EXCO Parent and the EXCO/HGI Partnership and its subsidiaries; the release of liens under certain existing debt of EXCO and its affiliates; the receipt by HGI Energy of certain historical financial statements relating to the EXCO Contributed Properties; and the satisfaction of certain other conditions. Upon the EXCO/HGI Closing, we will own 74.5% of the EXCO/HGI Partnership. There can be no assurances that we will consummate the EXCO/HGI Partnership.

Refinancing of our outstanding 10.625% Senior Secured Notes

On December 10, 2012, we commenced a cash tender offer relating to any and all of our $500,000,000 currently outstanding principal amount of 10.625% Senior Secured Notes due 2015 (the “Existing Notes”) and commenced a solicitation of consents from the holders of the Existing Notes to adopt certain amendments to the indenture governing the Existing Notes (the “Tender Offer”).

Upon completion of the Tender Offer, any Existing Notes that have not been tendered or accepted for payment will remain outstanding, unless otherwise redeemed or acquired by us. We currently plan to redeem any Existing Notes not tendered in the Tender Offer in accordance with the indenture by depositing with the trustee amounts sufficient to satisfy and discharge all obligations thereunder (the “Redemption”).

We expect to refinance the Existing Notes with $650,000,000 of new senior secured notes, which will be secured by the collateral that currently secures the Existing Notes. See “Capitalization.” Our refinancing is not contingent upon the consummation of this offering and this offering is not contingent upon the consummation of the refinancing.

CORPORATE STRUCTURE

The following represents our current corporate structure.

(1)

Zap.Com Corporation, a 98% owned subsidiary of HGI and our other wholly-owned direct subsidiaries, each of which has no current operations, are not reflected in the structure chart above. The above corporate structure chart also does not present a complete list of all entities below HGI’s first tier corporate structure.

(2)	HGI Energy will hold our interests in the EXCO/HGI Partnership following the EXCO/HHI closing.

Corporate Information

We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we reincorporated in Delaware under the name Harbinger Group Inc. Our common stock trades on the NYSE under the symbol “HRG.” Our principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York 10022, and our telephone number is (212) 906-8555. Our website address is www.harbingergroupinc.com. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by the selling stockholders	20,000,000 shares.

Selling Stockholders	Harbinger Capital Partners Master Fund I, Ltd.

Harbinger Capital Partners Special Situations Fund, L.P.

Global Opportunities Breakaway Ltd.

Shares outstanding before and after this offering	140,186,935 shares.

Underwriters’ option	The underwriters have an option to purchase up to an additional 3,000,000 shares from the selling stockholders at the public offering price, less underwriting discounts, for 30 days after the date of this prospectus supplement.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders in this offering.

Risk factors	See the risks set forth under the caption “Risk Factors” in this prospectus supplement and under the caption “Risk Factors” in our 2012 Annual Report and in our Form 8-K filed on December 11, 2012, each of which is incorporated by reference in this prospectus supplement, and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

U.S. federal income tax considerations	For a discussion of material U.S. federal income tax consequences of the holding and disposition of shares of our common stock, see “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock.”

Lock-Up Agreements	All directors and executive officers, certain employees, the Selling Stockholders and CF Turul Group, a beneficial owner of more than 5% of our outstanding stock, have entered into lock-up agreements with the underwriters, for further discussion. See “Underwriting.”

The NYSE Market trading symbol	“HRG”

Unless otherwise indicated, all share information in this prospectus supplement is based on 140,186,935 shares outstanding as of November 22, 2012 and excludes 16,171,710 shares of common stock reserved for issuance under our stock option plan.

SUMMARY HISTORICAL CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL DATA OF HGI

The following table sets forth selected historical financial information for the periods and as of the dates presented. On January 7, 2011, HGI completed its acquisition of a majority interest in Spectrum Brands (the “Spectrum Brands Acquisition”) pursuant to which the Principal Stockholders contributed 27,756,905 shares of Spectrum Brands common stock, (or approximately 54.5% of the then outstanding Spectrum Brands common stock, as of such date) to HGI in exchange for 119,909,829 newly issued shares of HGI common stock. Immediately prior to the Spectrum Brands Acquisition the Principal Stockholders held a controlling financial interest in both HGI and Spectrum Brands Holdings. As a result, the Spectrum Brands Acquisition is considered a transaction between entities under common control under Accounting Standards Codification (“ASC”) Topic 805—“Business Combinations,” and is accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control are recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the parent entity, if these amounts differ). Although HGI was the issuer of shares in the Spectrum Brands Acquisition, Spectrum Brands Holdings was an operating business and HGI was not. Therefore, Spectrum Brands Holdings has been reflected as the predecessor and receiving entity in the Company’s financial statements to provide a more meaningful presentation of the transaction. Accordingly, the Company’s financial statements have been retrospectively adjusted to reflect as the Company’s historical financial statements, those of Spectrum Brands Holdings and Spectrum Brands, and HGI’s assets and liabilities have been recorded at the Principal Stockholders’ basis as of the date that common control was first established (June 16, 2010). In connection with the Spectrum Brands Acquisition, HGI changed its fiscal year end from December 31 to September 30 to conform to the fiscal year end of Spectrum Brands Holdings. References herein to Fiscal 2012, Fiscal 2011 and Fiscal 2010 refer to the fiscal years ended September 30, 2012, 2011 and 2010, respectively.

The summary financial information for Fiscal 2010 has been derived from HGI’s retrospectively adjusted audited consolidated financial statements which reflect the results of Spectrum Brands prior to June 16, 2010 (the date common control was first established) and the combination of Spectrum Brands Holdings and HGI thereafter. The summary historical consolidated financial data presented below has been derived from HGI’s audited consolidated financial statements.

The summary pro forma information gives effect to the (i) Hardware Acquisition and related financing, (ii) consummation of the EXCO/HGI Partnership and (iii) consummation of the refinancing. In the opinion of management, all adjustments necessary to reflect the pro forma effect of these transactions have been made. The summary pro forma financial information reflects historical financial information and has been prepared on the basis that the HHI acquisition by Spectrum Brands will be accounted for as a business combination using the acquisition method of accounting. In addition, the EXCO/HGI Partnership will be accounted for using the equity method of accounting, pursuant to a gross proportionate presentation, as HGI has significant influence but does not control the joint venture for consolidation purposes under GAAP.

The financial information and other data included herein and incorporated by reference may not be indicative of future performance. This financial information and other data should be read in conjunction with the respective audited and unaudited consolidated financial statements of HGI, including the notes thereto and HGI’s “Management Discussion and Analysis of Financial Condition and Results of Operations,” each of which has been incorporated by reference in this prospectus supplement. See “Where Can You Find More Information.” The summary pro forma information should also be read in conjunction with the information in “Unaudited Pro Forma Condensed Combined Financial Statements,” HHI’s historical financial statements and EXCO Resources, Inc. —Certain Convential Oil and Natural Gas Properties’ Statements of Revenues and Direct Operating Expenses, all of which have been incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed combined financial data is presented for comparative purposes only and does not necessarily indicate what future operating results or financial position of HGI will be following the consummation of the (i) Hardware Acquisition and related financing, (ii) consummation of the EXCO/HGI

Partnership and (iii) consummation of the refinancing. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements, cost savings from operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the transactions.

	YEAR ENDED SEPTEMBER 30,
				UNAUDITED
	HISTORICAL			PRO FORMA
	2010 (1)	2011 (2)	2012	2012
	(in millions, except per share data)
Income Statement Data:
Revenues	$2,567.0	$3,477.8	$4,480.7	$5,608.1
Operating income (3)	160.5	163.7	409.5	523.9
Income (loss) from continuing operations	(195.5)	7.4	110.7	99.9
Loss from discontinued operations, net of tax	(2.7)	—	—	—
Net income (loss) (4)(5)(6)	(198.2)	7.4	110.7	99.9
Net income (loss) attributable to common and participating preferred stockholders (4)(5)(6)	(151.9)	22.2	29.9	26.3
Restructuring and related charges—
Cost of goods sold (7)	$7.1	$7.8	$9.8	$9.8
Selling, general and administrative expenses (7)	17.0	20.8	9.8	9.8
Interest expense (8)	(277.0)	(249.3)	(251.0)	(341.1)
(Increase) decrease in fair value of equity conversion feature of preferred stock	—	27.9	(156.6)	(156.6)
Bargain purchase gain from business acquisition	—	158.3	—	—
Gain on contingent purchase price reduction	—	—	41.0	41.0
Per Share Data:
Net income (loss) per common share:
Basic	$(1.15)	$0.11	$0.15	$0.13
Diluted (9)	(1.15)	0.09	0.15	0.13
Weighted average common shares outstanding:
Basic	132.4	139.2	139.4	139.4
Diluted (9)	132.4	158.4	139.8	139.8
Cash Flow and Related Data:
Net cash provided by operating activities	$51.2	$153.1	$618.7
Capital expenditures (10)	40.4	38.2	53.5
Depreciation and amortization (excluding amortization of debt issuance costs)	117.5	125.9	299.5	403.6
Balance Sheet Data (at year end):
Cash and cash equivalents	$256.8	$1,137.4	$1,470.7	$1,355.1
Working capital (11)	673.7	982.2	864.8	973.7
Total assets	4,016.2	23,590.9	25,200.5	27,301.5
Total long-term debt, net of current portion	1,723.1	2,127.7	2,150.6	3,997.6
Total debt	1,743.8	2,143.8	2,167.0	4,010.1
Total stockholders’ equity	701.7	895.4	1,177.6	1,102.7

(1)

Fiscal 2010 includes the results of Russell Hobbs’ operations since June 16, 2010. Russell Hobbs contributed $238 million in net sales and recorded operating income of $1 million for the period from June 16, 2010 through September 30, 2010, which includes $13 million of acquisition and integration related charges. Fiscal 2010 also includes $26 million of acquisition and integration related charges associated with the business combination of SBI and Russell Hobbs to form a new combined company (the “SB/RH Merger”). In addition, the results of HGI’s operations have been included since June 16, 2010, the date that common control was first established, which includes $8 million of operating expenses.

(2)

Fiscal 2011 includes the results of FGL’s operations since April 6, 2011. FGL contributed $291 million in revenues and recorded an operating loss of $(18) million for the period from April 6, 2011 through September 30, 2011. Fiscal 2011 also includes $64 million of acquisition and integration related charges principally associated with the SB/RH Merger and the acquisition of FGL.

(3)

Pursuant to the guidance in Financial Accounting Standards Board Codification Topic 350: “Intangibles-Goodwill and Other,” Spectrum Brands conducts its annual impairment testing of goodwill and indefinite-lived intangible assets. As a result of these analyses, Spectrum Brands recorded non-cash pretax impairment charges of approximately $32 million, in Fiscal 2011. See Note 10, Goodwill and Intangibles, of Notes to HGI’s Consolidated Financial Statements incorporated by reference in and included in the 2012 Annual Report for further details on impairment charges.

(4)	Fiscal 2010 income tax expense of $63 million includes a non-cash charge of approximately $93 million resulting from an increase in the valuation allowance against certain net deferred tax assets.
(5)	Fiscal 2011 income tax expense of $51 million includes a non-cash charge of approximately $72 million resulting from an increase in the valuation allowance against certain net deferred tax assets.
(6)	Fiscal 2012 income tax benefit of $85 million includes a non-cash benefit of approximately $142 million resulting from a decrease in the valuation allowance against certain net deferred tax assets.
(7)	See Note 23, Restructuring and Related Charges, of Notes to HGI’s Consolidated Financial Statements included in our 2012 Annual Report for further discussion.
(8)

Fiscal 2010, 2011 and 2012 interest expense includes charges totaling $83 million, $37 million and $31 million, respectively, relating to the refinancing, prepayment and/or amendment of various senior debt of Spectrum Brands. Such charges include cash fees and expenses of $17 million, $6 million and $26 million, respectively, and non-cash charges for write-off and accelerated amortization of unamortized debt issuance costs and discount/premium of $66 million, $31 million and $5 million, respectively.

(9)

For Fiscal 2010, diluted average shares outstanding does not reflect any effect of preferred stock, which was not issued until Fiscal 2011, nor does it assume the exercise of common stock equivalents as the impact would be antidilutive. For Fiscal 2011, diluted weighted average common shares outstanding reflect the dilutive effect of preferred stock of 19.1 million shares and stock options of 0.1 million shares. In Fiscal 2012, diluted weighted average common shares outstanding assumes only the exercise of dilutive common stock equivalents as the conversion effect of preferred stock would be antidilutive. See Note 18, Earnings Per Share, of Notes to HGI’s Consolidated Financial Statements included in our 2012 Annual Report for further details regarding the calculation of net income (loss) per common share.

(10)	Amounts reflect the results of continuing operations only.
(11)	Working capital is defined as current assets less current liabilities of the Consumer Products and Other and Oil and Gas sections of the consolidated balance sheets, where applicable.

SUMMARY HISTORICAL FINANCIAL DATA OF HHI

The following table sets forth summary historical consolidated financial information of HHI for the periods and as of the date presented. The summary historical combined statements of operations for the years ended January 1, 2011 and December 31, 2011, and the combined balance sheet data as of January 1, 2011 and December 31, 2011 have been derived from financial statements incorporated by reference herein.

The summary historical combined statements of operations for the six month periods ended July 2, 2011 and June 30, 2012 and the combined balance sheet data as of June 30, 2012, in the opinion of HHI’s management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of HHI for the periods and dates presented.

The results of operations for an interim period are not necessarily indicative of results for the full year or any other interim period. This financial information and other data should be read together with the combined financial statements of HHI, including the notes thereto, incorporated by reference herein. This information should also be read in conjunction with the unaudited pro forma condensed consolidated financial statements, included elsewhere in this prospectus supplement. The financial data of HHI does not include the TLM Residential Business, the acquisition of which is subject to separate closing conditions in connection with the Second Closing. The TLM Residential Business was not material to HHI for any of the periods presented.

	YEAR ENDED		SIX MONTHS ENDED
	JANUARY 1, 2011	DECEMBER 31, 2011	JULY 2, 2011	JUNE 30, 2012
	(in millions)
Statement of Operations:
Net sales:
Trade	$849.1	$942.9	$475.7	$472.7
Affiliate	15.1	32.1	15.2	20.6

Total net sales	864.2	975.0	490.9	493.3

Costs and expenses:
Cost of sales—trade	604.0	639.6	315.6	318.9
Cost of sales—affiliate	13.8	30.1	14.6	19.8
Selling, general and administrative	178.8	189.8	96.4	91.1
Provision for doubtful accounts	0.1	0.8	0.4	0.1
Other affiliate income	(1.0)	(1.0)	(0.6)	(0.5)
Other—net	14.6	21.7	10.7	9.5
Restructuring charges	11.9	3.2	3.6	2.7
Interest expense—affiliate, net	41.9	42.7	22.6	17.6
Interest (income) expense—trade, net	3.9	(0.6)	(0.3)	(0.3)

Total costs and expenses	868.0	926.3	463.0	458.9
Earnings (loss) before income taxes	(3.8)	48.7	27.9	34.4
Income taxes (benefit)	(0.7)	12.3	8.6	10.6

Net earnings (loss)	(3.1)	36.4	19.3	23.8
Net income attributable to non-controlling interests	(0.4)	(0.6)	(0.3)	(0.5)

Net earnings (loss) attributable to Parent Company	$(3.5)	$35.8	$19.0	$23.3

Other Data:
Capital expenditures	$14.7	$22.6	$14.6	$4.7
Depreciation and amortization	42.2	43.2	22.7	21.7
Cash Flow:
Net cash provided by (used in):
Operating activities	$(3.9)	$125.1	$69.9	$51.1
Investing activities	(14.1)	(22.5)	(14.5)	(4.7)
Financing activities	26.2	(105.2)	(58.6)	(42.9)
Balance Sheet Data (at period end):
Cash and cash equivalents	$47.7	$44.8		$48.5
Working capital	80.2	35.2		68.2
Total assets	1,239.7	1,247.3		1,250.7
Long-term debt and other long term liabilities	478.8	388.0		336.2

SUMMARY HISTORICAL FINANCIAL DATA OF EXCO/HGI PARTNERSHIP

The following table sets forth summary historical financial information for the natural gas and oil properties of the EXCO Parent to be contributed to the EXCO/HGI Partnership for the periods presented. The summary historical financial information associated with the EXCO/HGI Partnership for the years ended December 31, 2009, 2010 and 2011 was derived from the audited Statements of Revenue and Expenses incorporated by reference in this prospectus supplement. The summary historical financial information associated with the EXCO/HGI Partnership for the nine months ended September 30, 2011 and 2012 was derived from the unaudited interim Statements of Revenue and Expenses included elsewhere in this prospectus supplement. Results for the nine month period ended September 30, 2012 are not necessarily indicative of results that may be expected for the entire year.

The statements of revenue less direct operating expenses are being provided in lieu of the financial information regarding the business to be acquired by the EXCO/HGI Partnership, prepared in accordance with Rule 3-05 of Regulation S-X. During the periods presented, the business was not accounted for or operated as a consolidated entity or as a separate division by EXCO Parent. Revenues and direct operating expenses for the business included in the accompanying statements represent revenues less direct operating expenses of the properties to be acquired by the EXCO/HGI Partnership. The revenues and direct operating expenses presented herein relate only to the Contributed Properties and do not represent all of the oil and natural gas operations of EXCO Parent, other owners, or other third party working interest owners. Direct operating expenses include lease operating expenses, gathering and treating costs and production and other tax expenses. Indirect general and administrative expenses and depreciation, depletion, and amortization of oil and gas properties and federal and state taxes have been excluded from direct operating expenses in the accompanying statements of revenues and direct operating expenses because the allocation of certain expenses would be arbitrary and would not be indicative of what such costs would have been had the business been acquired and operated as a standalone entity. Full separate financial statements prepared in accordance with GAAP do not exist for this business and are not practicable to prepare. The statements of revenues and direct operating expenses presented are not indicative of the results of operations of the EXCO/HGI Partnership on a go forward basis due to changes in the business and the omission of various operating expenses. This financial information should be read together with the accompanying notes to the statements of revenues and direct operating expenses included elsewhere in this prospectus supplement.

EXCO Resources, Inc.

Certain Conventional Oil and Natural Gas Properties

Statements of Revenues and Direct Operating Expenses

Years ended December 31, 2009, 2010 and 2011 and

Nine months ended September 30, 2011 and 2012 (Unaudited)

	YEAR ENDED DECEMBER 31,			NINE MONTHS ENDED SEPTEMBER 30,	NINE MONTHS ENDED SEPTEMBER 30,
	2009	2010	2011	2011	2012
	(in millions)
Revenues
Oil and natural gas revenues	$299.3	$242.3	$224.3	$174.2	$118.9
Direct operating expenses:
Oil and natural gas operating costs	74.6	61.1	56.5	41.0	33.7
Production and ad valorem taxes	26.6	21.8	19.7	16.1	14.3
Gathering and transportation	26.9	17.7	13.3	10.3	9.8

Total direct operating expenses	128.1	100.6	89.5	67.4	57.8

Excess of revenues over direct operating expenses	$171.2	$141.7	$134.8	$106.8	$61.1

RISK FACTORS

An investment in our common stock involves risks. Before deciding whether to purchase our common stock, you should consider the risks disclosed below and under “Risk Factors” in the documents incorporated by reference. While we believe that these risks are the most important for you to consider, you should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including our financial statements, the notes to our financial statements and management’s discussion and analysis of our financial condition and results of operations, which are included in our periodic reports and incorporated into this prospectus supplement by reference. Any of these risk factors could materially and adversely affect our or our subsidiaries’ business, financial condition and results of operations and these risk factors are not the only risks that we or our subsidiaries may face. Additional risks and uncertainties not presently known to us or our subsidiaries or that are not currently believed to be material also may adversely affect us or our subsidiaries.

Risks Related to HGI

We are a holding company and our only material assets are our equity interests in our operating subsidiaries and our other investments; as a result, our principal source of revenue and cash flow is distributions from our subsidiaries; our subsidiaries may be limited by law and by contract in making distributions to us.

As a holding company, our only material assets are our cash on hand, the equity interests in our subsidiaries and other investments. As of September 30, 2012, we had approximately $433 million in cash, cash equivalents and short-term investments at HGI, which includes $156 million of non-affiliate investments and cash that is held at our wholly-owned subsidiary, HGI Funding. Our principal source of revenue and cash flow is distributions from our subsidiaries. Thus, our ability to service our debt, finance acquisitions and pay dividends to our stockholders in the future is dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are and will be separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, our ability to grow, pursue business opportunities or make acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business could be materially limited.

As an example, our subsidiary Spectrum Brands is a holding company with limited business operations of its own and its main assets are the capital stock of its subsidiaries, principally SBI. SBI’s senior secured term loan due June 17, 2016 (the “Term Loan”), of which $370 million remained outstanding as of September 30, 2012, $950 million of 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”), and a $300 million asset based revolving loan facility expiring May 3, 2016, under which no amount was outstanding as of September 30, 2012 (the “ABL Facility” and together with the Term Loan and the 9.5% Notes, the “Senior Secured Facilities”) and SBI’s $300 million of 6.75% Senior Notes due 2020 (the “6.75% Notes”) and other agreements substantially limit or prohibit certain payments of dividends or other distributions to Spectrum Brands. In addition, Spectrum Brands expects to increase its total indebtedness by approximately $1.5 billion in connection with the HHI acquisition, which will consist of $520 million of the 2020 Notes, $570 million of the 2022 Notes and $800 million of the New Term Loan Facility, $370 million of which will be used to refinance its existing indebtedness. Such additional financing will have similar terms.

Specifically, (i) each indenture of SBI generally prohibits the payment of dividends to shareholders except out of a cumulative basket based on an amount equal to the excess of (a) 50% of the cumulative consolidated net income of SBI adjusted for certain items plus (b) 100% of the aggregate cash proceeds from the sale of equity by SBI (or less 100% of the net losses) plus (c) any repayments to SBI of certain investments plus (d) in the case of the indenture governing SBI’s 6.75% Notes (the “2020 Indenture”), $80 million, (e) in the case of the indenture governing SBI’s 9.5% Notes (the “2018 Indenture”), $75 million, subject to certain other tests and certain exceptions and (ii) SBI’s term loan facility limits payment of dividends to stockholders to $40 million per year plus a cumulative basket based on the annual portion of excess cash flow not required to be paid to the lenders while dividend payments under SBI’s asset-based revolving facility are subject to satisfying certain minimum availability and fixed charge coverage rate tests. We expect that future debt of Spectrum Brands and SBI, including the debt to be assumed by SBI upon the First Closing, which will consist of the 2020 Notes, the 2022 Notes and the New Term Loan Facility, will contain similar restrictions. For example, the indenture governing the 2020 Notes and the 2022 Notes, which SBI would assume upon the First Closing, would also prohibit the payment of dividends to shareholders except out of a cumulative basket based on an amount equal to the excess of clauses (a), (b) and (c) above plus the greater of 10% of SBI’s consolidated net tangible assets and $120 million. There can be no assurances that SBI will consummate the Hardware Acquisition.

FGL is also a holding company with limited business operations of its own. Its main assets are the capital stock of its subsidiaries, which are principally regulated insurance companies, whose ability to pay dividends is limited by applicable insurance laws. See “Item 1—FGL—Regulation—Dividend and Other Distribution Payment Limitations” in our 2012 Annual Report.

We may not be successful in identifying and consummating any additional suitable acquisition or business opportunities.

The successful implementation of our business strategy depends on our ability to identify and consummate suitable acquisitions or other business opportunities. However, to date we have only identified a limited number of such opportunities. There is no assurance that we will be successful in identifying or consummating any additional suitable acquisitions and certain acquisition opportunities may be limited or prohibited by applicable regulatory regimes. Even if we do acquire other businesses, there is no assurance that we will be successful in enhancing our business or our financial condition. Any such acquisition or business may require a substantial amount of our management time and may be difficult for us to integrate, which could adversely affect management’s ability to identify and consummate other acquisition or business opportunities. The failure to identify or successfully integrate future acquisitions and business opportunities could have a material adverse effect on our results of operations and financial condition and our ability to service our debt.

We are dependent on certain key personnel and our affiliation with Harbinger Capital; Harbinger Capital and certain key personnel exercise significant influence over us and our business activities; and business activities, legal matters and other matters that affect Harbinger Capital and certain key personnel could adversely affect our ability to execute our business strategy.

We are dependent upon the skills, experience and efforts of Philip A. Falcone, Omar M. Asali and Thomas A. Williams, the Chairman of our board and our Chief Executive Officer, our President and one of our directors and our Chief Financial Officer and Executive Vice President, respectively. As a result of their positions with our Company, Mr. Falcone, Mr. Asali and Mr. Williams have significant influence over our business strategy and make most of the significant policy and managerial decisions of our Company. Mr. Falcone is also the Chief Executive Officer and Chief Investment Officer of Harbinger Capital and may be deemed to be an indirect beneficial owner of the shares of our common stock owned by the Principal Stockholders. Accordingly, Mr. Falcone may exert significant influence over all matters requiring approval by our stockholders, including the election or removal of directors and stockholder approval of acquisitions or other significant transactions. The loss of Mr. Falcone, Mr. Asali or Mr. Williams or other key personnel could have a material adverse effect on our business or operating results.

Harbinger Capital assists us in identifying potential acquisitions. Mr. Falcone’s and Harbinger Capital’s reputation and access to acquisition candidates is therefore important to our strategy of identifying acquisition opportunities. While we expect that Mr. Falcone and other Harbinger Capital personnel will devote a portion of their time to our business, they are not required to commit their full time to our affairs and will allocate their time between our operations and their other commitments in their discretion.

On June 27, 2012, the SEC filed two civil actions in the United States District Court for the Southern District of New York, asserting claims against Harbinger Capital, Harbinger Capital Partners Offshore Manager, L.L.C., and certain of their current and former affiliated entities and persons, including Mr. Falcone. One civil action alleges that the defendants violated the anti-fraud provisions of the federal securities laws by engaging in market manipulation in connection with the trading of the debt securities of a particular issuer from 2006 to 2008. The other civil action alleges that the defendants violated the anti-fraud provisions of the federal securities laws in connection with a loan made by Harbinger Capital Partners Special Situations Fund, L.P. to Mr. Falcone in October 2009 and alleges further violations in connection with the circumstances and disclosure regarding alleged preferential treatment of, and agreements with, certain fund investors. As previously disclosed, Harbinger Capital and certain of its affiliates received “Wells Notices” in December 2011 with respect to the matters addressed by these actions.

We understand that Harbinger Capital and its affiliates deny the charges in the SEC’s complaints and intend to vigorously defend against them and have filed motions to dismiss the claims. It is not possible at this time to predict the outcome of these actions, including whether the motion to dismiss will be granted or if the matters will result in settlements, on any or all of the issues involved. However, in these actions the SEC is seeking a range of remedies, including permanent injunctive relief, disgorgement, civil penalties and pre-judgment interest and an order prohibiting Mr. Falcone from serving as an officer and director of any public company.

If Mr. Falcone’s and Harbinger Capital’s other business interests or legal matters require them to devote more substantial amounts of time to those businesses or legal matters, it could limit their ability to devote time to our affairs and could have a negative effect on our ability to execute our business strategy. In addition, under the terms of an agreement with CF Turul LLC, an affiliate of Fortress Investment Group LLC (the “Fortress Purchaser”), subject to meeting certain ownership thresholds and receipt of regulatory approvals, in the event that Mr. Falcone ceases to have principal responsibility for our investments for a period of more than 90 consecutive days, other than as a result of temporary disability, and the Fortress Purchaser does not approve our proposed business continuity plan, the Fortress Purchaser may appoint such number of our directors that, when the total number of directors appointed by the Fortress Purchaser is added to the number of independent directors, that number of directors is equal to the number of directors employed by or affiliated with us or Harbinger Capital.

Because we face significant competition for acquisition and business opportunities, including from numerous companies with a business plan similar to ours, it may be difficult for us to fully execute our business strategy.

We expect to encounter intense competition for acquisition and business opportunities from both strategic investors and other entities having a business objective similar to ours, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may intend to acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. We may need to obtain additional financing in order to consummate future acquisitions and investment opportunities. We cannot assure you that any additional financing will be available to us on acceptable terms, if at all. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Future acquisitions or business opportunities could involve unknown risks that could harm our business and adversely affect our financial condition.

We are a diversified holding company that holds all of the equity interests of FGL and a majority of the equity interests of Spectrum Brands and Salus, and interests in other businesses. In the future we may acquire other businesses or make other acquisitions, including the HHI Business and the EXCO/HGI Partnership, that involve unknown risks, some of which will be particular to the industry in which the business or acquisition targets operate. Although we intend to conduct extensive business, financial and legal due diligence in connection with the evaluation of future business or acquisition opportunities, there can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us. We may be unable to adequately address the financial, legal and operational risks raised by such businesses or acquisitions, especially if we are unfamiliar with the relevant industry. The realization of any unknown risks could expose us to unanticipated costs and liabilities and prevent or limit us from realizing the projected benefits of the businesses or acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition, results of operations and the ability to service our debt (including the 10.625% Notes and dividend payments on our outstanding shares of preferred stock) will be subject to the specific risks applicable to any business or company we acquire.

Any potential acquisition or investment in a foreign business or a company with significant foreign operations may subject us to additional risks.

Acquisitions or investments by us in a foreign business or other companies with significant foreign operations, such as Spectrum Brands, subjects us to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, complex foreign regulatory regimes, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and finished goods across national borders, restrictions on the movement of funds across national borders and cultural and language differences. If realized, some of these risks may have a material adverse effect on our business, results of operations and liquidity, and can have an adverse effect on our ability to service our debt. For risks related to Spectrum Brands, see “—Risks Related to Spectrum Brands” below.

Our participation in any future joint investment could be adversely affected by our lack of sole decision-making authority, our reliance on a partner’s financial condition and disputes between us and our partners.

We have entered into an agreement to form a joint venture with EXCO Parent, and in the future we may make similar acquisitions or otherwise acquire businesses jointly with third parties. In such circumstances, we may not be in a position to exercise significant decision-making authority regarding a target business, partnership or other entity if we do not own a substantial majority of the equity interests of the target. These investments may involve risks not present were a third party not involved, including the possibility that partners might become insolvent or fail to fund their share of required capital contributions. In addition, partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such partners may also seek similar acquisition targets as us and we may be in competition with them for such business combination targets. Disputes between us and partners may result in litigation or arbitration that would increase our costs and expenses and divert a substantial amount of our management’s time and effort away from our business. Consequently, actions by, or disputes with, partners might result in subjecting assets owned by the partnership to additional risk. We may also, in certain circumstances, be liable for the actions of our third-party partners. For example, in the future we may agree to guarantee indebtedness incurred by a partnership or other entity. Such a guarantee may be on a joint and several basis with our partner in which case we may be liable in the event such partner defaults on its guarantee obligation.

We could consume resources in researching acquisitions, business opportunities or financings and capital market transactions that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or invest in another business.

We anticipate that the investigation of each specific acquisition or business opportunity and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments, with respect to such transaction, will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific acquisition, business opportunities or financings and capital market transactions investment or financing, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific acquisition, investment target or financing, we may fail to consummate the investment or acquisition for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our ability to consummate other acquisitions and investments.

Covenants in the Indenture and the Certificate of Designation limit, and other future financing agreements may limit, our ability to operate our business.

The Indenture and the Certificate of Designation contain, and any of our other future financing agreements may contain, covenants imposing operating and financial restrictions on our business. The Indenture requires us to satisfy certain financial tests, including minimum liquidity and collateral coverage ratios. If we fail to meet or satisfy any of these covenants (after applicable cure periods), we would be in default and noteholders (through the trustee or collateral agent, as applicable) could elect to declare all amounts outstanding to be immediately due and payable, enforce their interests in the collateral pledged and restrict our ability to make additional borrowings. These agreements may also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under the other agreements could also declare a default. The covenants and restrictions in the Indenture, subject to specified exceptions, restrict our, and in certain cases, our subsidiaries’ ability to, among other things:

■	incur additional indebtedness;

■	create liens or engage in sale and leaseback transactions;

■	pay dividends or make distributions in respect of capital stock;

■	make certain restricted payments;

■	sell assets;

■	engage in transactions with affiliates, except on an arms-length basis; or

■	consolidate or merge with, or sell substantially all of our assets to, another person.

The terms of our preferred stock provide the holders of the preferred stock with consent and voting rights with respect to certain of the matters referred to above and certain corporate governance rights.

These restrictions may interfere with our ability to obtain financings or to engage in other business activities, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. Moreover, a default under one of our financing agreements may cause a default on the debt and other financing arrangements of our subsidiaries.

Financing covenants could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a significant amount of indebtedness and preferred stock. As of September 30, 2012, our total outstanding indebtedness and preferred stock (excluding the indebtedness of our subsidiaries) was $917 million. As of September 30, 2012, the total liabilities of Spectrum Brands were approximately $2.8 billion, including trade payables. As of September 30, 2012, the total liabilities of FGL were approximately $19.7 billion, including approximately $15.3 billion in annuity contractholder funds and approximately $3.6 billion in future policy benefits. Our directly held subsidiaries’ significant indebtedness and other financing arrangements could have material consequences. For example, they could:

■	make it difficult for us to satisfy our obligations with respect to our outstanding and other future debt obligations;

■	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

■	impair our ability to obtain additional financing in the future for working capital, investments, acquisitions and other general corporate purposes;

■

require us to dedicate a substantial portion of our cash flows to the payment to our financing sources, thereby reducing the availability of our cash flows to fund working capital, investments, acquisitions and other general corporate purposes; and

■	place us at a disadvantage compared to our competitors.

Any of these risks could impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our ability to make payments on our financial obligations may depend upon the future performance of our operating subsidiaries and their ability to generate cash flow in the future, which are subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that we will generate sufficient cash flow from our operating subsidiaries, or that future borrowings will be available to us, in an amount sufficient to enable us to pay our financial obligations or to fund our other liquidity needs. If the cash flow from our operating subsidiaries is insufficient, we may take actions, such as delaying or reducing investments or acquisitions, attempting to restructure or refinance our financial obligations prior to maturity, selling assets or operations or seeking additional equity capital to supplement cash flow. However, we may be unable to take any of these actions on commercially reasonable terms, or at all.

Future financing activities may adversely affect our leverage and financial condition.

Subject to the limitations set forth in the Indenture and the Certificate of Designation, we and our subsidiaries may incur additional indebtedness and issue dividend-bearing redeemable equity interests. We expect to incur substantial additional financial obligations to enable us to consummate future acquisitions and investment opportunities. These obligations could result in:

■	default and foreclosure on our assets if our operating revenues after an investment or acquisition are insufficient to repay our financial obligations;

■

acceleration of our obligations to repay the financial obligations even if we make all required payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

■	our immediate payment of all amounts owed, if any, if such financial obligations are payable on demand;

■

our inability to obtain necessary additional financing if such financial obligations contain covenants restricting our ability to obtain such financing while the financial obligations remain outstanding;

■	our inability to pay dividends on our capital stock;

■

using a substantial portion of our cash flow to pay principal and interest or dividends on our financial obligations, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

■	limitations on our flexibility in planning for and reacting to changes in our business and in the industries in which we operate;

■	an event of default that triggers a cross default with respect to other financial obligations, including the notes and our preferred stock;

■	increased vulnerability to adverse changes in general economic, industry, financial, competitive, legislative, regulatory and other conditions and adverse changes in government regulation; and

■

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors.

We may issue additional shares of common stock or preferred stock which would dilute the interests of our stockholders and could present other risks.

Our amended and restated certificate of incorporation authorizes the issuance of up to 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of November 22, 2012, we have 140,186,935 shares of our common stock outstanding, and we have issued 400,000 shares of preferred stock which are convertible into approximately 62,838,862 shares of our common stock. The holders of our preferred stock have certain rights that are senior to those afforded to the holders of our common stock. In addition, we have reserved 17,000,000 shares of common stock pursuant to the Harbinger Group Inc. 2011 Omnibus Equity Award Plan (the “2011 Plan”) and we have reserved 10,000 shares of common stock pursuant to previous employee incentive plans under which unexercised awards are outstanding but under which no new awards are being made.

On October 26, 2011, we filed a shelf registration statement on Form S-3 (the “Form S-3”) which registered the sale of up to 60,989,269 shares of our common stock from time to time in secondary offerings by the stockholders listed therein. On March 13, 2012, we filed a separate Form S-3, which registered a maximum aggregate offering price of $75 million composed of our common stock, preferred stock, warrants and units to be issued from time to time in primary offerings by us and up to 25,000,000 shares of our common stock from time to time in secondary offerings by the stockholders listed therein, including the shares being sold in this offering.

We may issue additional shares of common stock or preferred stock to raise additional capital, to raise funds, complete a business combination or as consideration of an acquisition of an operating business or other acquisition, to capitalize new businesses or new or existing businesses of our operating subsidiaries or other employee incentive plans, each of which would dilute the interests of our stockholders and could present other risks.

The issuance of additional shares of common or preferred stock may, among other things:

■	significantly dilute the equity interest and voting power of all other stockholders;

■	further subordinate the rights of holders of our common stock if further preferred stock is issued with rights senior to those afforded our common stock;

■	call for us to make dividend or other payments not available to the holders of our common stock;

■	may adversely affect the prevailing market price of our common stock; and

■

could cause a change in control of our company if a substantial number of shares of our common stock is issued and/or if the purchase price of the preferred stock continues to accrete, which may affect, among other things, our ability to use our net operating loss carryforwards, if any; and our ability to retain our status as a “controlled company”, which may cause a “change in control” under the Indenture or Certificate of Designation.

In addition to the Spectrum Brands Acquisition, we have made and may continue to make other significant investments in publicly traded companies. Changes in the market prices of the securities we own, particularly during times of volatility in security prices, can have a material impact on the value of our company portfolio.

In addition to the Spectrum Brands Acquisition, we have made and may continue to make other significant investments in publicly traded companies, both as long-term acquisition targets and as shorter-term investments.

We will either consolidate our investments and subsidiaries or report such investments under the equity method of accounting. Changes in the market prices of the publicly traded securities of these entities could have a material impact on an investor’s perception of the aggregate value of our company portfolio and on the value of the assets we can pledge to creditors for debt financing, which in turn could adversely affect our ability to incur additional debt or finance future acquisitions.

We have incurred and expect to continue to incur substantial costs associated with the Spectrum Brands Acquisition, the Fidelity & Guaranty Acquisition, and any other transaction we complete in the future which will reduce the amount of cash otherwise available for other corporate purposes, and such costs and the costs of future investments could adversely affect our financial results and liquidity.

We have incurred and expect to continue to incur substantial costs in connection with the Spectrum Brands Acquisition, the Fidelity & Guaranty Acquisition and any other transaction we complete in the future. These costs will reduce the amount of cash otherwise available to us for acquisitions, business opportunities and other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may continue to incur additional material charges reflecting additional costs associated with our investments and the integration of our acquisitions including, the Hardware Acquisition and the acquisition of the EXCO/HGI Partnership, in fiscal quarters subsequent to the quarter in which the relevant acquisition was consummated.

The Principal Stockholders hold a majority of our outstanding common stock and have interests which may conflict with interests of our other stockholders and noteholders. As a result of this ownership, we are a “controlled company” within the meaning of the NYSE rules and are exempt from certain corporate governance requirements.

The Principal Stockholders beneficially own shares of our outstanding common stock that collectively constitute a substantial majority of our total voting power. Because of this, the Principal Stockholders, subject to the rights of the holders of preferred stock, exercise a controlling influence over our business and affairs and have the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors, and approval of significant corporate transactions such as amendments to our amended and restated certificate of incorporation, mergers and the sale of all or substantially all of our assets, subject to the consent and board representation rights of our preferred stock. Moreover, a majority of the members of our Board were nominated by and are affiliated with or are or were previously employed by the Principal Stockholders or their affiliates. This influence and actual control may have the effect of discouraging offers to acquire HGI because any such transaction would likely require the consent of the Principal Stockholders. In addition, the Principal Stockholders could cause corporate actions to be taken even if the interests of these entities conflict with or are not aligned with the interests of our other stockholders. Matters not directly related to us can nevertheless affect Harbinger Capital’s decisions regarding its investment in us. We are one investment in Harbinger Capital’s portfolio. Numerous considerations regarding Harbinger Capital, including investor contributions and redemptions, portfolio performance, mix and concentration, and portfolio financing arrangements, could influence Harbinger Capital’s decisions whether to maintain, decrease or increase its investment in us.

We have been informed that the Master Fund, one of the Principal Stockholders, has pledged all of the shares of our common stock that it owns, together with securities of other issuers, to secure a certain portfolio financing. We have also been informed, that in connection with the financing, the Master Fund has also granted to the pledgee the right to purchase an aggregate of up to $50 million in value of HGI common stock owned by the Master Fund and the securities of certain other issuers that the Master Fund owns, which with regards to the HGI common stock may be exercised at any time at a price of $6.50 per share until June 14, 2013 and $7.00 per share until June 14, 2014. As of the date hereof, the Master Fund beneficially owns a majority of the outstanding shares of our common stock. As a result, the sale or other disposition of the shares of our common stock (including any foreclosure on or sale of our common stock pledged as collateral) by the Master Fund to non-affiliates of a sufficient amount of our common stock could cause the Company and its subsidiaries to experience a change of control, which may accelerate certain of the Company’s and its subsidiaries’ equity awards and other obligations and/or allow certain counterparties to terminate their agreements. Among other things, such a change of control could result in a “change of control” under the terms of our 10.625% Notes and our preferred stock, requiring us to offer to repurchase our 10.625% Notes and redeem our preferred stock from the holders thereof. In addition, such a change of control may cause an event of default under Spectrum Brands’ senior secured term loan and asset based revolving loan facility, allowing their lenders to accelerate the maturities of these loans unless Spectrum Brands is able to obtain an amendment to avoid a default. Furthermore, under the indentures governing Spectrum Brands’ 9.5% Notes, such a disposition may cause Spectrum Brands to be required to offer to repurchase such notes from the holders thereof. No assurance can be provided that upon the occurrence of such an event, the Company or its subsidiaries will able to obtain the required waivers, repay their indebtedness or secure alternative arrangements.

Because of our ownership structure, we qualify for, and rely upon, the “controlled company” exception to the Board and committee composition requirements under the NYSE rules. Pursuant to this exception, we are exempt from rules that would otherwise require that our Board be comprised of a majority of “independent directors” (as defined under the NYSE rules), and that any compensation committee and corporate governance and nominating committee be comprised solely of “independent directors,” so long as the Principal Stockholders continue to own more than 50% of our combined voting power.

Our officers, directors, stockholders and their respective affiliates may have a pecuniary interest in certain transactions in which we are involved, and may also compete with us.

We have not adopted a policy that expressly prohibits our directors, officers, stockholders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. We have engaged in transactions in which such persons have an interest and, subject to the terms of the Indenture and other applicable covenants in other financing arrangements or other agreements, may in the future enter into additional transactions in which such persons have an interest. In addition, such parties may have an interest in certain transactions such as strategic partnerships or joint ventures in which we are involved, and may also compete with us.

In the course of their other business activities, our officers and directors may become aware of investment and acquisition opportunities that may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to our officers’ and directors’ existing affiliations with other entities, they may have fiduciary obligations to present potential business opportunities to those entities in addition to presenting them to us, which could cause additional conflicts of interest. For instance, Mr. Falcone may be required to present investment opportunities to the Principal Stockholders. Accordingly, he may have conflicts of interest in determining to which entity a particular business opportunity should be presented. To the extent that our officers and directors identify business combination opportunities that may be suitable for entities to which they have pre-existing fiduciary obligations, or are presented with such opportunities in their capacities as fiduciaries to such entities, they may be required to honor their pre-existing fiduciary obligations to such entities. Accordingly, they may not present business combination opportunities to us that otherwise may be attractive to such entities unless the other entities have declined to accept such opportunities. Although the Principal Stockholders have agreed, pursuant to the terms of a letter agreement with certain holders of our preferred stock and subject to certain exceptions, to present to us certain business opportunities in the consumer product, insurance and financial products, agriculture, power generation and water and mineral resources industries, we cannot assure you that the terms of this agreement will be enforced because we are not a party to this agreement and have no ability to enforce its terms.

Future acquisitions and dispositions may not require a stockholder vote and may be material to us.

Any future acquisitions could be material in size and scope, and our stockholders and potential investors may have virtually no substantive information about any new business upon which to base a decision whether to invest in our common stock. In any event, depending upon the size and structure of any acquisitions, stockholders may not have the opportunity to vote on the transaction, and may not have access to any information about any new business until the transaction is completed and we file a report with the SEC disclosing the nature of such transaction and/or business. Similarly, we may effect material dispositions in the future. Even if a stockholder vote is required for any of our future acquisitions, under our amended and restated certificate of incorporation and our bylaws, the Principal Stockholders (as long as they continue to own a majority of our outstanding common stock) may approve such transactions by written consent without our other stockholders having an opportunity to vote on such transactions.

Provisions in our organizational documents and applicable regulations may discourage the takeover of our company, may make removal of our management more difficult and may depress our stock price.

Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our management. They could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions could prevent our stockholders from receiving a premium for their shares of common stock above the prevailing market prices. These provisions include:

■	the authority of our Board to issue, without stockholder approval, up to 10,000,000 shares of our preferred stock with such terms as our Board may determine;

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special meetings of our stockholders may be called only by the Chairman of our Board or by our Secretary upon delivery of a written request executed by three directors (or, if there are fewer than three directors in office at that time, by all incumbent directors);

■	a staggered Board as a result of which only one of the three classes of directors is elected each year;

■	advance notice requirements for nominations for election to our Board or for proposing matters that can be acted on by stockholders at stockholder meetings;

■	the absence of cumulative voting rights; and

■	subject to any special rights of the holders of the holders of our preferred stock to elect directors, removal of incumbent directors only for cause.

In addition, our amended and restated certificate of incorporation contains provisions that restrict mergers and other business combinations with an “Interested Stockholder” (as defined) or that may otherwise have the effect of preventing or delaying a change of control of our company. The term “Interested Stockholder” excludes Harbinger Holdings LLC and any affiliates, including the Principal Stockholders and any other entity controlled or managed, directly or indirectly, by Philip A. Falcone. Also, the prior approvals of the MIA and the New York State Department of Financial Services are required for any person to acquire 10% or more of our voting stock.

The nature of certain of our assets are volatile and their value may fluctuate or change over short periods of time.

We have established HGI Funding as a vehicle for managing a portion of our excess cash or for acquiring positions in possible acquisition targets while we search for additional acquisition opportunities. HGI Funding obtains holdings in various securities and debt instruments. Investments in such securities and debt instruments involves significant risk, including the risk of partial or total loss of value of such investments, particularly in light of uncertain domestic and global political, credit and financial market conditions. Any such loss may have a material adverse effect on our liquidity and results of operations, and can adversely affect our ability to service our debt and carry out our business strategy.

In addition, some of our subsidiaries are privately-held companies and some of our assets are illiquid securities, the fair value of which are not readily determinable. We value these securities for various purposes based on a number of factors, including, without limitation, third-party independent valuations. Because valuations, and particularly valuations of securities of private securities and illiquid securities, are inherently uncertain, such valuations may fluctuate significantly over short periods of time and may differ materially from the values that would have been obtained if an active market existed for these securities.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

At HGI, the parent company, we do not have significant operating assets and have only 19 employees as of September 30, 2012. In connection with the completion of the Spectrum Brands Acquisition and the acquisition of FGL pursuant to the F&G Stock Purchase Agreement (“Fidelity & Guaranty Acquisition”), and particularly so we may proceed with other acquisitions or investments, we expect to require additional personnel and enhanced information technology systems. Future growth will increase corporate operating costs and impose significant added responsibilities on members of our management, including the need to identify, recruit, maintain and integrate additional employees and implement enhanced informational technology systems. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. Future growth will also increase our costs and expenses and limit our liquidity.

Our ability to dispose of securities and debt interests may be limited by restrictive stockholder agreements, by the federal securities laws and by other regulations or market conditions.

When we acquire securities or debt instruments directly or indirectly through HGI Funding or any of our other subsidiaries, we acquire securities or debt instruments that are illiquid and, when we acquire less than 100% of the equity interests of a company, we may be subject to restrictive terms of agreements with other equityholders. For instance, our investment in Spectrum Brands is subject to the terms of the acquisition agreements, which may adversely affect our flexibility in managing our investment in Spectrum Brands. In addition, the shares of Spectrum Brands we received in the Spectrum Brands Acquisition, the shares of FGL we acquired in the Fidelity & Guaranty Acquisition and the shares of certain other entities that we have acquired are not registered under the Securities Act and are, and any other securities we acquire may be, restricted securities under the Securities Act. Our ability to sell such securities and debt instruments could be limited by market conditions and the illiquid nature of such securities and debt instruments and could be limited to sales pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those securities, (ii) Rule 144 under the Securities Act, which, among other things, requires a specified holding period and limits the manner and volume of sales, (iii) another applicable exemption under the Securities Act or (iv) approval of certain regulators. The inability to sell such securities or debt instruments when desired or necessary may have a material adverse effect on our financial condition and liquidity, which could adversely affect our ability to service our debt and our ability to carry out our business strategy.

We may suffer adverse consequences if we are deemed an investment company under the Investment Company Act and we may be required to incur significant costs to avoid investment company status and our activities may be restricted.

We believe that we are not an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) and we intend to continue to make acquisitions and other investments in a manner so as not to be an investment company. The Investment Company Act contains substantive legal requirements that regulate the manner in which investment companies are permitted to conduct their business activities. If the SEC or a court were to disagree with us, we could be required to register as an investment company. This would negatively affect our ability to consummate acquisitions, subject us to disclosure and accounting guidance geared toward investment, rather than operating, companies; limit our ability to borrow money, issue options, issue multiple classes of stock and debt, and engage in transactions with affiliates; and require us to undertake significant costs and expenses to meet the disclosure and regulatory requirements to which we would be subject as a registered investment company. In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exemption, we must ensure that we are engaged primarily in a business other than investing, reinvesting, owning, holding or trading in securities (as defined in the Investment Company Act) and that we do not own or acquire “investment securities” having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. To ensure that majority-owned investments, such as Spectrum Brands, do not become categorized as “investment securities,” we may need to make additional investments in these subsidiaries to offset any dilution of our interest that would otherwise cause such a subsidiary to cease to be majority-owned. We may also need to forego acquisitions that we would otherwise make or retain, or dispose of investments that we might otherwise sell or hold.

Agreements and transactions involving former subsidiaries may give rise to future claims that could materially adversely impact our capital resources.

Throughout our history, we have entered into numerous transactions relating to the sale, disposal or spinoff of partially and wholly owned subsidiaries. We may have continuing obligations pursuant to certain of these transactions, including obligations to indemnify other parties to agreements, and may be subject to risks resulting from these transactions. See Item 3, “Legal Proceedings,” in our 2012 Annual Report.

From time to time we may be subject to litigation for which we may be unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our consolidated financial condition or results of operations.

We and our subsidiaries are or may become parties to legal proceedings that are considered to be either ordinary or routine litigation incidental to our or their current or prior businesses or not material to our consolidated financial position or liquidity. There can be no assurance that we will prevail in any litigation in which we or our subsidiaries may become involved, or that our or their insurance coverage will be adequate to cover any potential losses. To the extent that we or our subsidiaries sustain losses from any pending litigation which are not reserved or otherwise provided for or insured against, our business, results of operations, cash flows and/or financial condition could be materially adversely affected.

HGI is a nominal defendant, and the members of our Board are named as defendants in a derivative action filed in December 2010 by Alan R. Kahn in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders and seeks unspecified damages and the rescission of the transaction. We believe the allegations are without merit and intend to vigorously defend this matter.

There may be tax consequences associated with our acquisition, investment, holding and disposition of target companies and assets.

We may incur significant taxes in connection with effecting acquisitions or investments, holding, receiving payments from, and operating target companies and assets and disposing of target companies or their assets. Our decisions to make a particular acquisition, sell a particular asset or increase or decrease a particular investment may be based on considerations other than the timing and amount of taxes owed as a result.

HGI and certain of its subsidiaries, including Spectrum Brands and FGL, may not be able to fully utilize their net operating loss and other tax carryforwards.

As of September 30, 2012, HGI and Spectrum Brands had U.S. Federal net operating loss (“NOL”) carryforwards of approximately $122 million and $1,305 million, respectively, that, if unused, will expire through year 2032. Spectrum Brands also had state and local NOL carryforwards of approximately $1,341 million at September 30, 2012, that if unused, will expire through year 2032 and had foreign loss carryforwards of approximately $119 million which will expire beginning in 2016. As of September 30, 2012, FGL had U.S. Federal NOL carryforwards of approximately $87 million that, if unused, will expire in years 2026 through 2032 and had capital loss carryforwards of approximately $552 million that, if unused, will expire through year 2017. In addition, any future subsidiary that HGI or its subsidiaries may acquire may also have significant Federal, state, local and foreign NOL carryforwards. Both HGI and Spectrum Brands have established full valuation allowances for these deferred tax assets, and FGL has established a partial valuation allowance, based on their assessments of the amounts of deferred tax assets that are more-likely-than-not realizable.

The ability of HGI and its subsidiaries, including Spectrum Brands, FGL and any future subsidiary, to utilize their NOL and other tax carryforwards to reduce taxable income in future years may be limited for various reasons, including if projected future taxable income is insufficient to recognize the full benefit of such NOL carryforwards prior to their expiration. Additionally, the ability of HGI and its subsidiaries (including Spectrum Brands, FGL and any future subsidiary) to fully use these tax assets could also be adversely affected if the respective companies were deemed to have an “ownership change” within the meaning of Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). An ownership change is generally defined as a greater than 50% increase in equity ownership by “5% shareholders” (as that term is defined for purposes of Sections 382 and 383 of the Code) in any three-year period. HGI and its subsidiaries (including Spectrum Brands and FGL) have experienced ownership changes that have limited the utilization of a portion of their NOL carryforwards and other carryforward tax attributes. Future ownership changes, including transfers or dispositions of our stock by the Principal Stockholders or other stockholders and conversions or redemptions of our preferred stock, could, depending on their magnitude, result in ownership changes that would trigger the imposition of additional limitations on their utilization under Sections 382 and 383. Accordingly, there can be no assurance that, in the future, HGI and/or its subsidiaries (including Spectrum Brands, FGL and any future subsidiary) will not experience additional limitations on utilizing the tax benefits of their NOL and other tax carryforwards. Such limitations could have a material adverse effect on HGI and/or its subsidiaries’ results of operations, cash flows or financial condition.

We may be subject to an additional tax as a personal holding company on future undistributed personal holding company income if we generate passive income in excess of operating expenses.

Section 541 of the Code, subjects a corporation that is a “personal holding company” (“PHC”), as defined in the Code, to a 15% tax on “undistributed personal holding company income” in addition to the corporation’s normal income tax. Generally, undistributed personal holding company income is based on taxable income, subject to certain adjustments, most notably a deduction for federal income taxes and a modification of the usual net operating loss deduction. Personal holding company income (“PHC Income”) is comprised primarily of passive investment income plus, under certain circumstances, personal service income. A corporation generally is considered to be a PHC if (i) at least 60% of its adjusted ordinary gross income is PHC Income and (ii) more than 50% in value of its outstanding stock is owned, directly or indirectly, by five or fewer individuals (including, for this purpose, certain organizations and trusts) at any time during the last half of the taxable year.

We did not incur a PHC tax for the 2009 through 2011 fiscal years, because we had a sufficiently large tax net operating losses for each year. We also expect to report a tax net operating loss for fiscal 2012. However, so long as the Principal Stockholders and their affiliates hold more than 50% in value of our outstanding common stock at any time during any future tax year, it is possible that we will be a PHC if at least 60% of our adjusted ordinary gross income consists of PHC Income as discussed above. Thus, there can be no assurance that we will not be subject to this tax in the future, which, in turn, may materially and adversely impact our financial position, results of operations, cash flows and liquidity. In addition, if we are subject to this tax during future periods, statutory tax rate increases could significantly increase tax expense and adversely affect operating results and cash flows. Specifically, the current 15% tax rate on undistributed PHC Income is scheduled to expire at the end of 2012, so that, absent a statutory change, the rate will revert back to the highest individual ordinary income rate of 39.6% for taxable years beginning after December 31, 2012.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting and to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements or negative reports concerning our internal controls could adversely affect our future results of operations and financial condition.

We may in the future discover areas of our internal controls that need improvement, particularly with respect to our existing acquired businesses, businesses that we may acquire in the future, and newly formed businesses or entities. We cannot be certain that any remedial measures we take will ensure that we implement and maintain adequate internal controls over our financial reporting processes and reporting in the future.

In addition, when we acquire a company that was not previously subject to U.S. public company requirements or did not previously prepare financial statements in accordance with GAAP such as FGL, we may incur significant additional costs in order to ensure that after such acquisition we continue to comply with the requirements of the Sarbanes-Oxley Act of 2002 and other public company requirements, which in turn would reduce our earnings and negatively affect our liquidity or cause us to fail to meet our reporting obligations. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act of 2002 regarding adequacy of their internal controls and may not be otherwise set up for public company reporting. The development of an adequate financial reporting system and the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act of 2002 may increase the time and costs necessary to complete any such acquisition or cause us to fail to meet our reporting obligations.

Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report regarding the effectiveness of our internal controls over financial reporting to the extent required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements. Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, or other regulatory authorities. In addition, failure to comply with our reporting obligations with the SEC may cause an event of default to occur under the Indenture, or similar instruments governing any debt we incur in the future.

Limitations on liability and indemnification matters.

As permitted by Delaware law, we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. Our bylaws also provide that we are required to indemnify our directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, we may, by action of our Board, provide indemnification and advance expenses to our officers, employees and agents (other than directors), to directors, officers, employees or agents of a subsidiary of our company, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at our request, with the same scope and effect as the indemnification of our directors provided in our bylaws.

Price fluctuations in our common stock could result from general market and economic conditions and a variety of other factors, including factors that affect the volatility of the common stock of any of our publicly held subsidiaries.

The trading price of our common stock may be highly volatile and could be subject to fluctuations in response to a number of factors beyond our control, including:

■	actual or anticipated fluctuations in our results of operations and the performance of our subsidiaries and their competitors;

■	reaction of the market to our announcement of any future acquisitions or investments;

■	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

■	changes in general economic conditions;

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the U.S. federal government not achieving a resolution that would mitigate the impact of the significant mandated tax increases and government spending cuts beginning in January 2013 (the “Fiscal Cliff”);

■	actions of our historical equity investors, including sales of common stock by our Principal Stockholders, our directors and our executive officers; and

■	actions by institutional investors trading in our stock.

In addition, the trading price of our common stock could be subject to fluctuations in response to a number of factors that affect the volatility of the common stock of any of our subsidiaries, such as Spectrum Brands, that are publicly traded.

Future sales of substantial amounts of our common stock may adversely affect our market price.

In connection with the Spectrum Brands Acquisition, we have granted registration rights to the Principal Stockholders under a registration rights agreement to facilitate the resale of their shares of our common stock. Under this registration rights agreement, the Principal Stockholders have the right, subject to certain conditions, to require us to register the sale of their shares under the federal securities laws. By exercising their registration rights, and selling all or a portion of their shares, the Principal Stockholders could cause the prevailing market price of our common stock to decline. We have filed a “shelf” registration statement with respect to the resale by the Principal Stockholders from time to time of up to 25,000,000 shares of our common stock. This offering is being conducted using such registration statement. In addition, the shares of our common stock owned by the Principal Stockholders may also be sold in the public market under Rule 144 of the Securities Act after the applicable holding period and manner and volume of sales requirements have been met, subject to the restrictions and limitations of that Rule.

Furthermore, the holders of our outstanding Preferred Stock have certain rights to convert their Preferred Stock into an aggregate amount of 62,838,862 shares of our common stock. If these rights are exercised in full, it might also adversely affect the market price of our common stock.

Future sales of substantial amounts of our common stock into the public market, or perceptions in the market that such sales could occur, may adversely affect the prevailing market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

The market liquidity for our common stock is relatively low and may make it difficult to purchase or sell our stock.

The average daily trading volume in our stock during the twelve month periods ended September 30, 2011 and September 30, 2012 was approximately 44,000 and 106,000 shares, respectively. Although a more active trading market may develop following this offering, there can be no assurance as to the liquidity of any markets that may develop for our common stock or the prices at which holders may be able to sell our common stock and the limited market liquidity for our stock could affect a stockholder’s ability to sell at a price satisfactory to that stockholder.

Risks Related to Spectrum Brands

Spectrum Brands is a parent company and its primary source of cash is and will be distributions from its subsidiaries.

Spectrum Brands is a parent company with limited business operations of its own. Its main asset is the capital stock of its subsidiaries, including SBI. SBI conducts most of its business operations through its direct and indirect subsidiaries. Accordingly, SBI’s primary sources of cash are dividends and distributions with respect to its ownership interests in its subsidiaries that are derived from their earnings and cash flow. Spectrum Brands’ and SBI’s subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. Spectrum Brands’ and SBI’s subsidiaries’ payments to their respective parent will be contingent upon their earnings and upon other business considerations. In addition, SBI’s senior credit facilities, the indentures governing its senior and subordinated notes and other agreements limit or prohibit certain payments of dividends or other distributions to Spectrum Brands. Spectrum Brands expects that future credit facilities and financing arrangements of SBI will contain similar restrictions.

SBI’s substantial indebtedness may limit its financial and operating flexibility, and it may incur additional debt, which could increase the risks associated with its substantial indebtedness.

SBI has, and expects to continue to have, a significant amount of indebtedness. SBI’s substantial indebtedness has had, and could continue to have, material adverse consequences for its business, and may:

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require it to dedicate a large portion of its cash flow to pay principal and interest on its indebtedness, which will reduce the availability of its cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

■	increase its vulnerability to general adverse economic and industry conditions;

■	limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

■	restrict its ability to make strategic acquisitions, dispositions or exploit business opportunities;

■	place it at a competitive disadvantage compared to its competitors that have less debt; and

■	limit its ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.

The terms of SBI’s current indebtedness permit SBI to incur additional indebtedness. If new debt is added to its existing debt levels, the related risks that it now faces would increase.

Furthermore, a substantial portion of SBI’s debt bears interest at variable rates. If market interest rates increase, the interest rate on SBI’s variable rate debt will increase and will create higher debt service requirements, which would adversely affect SBI’s cash flow and could adversely impact SBI’s results of operations. While SBI may enter into agreements limiting SBI’s exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

Restrictive covenants in SBI’s Senior Secured Facilities and the 2020 Indenture may restrict SBI’s ability to pursue its business strategies.

SBI’s Senior Secured Facilities and the 2020 Indenture each restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness and preferred stock, loans and investments, liens and affiliate transactions. SBI’s Senior Secured Facilities and the 2020 Indenture also contain customary events of default. These covenants, among other things, limit SBI’s ability to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of its assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, SBI’s Senior Secured Facilities contain financial covenants relating to maximum leverage and minimum interest coverage. Such covenants could limit the flexibility of SBI’s restricted entities in planning for, or reacting to, changes in the industries in which they operate. SBI’s ability to comply with these covenants is subject to certain events outside of its control. If SBI is unable to comply with these covenants, the lenders under the SBI’s Senior Secured Facilities or SBI’s 6.75% Notes could terminate their commitments and the lenders under SBI’s Senior Secured Facilities or SBI’s 6.75% Notes could accelerate repayment of its outstanding borrowings, and, in either case, SBI may be unable to obtain adequate refinancing of outstanding borrowings on favorable terms. If SBI is unable to repay outstanding borrowings when due, the lenders under SBI’s Senior Secured Facilities or SBI’s 6.75% Notes will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them. If SBI’s obligations under the its Senior Secured Facilities or its 6.75% Notes are accelerated, it cannot assure you that its assets would be sufficient to repay in full such indebtedness.

The sale or other disposition by HGI, the holder of a majority of the outstanding shares of Spectrum Brands’ common stock, to non-affiliates of a sufficient amount of the common stock of Spectrum Brands would constitute a change of control under the agreements governing SBI’s debt.

HGI owns a majority of the outstanding shares of the common stock of Spectrum Brands. The sale or other disposition by HGI to non-affiliates of a sufficient amount of the common stock of Spectrum Brands could constitute a change of control under certain of the agreements governing SBI’s debt, including any foreclosure on or sale of Spectrum Brands’ common stock pledged as collateral by HGI pursuant to the Indenture. Under the SBI Term Loan and the SBI ABL Facility, a change of control is an event of default and, if a change of control were to occur, SBI would be required to get an amendment to these agreements to avoid a default. If SBI was unable to get such an amendment, the lenders could accelerate the maturity of each of the SBI Term Loan and the SBI ABL Facility. In addition, under the indenture governing the 9.5% Notes and the 2020 Indenture, upon a change of control of Spectrum Brands, SBI is required to offer to repurchase such notes from the holders at a price equal to 101% of the principal amount of the notes plus accrued interest or obtain a waiver of default from the holders of such notes. If SBI was unable to make the change of control offer or to obtain a waiver of default, it would be an event of default under the indentures that could allow holders of such notes to accelerate the maturity of the notes.

Spectrum Brands faces risks related to the current economic environment.

The current economic environment and related turmoil in the global financial system has had and may continue to have an impact on Spectrum Brands’ business and financial condition. Global economic conditions have significantly impacted economic markets within certain sectors, with financial services and retail businesses being particularly impacted. Spectrum Brands’ ability to generate revenue depends significantly on discretionary consumer spending. It is difficult to predict new general economic conditions that could impact consumer and customer demand for Spectrum Brands’ products or its ability to manage normal commercial relationships with its customers, suppliers and creditors. The recent continuation of a number of negative economic factors, including constraints on the supply of credit to households, uncertainty and weakness in the labor market and general consumer fears of a continuing economic downturn could have a negative impact on discretionary consumer spending. If the economy continues to deteriorate or fails to improve, Spectrum Brands’ business could be negatively impacted, including as a result of reduced demand for its products or supplier or customer disruptions. Any weakness in discretionary consumer spending could have a material adverse effect on its revenues, results of operations and financial condition. In addition, Spectrum Brands’ ability to access the capital markets may be restricted at a time when it could be necessary or beneficial to do so, which could have an impact on its flexibility to react to changing economic and business conditions.

In 2011 and 2012, concern over sovereign debt in Greece, Spain, Italy and certain other European Union countries caused significant fluctuations of the Euro relative to other currencies, such as the U.S. Dollar. Criticism of excessive national debt among certain European Union countries has led to credit downgrades of the sovereign debt of several countries in the region, and uncertainty about the future status of the Euro.

Destabilization of the European economy could lead to a decrease in consumer confidence, which could cause reductions in discretionary spending and demand for Spectrum Brands’ products. Furthermore, sovereign debt issues could also lead to further significant, and potentially longer-term, economic issues such as reduced economic growth and devaluation of the Euro against the U.S. Dollar, any of which could adversely affect Spectrum Brands’ business, financial conditions and operating results.

Spectrum Brands depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel.

Spectrum Brands is highly dependent on the continuing efforts of its senior management team and other key personnel. Spectrum Brands’ business, financial condition and results of operations could be materially adversely affected if it loses any of these persons and are unable to attract and retain qualified replacements.

Spectrum Brands participates in very competitive markets and it may not be able to compete successfully, causing it to lose market share and sales.

The markets in which Spectrum Brands participates are very competitive. In the consumer battery market, its primary competitors are Duracell (a brand of The Procter & Gamble Company), Energizer and Panasonic (a brand of

Matsushita Electrical Industrial Co., Ltd.). In the electric shaving and grooming and electric personal care product markets, its primary competitors are Braun (a brand of The Procter & Gamble Company), Norelco (a brand of Koninklijke Philips Electronics NV), and Vidal Sassoon and Revlon (brands of Helen of Troy Limited). In the pet supplies market, its primary competitors are Mars Corporation, The Hartz Mountain Corporation and Central Garden & Pet Company. In the Home and Garden Business, its principal national competitors are The Scotts Miracle-Gro Company, Central Garden & Pet and S.C. Johnson & Son, Inc. Spectrum Brands’ principal national competitors within the small appliances segment include Jarden Corporation, DeLonghi America, Euro-Pro Operating LLC, Metro Thebe, Inc., d/b/a HWI Breville, NACCO Industries, Inc. (Hamilton Beach) and SEB S.A. In each of these markets, Spectrum Brands also faces competition from numerous other companies. In addition, in a number of its product lines, Spectrum Brands competes with its retail customers, who use their own private label brands, and with distributors and foreign manufacturers of unbranded products. Significant new competitors or increased competition from existing competitors may adversely affect the business, financial condition and results of its operations.

Spectrum Brands competes with its competitors for consumer acceptance and limited shelf space based upon brand name recognition, perceived product quality, price, performance, product features and enhancements, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies, and new product introductions. Spectrum Brands’ ability to compete in these consumer product markets may be adversely affected by a number of factors, including, but not limited to, the following:

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Spectrum Brands competes against many well-established companies that may have substantially greater financial and other resources, including personnel and research and development, and greater overall market share than Spectrum Brands.

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In some key product lines, Spectrum Brands’ competitors may have lower production costs and higher profit margins than it, which may enable them to compete more aggressively in offering retail discounts, rebates and other promotional incentives.

■	Product improvements or effective advertising campaigns by competitors may weaken consumer demand for Spectrum Brands’ products.

■	Consumer purchasing behavior may shift to distribution channels where Spectrum Brands does not have a strong presence.

■	Consumer preferences may change to lower margin products or products other than those Spectrum Brands markets.

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Spectrum Brands may not be successful in the introduction, marketing and manufacture of any new products or product innovations or be able to develop and introduce, in a timely manner, innovations to its existing products that satisfy customer needs or achieve market acceptance.

Some competitors may be willing to reduce prices and accept lower profit margins to compete with Spectrum Brands. As a result of this competition, Spectrum Brands could lose market share and sales, or be forced to reduce its prices to meet competition. If its product offerings are unable to compete successfully, its sales, results of operations and financial condition could be materially and adversely affected.

Spectrum Brands may not be able to realize expected benefits and synergies from future acquisitions of businesses or product lines.

Spectrum Brands may acquire partial or full ownership in businesses or may acquire rights to market and distribute particular products or lines of products. The acquisition of a business or the rights to market specific products or use specific product names may involve a financial commitment by Spectrum Brands, either in the form of cash or equity consideration. In the case of a new license, such commitments are usually in the form of prepaid royalties and future minimum royalty payments. There is no guarantee that Spectrum Brands will acquire businesses or product distribution rights that will contribute positively to its earnings. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations, and acquired businesses may carry unexpected liabilities.

Sales of certain of Spectrum Brands’ products are seasonal and may cause Spectrum Brands’ operating results and working capital requirements to fluctuate.

On a consolidated basis, Spectrum Brands’ financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (Spectrum Brands’ first fiscal quarter). Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products typically peaks during the first six months of the calendar year (Spectrum Brands’ second and third fiscal quarters). Small appliances peaks from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales and in the fall for the holiday season. As a result of this seasonality, Spectrum Brands’ inventory and working capital needs fluctuate significantly. In addition, orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. If Spectrum Brands is unable to accurately forecast and prepare for customer orders or its working capital needs, or there is a general downturn in business or economic conditions during these periods, its business, financial condition and results of operations could be materially and adversely affected.

Spectrum Brands is subject to significant international business risks that could hurt its business and cause its results of operations to fluctuate.

Approximately 46% of Spectrum Brands’ net sales for Fiscal 2012 were from customers outside of the U.S. Spectrum Brands’ pursuit of international growth opportunities may require significant investments for an extended period before returns on these investments, if any, are realized. Its international operations are subject to risks including, among others:

■	currency fluctuations, including, without limitation, fluctuations in the foreign exchange rate of the Euro;

■	changes in the economic conditions or consumer preferences or demand for its products in these markets;

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the risk that because its brand names may not be locally recognized, Spectrum Brands must spend significant amounts of time and money to build brand recognition without certainty that it will be successful;

■	labor unrest;

■	political and economic instability, as a result of terrorist attacks, natural disasters or otherwise;

■	lack of developed infrastructure;

■	longer payment cycles and greater difficulty in collecting accounts;

■	restrictions on transfers of funds;

■	import and export duties and quotas, as well as general transportation costs;

■	changes in domestic and international customs and tariffs;

■	changes in foreign labor laws and regulations affecting its ability to hire and retain employees;

■	inadequate protection of intellectual property in foreign countries;

■	unexpected changes in regulatory environments;

■	difficulty in complying with foreign law;

■	difficulty in obtaining distribution and support; and

■	adverse tax consequences.

The foregoing factors may have a material adverse effect on Spectrum Brands’ ability to increase or maintain its supply of products, financial condition or results of operations.

Adverse weather conditions during its peak selling season for Spectrum Brands’ home and garden control products could have a material adverse effect on its home and garden business.

Weather conditions in the U.S. have a significant impact on the timing and volume of sales of certain of Spectrum Brands’ lawn and garden and household insecticide and repellent products. For example, periods of dry, hot weather can decrease insecticide sales, while periods of cold and wet weather can slow sales of herbicides.

Spectrum Brands’ products utilize certain key raw materials; any increase in the price of, or change in supply and demand for, these raw materials could have a material and adverse effect on its business, financial condition and profits.

The principal raw materials used to produce Spectrum Brands’ products—including zinc powder, electrolytic manganese dioxide powder, petroleum-based plastic materials, steel, aluminum, copper and corrugated materials (for packaging)—are sourced either on a global or regional basis by Spectrum Brands or its suppliers, and the prices of those raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. In particular, during 2011 and 2012, Spectrum Brands experienced extraordinary price increases for raw materials, particularly as a result of strong demand from China. Although Spectrum Brands may increase the prices of certain of its goods to its customers, it may not be able to pass all of these cost increases on to its customers. As a result, its margins may be adversely impacted by such cost increases. Spectrum Brands cannot provide any assurance that its sources of supply will not be interrupted due to changes in worldwide supply of or demand for raw materials or other events that interrupt material flow, which may have an adverse effect on its profitability and results of operations.

Spectrum Brands regularly engages in forward purchase and hedging derivative transactions in an attempt to effectively manage and stabilize some of the raw material costs it expects to incur over the next 12 to 24 months. However, Spectrum Brands’ hedging positions may not be effective, or may not anticipate beneficial trends, in a particular raw material market or may, as a result of changes in its business, no longer be useful for it. In addition, for certain of the principal raw materials Spectrum Brands uses to produce its products, such as electrolytic manganese dioxide powder, there are no available effective hedging markets. If these efforts are not effective or expose Spectrum Brands to above average costs for an extended period of time, and Spectrum Brands is unable to pass its raw materials costs on to its customers, its future profitability may be materially and adversely affected. Furthermore, with respect to transportation costs, certain modes of delivery are subject to fuel surcharges which are determined based upon the current cost of diesel fuel in relation to pre-established agreed upon costs. Spectrum Brands may be unable to pass these fuel surcharges on to its customers, which may have an adverse effect on its profitability and results of operations.

In addition, Spectrum Brands has exclusivity arrangements and minimum purchase requirements with certain of its suppliers for the home and garden business, which increase its dependence upon and exposure to those suppliers. Some of those agreements include caps on the price Spectrum Brands pays for its supplies and in certain instances, these caps have allowed Spectrum Brands to purchase materials at below market prices. When Spectrum Brands attempts to renew those contracts, the other parties to the contracts may not be willing to include or may limit the effect of those caps and could even attempt to impose above market prices in an effort to make up for any below market prices paid by Spectrum Brands prior to the renewal of the agreement. Any failure to timely obtain suitable supplies at competitive prices could materially adversely affect Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands may not be able to fully utilize its U.S. net operating loss carryforwards.

As of September 30, 2012, Spectrum Brands had U.S. federal and state and local net operating loss carryforwards of approximately $1,305 million and $1,341 million, respectively. These net operating loss carryforwards expire through year 2032. As of September 30, 2012, Spectrum Brands’ management determined that it continues to be more likely than not that its U.S. net deferred tax assets, excluding certain indefinite lived assets, will not be realized in the future and as such recorded a full valuation allowance to offset its net U.S. deferred tax assets, including its net operating loss carryforwards. In addition, Spectrum Brands has had changes of ownership, as defined under Section 382 of the Code, that continue to subject a significant amount of Spectrum Brands’ U.S. net operating losses and other tax attributes to certain limitations.

As a consequence of the merger of Salton, Inc. and Applica Incorporated in December 2007 (which created Russell Hobbs), as well as earlier business combinations and issuances of common stock consummated by both companies, use of the tax benefits from Russell Hobbs’ U.S. loss carryforwards is also subject to limitations imposed by Section 382 of the Code. Spectrum Brands expects that a significant portion of these carryforwards will not be available to offset future taxable income, if any. In addition, use of Russell Hobbs’ net operating loss and tax credit carryforwards is dependent upon both Russell Hobbs and Spectrum Brands achieving profitable results in the future. The Russell Hobbs’ U.S. net operating loss carryforwards are subject to a full valuation allowance at September 30, 2012.

Spectrum Brands estimates that approximately $301 million of the SBI and Russell Hobbs U.S. federal net operating losses and $385 million of the SBI and Russell Hobbs state net operating losses would expire unused even if it generates sufficient income to otherwise use all its net operating losses, due to the limitation in Section 382 of the Code.

If Spectrum Brands is unable to fully utilize its net operating losses, other than those restricted under Section 382 of the Code, as discussed above, to offset taxable income generated in the future, its results of operations could be materially and negatively impacted.

Consolidation of retailers and Spectrum Brands’ dependence on a small number of key customers for a significant percentage of its sales may negatively affect its business, financial condition and results of operations.

As a result of consolidation of retailers and consumer trends toward national mass merchandisers, a significant percentage of Spectrum Brands’ sales are attributable to a very limited group of customers. Spectrum Brands’ largest customer accounted for approximately 23% of its consolidated net sales for Fiscal 2012. As these mass merchandisers and retailers grow larger and become more sophisticated, they may demand lower pricing, special packaging, or impose other requirements on product suppliers. These business demands may relate to inventory practices, logistics, or other aspects of the customer-supplier relationship. Because of the importance of these key customers, demands for price reductions or promotions, reductions in their purchases, changes in their financial condition or loss of their accounts could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Although Spectrum Brands has long-established relationships with many of its customers, it does not have long-term agreements with them and purchases are generally made through the use of individual purchase orders. Any significant reduction in purchases, failure to obtain anticipated orders or delays or cancellations of orders by any of these major customers, or significant pressure to reduce prices from any of these major customers, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Additionally, a significant deterioration in the financial condition of the retail industry in general could have a material adverse effect on its sales and profitability.

In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among them to purchase products on a “just-in-time” basis. Due to a number of factors, including (i) manufacturing lead-times, (ii) seasonal purchasing patterns and (iii) the potential for material price increases, Spectrum Brands may be required to shorten its lead-time for production and more closely anticipate its retailers’ and customers’ demands, which could in the future require it to carry additional inventories and increase its working capital and related financing requirements. This may increase the cost of warehousing inventory or result in excess inventory becoming difficult to manage, unusable or obsolete. In addition, if Spectrum Brands’ retailers significantly change their inventory management strategies, Spectrum Brands may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are cancelling orders or returning products, which may have a material adverse effect on its business.

Furthermore, Spectrum Brands primarily sells branded products and a move by one or more of its large customers to sell significant quantities of private label products that Spectrum Brands does not produce on their behalf and which directly compete with Spectrum Brands’ products, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

As a result of its international operations, Spectrum Brands faces a number of risks related to exchange rates and foreign currencies.

Spectrum Brands’ international sales and certain of its expenses are transacted in foreign currencies. During Fiscal 2012, approximately 46% of Spectrum Brands’ net sales and 46% of its operating expenses were denominated in foreign currencies. Spectrum Brands expects that the amount of its revenues and expenses transacted in foreign currencies will increase as its Latin American, European and Asian operations grow and, as a result, its exposure to risks associated with foreign currencies could increase accordingly. Significant changes in the value of the U.S. dollar in relation to foreign currencies will affect its cost of goods sold and its operating margins and could result in exchange losses or otherwise have a material effect on its business, financial condition and results of operations. Changes in currency exchange rates may also affect Spectrum Brands’ sales to, purchases from and loans to its subsidiaries as well as sales to, purchases from and bank lines of credit with its customers, suppliers and creditors that are denominated in foreign currencies.

Spectrum Brands sources many products from China and other Asian countries. To the extent the Chinese Renminbi (“RMB”) or other currencies appreciate with respect to the U.S. dollar, it may experience fluctuations in its results of operations. Since 2005, the RMB has no longer been pegged to the U.S. dollar at a constant exchange rate and instead fluctuates versus a basket of currencies. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future Chinese authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

While Spectrum Brands may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure to currency fluctuations.

Further, Spectrum Brands may not be successful in implementing customer pricing or other actions in an effort to mitigate the impact of currency fluctuations and, thus, its results of operations may be adversely impacted.

A deterioration in trade relations with China could lead to a substantial increase in tariffs imposed on goods of Chinese origin, which potentially could reduce demand for and sales of Spectrum Brands’ products.

Spectrum Brands purchases a number of its products and supplies from suppliers located in China. China gained Permanent Normal Trade Relations (“PNTR”) with the U.S. when it acceded to the World Trade Organization (“WTO”), effective January 2002. The U.S. imposes the lowest applicable tariffs on exports from PNTR countries to the U.S. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. China may not meet these requirements and, as a result, it may not remain a member of the WTO, and its PNTR trading status may not be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the U.S. which could have a material adverse effect on its sales and gross margin. Furthermore, on October 11, 2011, the U.S. Senate approved a bill to impose sanctions against China for its currency valuation, although the future status of this bill is uncertain. If this bill is enacted into law, the U.S. government may impose duties on products from China and other countries found to be subsidizing their exports by undervaluing their currencies, which may increase the costs of goods produced in China, or prompt China to retaliate with other tariffs or other actions. Any such series of events could have a material negative adverse effect on Spectrum Brands’ sales and gross margin.

Spectrum Brands’ international operations may expose it to risks related to compliance with the laws and regulations of foreign countries.

Spectrum Brands is subject to three EU Directives that may have a material impact on its business: Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment, Waste of Electrical and Electronic Equipment and the Directive on Batteries and Accumulators and Waste Batteries, discussed below. Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment requires Spectrum Brands to eliminate specified hazardous materials from products it sells in EU member states. Waste of Electrical and Electronic Equipment requires Spectrum Brands to collect and treat, dispose of or recycle certain products it manufactures or imports into the EU at its own expense. The EU Directive on Batteries and Accumulators and Waste Batteries bans heavy metals in batteries by establishing maximum quantities of heavy metals in batteries and mandates waste management of these batteries, including collection, recycling and disposal systems, with the costs imposed upon producers and importers such as Spectrum Brands. The costs associated with maintaining compliance or failing to comply with the EU Directives may harm Spectrum Brands’ business. For example:

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Although contracts with its suppliers address related compliance issues, Spectrum Brands may be unable to procure appropriate Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment compliant material in sufficient quantity and quality and/or be able to incorporate it into Spectrum Brands’ product procurement processes without compromising quality and/or harming its cost structure.

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Spectrum Brands may face excess and obsolete inventory risk related to non-compliant inventory that it may continue to hold for which there is reduced demand, and it may need to write down the carrying value of such inventories.

■	Spectrum Brands may be unable to sell certain existing inventories of its batteries in Europe.

Many of the developing countries in which Spectrum Brands operates do not have significant governmental regulation relating to environmental safety, occupational safety, employment practices or other business matters routinely regulated in the U.S. or may not rigorously enforce such regulation. As these countries and their economies develop, it is possible that new regulations or increased enforcement of existing regulations may increase the expense of doing business in these countries. In addition, social legislation in many countries in which Spectrum Brands operates may result in significantly higher expenses associated with labor costs, terminating employees or distributors and closing manufacturing facilities. Increases in Spectrum Brands’ costs as a result of increased regulation, legislation or enforcement could materially and adversely affect its business, results of operations and financial condition.

Spectrum Brands may not be able to adequately establish and protect its intellectual property rights, and the infringement or loss of its intellectual property rights could harm its business.

To establish and protect its intellectual property rights, Spectrum Brands relies upon a combination of national, foreign and multi-national patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual arrangements. The measures that Spectrum Brands takes to protect its intellectual property rights may prove inadequate to prevent third parties from infringing or misappropriating its intellectual property. Spectrum Brands may need to resort to litigation to enforce or defend its intellectual property rights. If a competitor or collaborator files a patent application claiming technology also claimed by Spectrum Brands, or a trademark application claiming a trademark, service mark or trade dress also used by Spectrum Brands, in order to protect its rights, it may have to participate in expensive and time consuming opposition or interference proceedings before the U.S. Patent and Trademark Office or a similar foreign agency. Similarly, its intellectual property rights may be challenged by third parties or invalidated through administrative process or litigation. The costs associated with protecting intellectual property rights, including litigation costs, may be material. Furthermore, even if Spectrum Brands’ intellectual property rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of its intellectual property rights, or its competitors may independently develop technologies that are substantially equivalent or superior to its technology. Obtaining, protecting and defending intellectual property rights can be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the time and resources of management and technical personnel.

Moreover, the laws of certain foreign countries in which Spectrum Brands operates or may operate in the future do not protect, and the governments of certain foreign countries do not enforce, intellectual property rights to the same extent as do the laws and government of the U.S., which may negate Spectrum Brands’ competitive or technological advantages in such markets. Also, some of the technology underlying Spectrum Brands’ products is the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to Spectrum Brands’ competitors at any time. If Spectrum Brands is unable to establish and then adequately protect its intellectual property rights, its business, financial condition and results of operations could be materially and adversely affected. Spectrum Brands licenses various trademarks, trade names and patents from third parties for certain of its products. These licenses generally place marketing obligations on Spectrum Brands and require Spectrum Brands to pay fees and royalties based on net sales or profits. Typically, these licenses may be terminated if Spectrum Brands fails to satisfy certain minimum sales obligations or if it breaches the terms of the license. The termination of these licensing arrangements could adversely affect Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands’ Global Batteries & Appliances segment licenses the use of the Black & Decker brand for marketing in certain small household appliances in North America, South America (excluding Brazil) and the Caribbean. In July 2011, The Black & Decker Corporation (“BDC”) extended the license agreement through December 2015. The failure to renew the license agreement with BDC or to enter into a new agreement on acceptable terms could have a material adverse effect on Spectrum Brands’ financial condition, liquidity and results of operations.

Claims by third parties that Spectrum Brands is infringing their intellectual property and other litigation could adversely affect its business.

From time to time in the past, Spectrum Brands has been subject to claims that it is infringing the intellectual property of others. Spectrum Brands currently is the subject of such claims and it is possible that third parties will assert infringement claims against Spectrum Brands in the future. An adverse finding against Spectrum Brands in these or similar trademark or other intellectual property litigations may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Any such claims, with or without merit, could be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the resources of management and technical personnel, cause product delays or require Spectrum Brands to enter into licensing or other agreements in order to secure continued access to necessary or desirable intellectual property. If Spectrum Brands is deemed to be infringing a third party’s intellectual property and is unable to continue using that intellectual property as it had been, its business and results of operations could be harmed if it is unable to successfully develop non-infringing alternative intellectual property on a timely basis or license non-infringing alternatives or substitutes, if any exist, on commercially reasonable terms. In addition, an unfavorable ruling in intellectual property litigation could subject Spectrum Brands to significant liability, as well as require Spectrum Brands to cease developing, manufacturing or selling the affected products or using the affected processes or trademarks. Any significant restriction on Spectrum Brands’ proprietary or licensed intellectual property that impedes its ability to develop and commercialize its products could have a material adverse effect on its business, financial condition and results of operations.

Spectrum Brands’ dependence on a few suppliers and one of its U.S. facilities for certain of its products makes it vulnerable to a disruption in the supply of its products.

Although Spectrum Brands has long-standing relationships with many of its suppliers, it generally does not have long-term contracts with them. An adverse change in any of the following could have a material adverse effect on its business, financial condition and results of operations:

■	its ability to identify and develop relationships with qualified suppliers;

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the terms and conditions upon which it purchases products from its suppliers, including applicable exchange rates, transport costs and other costs, its suppliers’ willingness to extend credit to it to finance its inventory purchases and other factors beyond its control;

■	financial condition of its suppliers;

■	political instability in the countries in which its suppliers are located;

■	its ability to import outsourced products;

■	its suppliers’ noncompliance with applicable laws, trade restrictions and tariffs; or

■	its suppliers’ ability to manufacture and deliver outsourced products according to its standards of quality on a timely and efficient basis.

If Spectrum Brands’ relationship with one of its key suppliers is adversely affected, Spectrum Brands may not be able to quickly or effectively replace such supplier and may not be able to retrieve tooling, molds or other specialized production equipment or processes used by such supplier in the manufacture of its products.

In addition, Spectrum Brands manufactures the majority of its foil cutting systems for its shaving product lines, using specially designed machines and proprietary cutting technology, at its Portage, Wisconsin facility. Damage to this facility, or prolonged interruption in the operations of this facility for repairs, as a result of labor difficulties or for other reasons, could have a material adverse effect on its ability to manufacture and sell its foil shaving products which could in turn harm its business, financial condition and results of operations.

Spectrum Brands faces risks related to its sales of products obtained from third-party suppliers.

Spectrum Brands sells a significant number of products that are manufactured by third party suppliers over which it has no direct control. While Spectrum Brands has implemented processes and procedures to try to ensure that the suppliers it uses are complying with all applicable regulations, there can be no assurances that such suppliers in all instances will comply with such processes and procedures or otherwise with applicable regulations. Noncompliance could result in Spectrum Brands’ marketing and distribution of contaminated, defective or dangerous products which could subject it to liabilities and could result in the imposition by governmental authorities of procedures or penalties that could restrict or eliminate its ability to purchase products from non-compliant suppliers. Any or all of these effects could adversely affect Spectrum Brands’ business, financial condition and results of operations.

Class action and derivative action lawsuits and other investigations, regardless of their merits, could have an adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands and certain of its officers and directors have been named in the past, and may be named in the future, as defendants of class action and derivative action lawsuits. In the past, Spectrum Brands has also received requests for information from government authorities. Regardless of their subject matter or merits, class action lawsuits and other government investigations may result in significant cost to Spectrum Brands, which may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on its business, financial condition and results of operations.

Spectrum Brands may be exposed to significant product liability claims which its insurance may not cover and which could harm its reputation.

In the ordinary course of its business, Spectrum Brands may be named as a defendant in lawsuits involving product liability claims. In any such proceeding, plaintiffs may seek to recover large and sometimes unspecified amounts of damages and the matters may remain unresolved for several years. Any such matters could have a material adverse effect on Spectrum Brands’ business, results of operations and financial condition if it is unable to successfully defend against or settle these matters or if its insurance coverage is insufficient to satisfy any judgments against Spectrum Brands or settlements relating to these matters. Although Spectrum Brands has product liability insurance coverage and an excess umbrella policy, its insurance policies may not provide coverage for certain, or any, claims against Spectrum Brands or may not be sufficient to cover all possible liabilities. Additionally, Spectrum Brands does not maintain product recall insurance. Spectrum Brands may not be able to maintain such insurance on acceptable terms, if at all, in the future. Moreover, any adverse publicity arising from claims made against Spectrum Brands, even if the claims were not successful, could adversely affect the reputation and sales of its products. In particular, product recalls or product liability claims challenging the safety of Spectrum Brands’ products may result in a decline in sales for a particular product. This could be true even if the claims themselves are ultimately settled for immaterial amounts. This type of adverse publicity could occur and product liability claims could be made in the future.

Spectrum Brands may incur material capital and other costs due to environmental liabilities.

Spectrum Brands is subject to a broad range of federal, state, local, foreign and multi-national laws and regulations relating to the environment. These include laws and regulations that govern:

■	discharges to the air, water and land;

■	the handling and disposal of solid and hazardous substances and wastes; and

■	remediation of contamination associated with release of hazardous substances at its facilities and at off-site disposal locations.

Risk of environmental liability is inherent in Spectrum Brands’ business. As a result, material environmental costs may arise in the future. In particular, it may incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies, such as the EU Directives: Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment, Waste of Electrical and Electronic Equipment and the Directive on Batteries and Accumulators and Waste Batteries, discussed above. Moreover, there are proposed international accords and treaties, as well as federal, state and local laws and regulations that would attempt to control or limit the causes of climate change, including the effect of greenhouse gas (“GHG”) emissions on the environment. In the event that the U.S. government or foreign governments enact new climate change laws or regulations or make changes to existing laws or regulations, compliance with applicable laws or regulations may result in increased manufacturing costs for Spectrum Brands’ products, such as by requiring investment in new pollution control equipment or changing the ways in which certain of its products are made. Spectrum Brands may incur some of these costs directly and others may be passed on to it from its third-party suppliers. Although Spectrum Brands believes that it is substantially in compliance with applicable environmental laws and regulations at its facilities, it may not always be in compliance with such laws and regulations or any new laws and regulations in the future, which could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

From time to time, Spectrum Brands has been required to address the effect of historic activities on the environmental condition of its properties or former properties. Spectrum Brands has not conducted invasive testing at all of its facilities to identify all potential environmental liability risks. Given the age of its facilities and the nature of its operations, material liabilities may arise in the future in connection with its current or former facilities. If previously unknown contamination of property underlying or in the vicinity of its manufacturing facilities is discovered, Spectrum Brands could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Spectrum

Brands is currently engaged in investigative or remedial projects at a few of its facilities and any liabilities arising from such investigative or remedial projects at such facilities may have a material effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands is also subject to proceedings related to its disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which it is responsible as a result of its relationship with such other parties. These proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state or foreign jurisdiction laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. Spectrum Brands occasionally is identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where Spectrum Brands has been notified of its status as a potentially responsible party, it is either premature to determine if Spectrum Brands’ potential liability, if any, will be material or it does not believe that its liability, if any, will be material. Spectrum Brands may be named as a potentially responsible party under CERCLA or similar state or foreign jurisdiction laws in the future for other sites not currently known to Spectrum Brands, and the costs and liabilities associated with these sites may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Compliance with various public health, consumer protection and other regulations applicable to Spectrum Brands’ products and facilities could increase its cost of doing business and expose Spectrum Brands to additional requirements with which Spectrum Brands may be unable to comply.

Certain of Spectrum Brands’ products sold through, and facilities operated under, each of its business segments are regulated by the Environmental Protection Agency (“EPA”), the FDA or other federal consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Spectrum Brands’ inability to obtain, or the cancellation of, any registration could have an adverse effect on its business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether its competitors were similarly affected. Spectrum Brands attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients, but it may not always be able to avoid or minimize these risks.

As a distributor of consumer products in the U.S., certain of Spectrum Brands’ products are also subject to the Consumer Product Safety Act, which empowers the U.S. Consumer Product Safety Commission (the “Consumer Commission”) to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Commission could require Spectrum Brands to repair, replace or refund the purchase price of one or more of its products, or it may voluntarily do so. For example, Russell Hobbs, in cooperation with the Consumer Commission, voluntarily recalled approximately 9,800 units of a thermal coffeemaker sold under the Black & Decker brand in August 2009 and approximately 584,000 coffeemakers in June 2009. Any additional repurchases or recalls of Spectrum Brands’ products could be costly to it and could damage the reputation or the value of its brands. If Spectrum Brands is required to remove, or it voluntarily removes its products from the market, its reputation or brands could be tarnished and it may have large quantities of finished products that could not be sold. Furthermore, failure to timely notify the Consumer Commission of a potential safety hazard can result in significant fines being assessed against Spectrum Brands. Additionally, laws regulating certain consumer products exist in some states, as well as in other countries in which Spectrum Brands sells its products, and more restrictive laws and regulations may be adopted in the future.

The Food Quality Protection Act (FQPA) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of Spectrum Brands’ products that are sold through the Home and Garden Business continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide Spectrum Brands uses in its products will be limited or made unavailable to Spectrum Brands. Spectrum

Brands cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in its products.

In addition, the use of certain pesticide products that are sold through Spectrum Brands’ home and garden business may, among other things, be regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may require that only certified or professional users apply the product, that users post notices on properties where products have been or will be applied or that certain ingredients may not be used. Compliance with such public health regulations could increase Spectrum Brands’ cost of doing business and expose Spectrum Brands to additional requirements with which it may be unable to comply.

Any failure to comply with these laws or regulations, or the terms of applicable environmental permits, could result in Spectrum Brands incurring substantial costs, including fines, penalties and other civil and criminal sanctions or the prohibition of sales of its pest control products. Environmental law requirements, and the enforcement thereof, change frequently, have tended to become more stringent over time and could require Spectrum Brands to incur significant expenses.

Most federal, state and local authorities require certification by Underwriters Laboratory, Inc., an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing electrical appliances. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Spectrum Brands’ products may not meet the specifications required by these authorities. A determination that any of Spectrum Brands’ products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.

Public perceptions that some of the products Spectrum Brands produces and markets are not safe could adversely affect Spectrum Brands.

On occasion, customers and some current or former employees have alleged that some products failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that any of its products are not safe, whether justified or not, could impair Spectrum Brands’ reputation, damage its brand names and have a material adverse effect on its business, financial condition and results of operations.

If Spectrum Brands is unable to negotiate satisfactory terms to continue existing or enter into additional collective bargaining agreements, it may experience an increased risk of labor disruptions and its results of operations and financial condition may suffer.

Approximately 33% of Spectrum Brands’ total labor force is covered by collective bargaining agreements. There are three collective bargaining agreements that will expire during fiscal year ending September 30, 2013, which cover approximately 64% of the labor force under collective bargaining agreements, or approximately 21% of Spectrum Brands’ total labor force. While Spectrum Brands currently expects to negotiate continuations to the terms of these agreements, there can be no assurances that it will be able to obtain terms that are satisfactory to it or otherwise to reach agreement at all with the applicable parties. In addition, in the course of its business, Spectrum Brands may also become subject to additional collective bargaining agreements. These agreements may be on terms that are less favorable than those under its current collective bargaining agreements. Increased exposure to collective bargaining agreements, whether on terms more or less favorable than existing collective bargaining agreements, could adversely affect the operation of Spectrum Brands’ business, including through increased labor expenses. While it intends to comply with all collective bargaining agreements to which it is subject, there can be no assurances that Spectrum Brands will be able to do so and any noncompliance could subject it to disruptions in its operations and materially and adversely affect its results of operations and financial condition.

Significant changes in actual investment return on pension assets, discount rates and other factors could affect Spectrum Brands’ results of operations, equity and pension contributions in future periods.

Spectrum Brands’ results of operations may be positively or negatively affected by the amount of income or expense it records for its defined benefit pension plans. GAAP requires that Spectrum Brands calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions about financial market and other economic conditions, which may change based on changes in key economic indicators. The most significant year-end assumptions Spectrum Brands used to estimate pension income or expense are the discount rate and the expected long-term rate of return on plan assets. In addition, Spectrum Brands is required to make an annual measurement of plan assets and liabilities, which may result in a significant change to equity. Although pension expense and pension funding contributions are not directly related, key economic factors that affect pension expense would also likely affect the amount of cash Spectrum Brands would contribute to pension plans as required under ERISA.

If Spectrum Brands’ goodwill, indefinite-lived intangible assets or other long-term assets become impaired, Spectrum Brands will be required to record additional impairment charges, which may be significant.

A significant portion of Spectrum Brands’ long-term assets consist of goodwill, other indefinite-lived intangible assets and finite-lived intangible assets recorded as a result of past acquisitions as well as through fresh start reporting. Spectrum Brands does not amortize goodwill and indefinite-lived intangible assets, but rather reviews them for impairment on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Spectrum Brands considers whether circumstances or conditions exist which suggest that the carrying value of its goodwill and other long-lived intangible assets might be impaired. If such circumstances or conditions exist, further steps are required in order to determine whether the carrying value of each of the individual assets exceeds its fair value. If analysis indicates that an individual asset’s carrying value does exceed its fair value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value.

The steps required by GAAP entail significant amounts of judgment and subjectivity. Events and changes in circumstances that may indicate that there may be an impairment and which may indicate that interim impairment testing is necessary include, but are not limited to: strategic decisions to exit a business or dispose of an asset made in response to changes in economic; political and competitive conditions; the impact of the economic environment on the customer base and on broad market conditions that drive valuation considerations by market participants; Spectrum Brands’ internal expectations with regard to future revenue growth and the assumptions it makes when performing impairment reviews; a significant decrease in the market price of its assets; a significant adverse change in the extent or manner in which its assets are used; a significant adverse change in legal factors or the business climate that could affect its assets; an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset; and significant changes in the cash flows associated with an asset. As a result of such circumstances, Spectrum Brands may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of its goodwill, indefinite-lived intangible assets or other long-term assets is determined. Any such impairment charges could have a material adverse effect on Spectrum Brands’ business, financial condition and operating results.

If Spectrum Brands is unable to protect the confidentiality of its proprietary information and know-how, the value of its technology, products and services could be harmed significantly.

Spectrum Brands relies on trade secrets, know-how and other proprietary information in operating its business. If this information is not adequately protected, then it may be disclosed or used in an unauthorized manner. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to Spectrum Brands’ proposed products, disputes may arise as to the proprietary rights to such information, which may not be resolved in Spectrum Brands’ favor. The risk that other parties may breach confidentiality agreements or that Spectrum Brands’ trade secrets become known or independently discovered by competitors, could harm Spectrum Brands by enabling its competitors, who may have greater experience and financial resources, to copy or use Spectrum Brands’ trade secrets and other proprietary information in the advancement of their products, methods or technologies. The disclosure of Spectrum Brands’ trade secrets would impair its competitive position, thereby weakening demand for its products or services and harming its ability to maintain or increase its customer base.

Disruption or failures of Spectrum Brands’ information technology systems could have a material adverse effect on its business.

Spectrum Brands’ information technology systems are susceptible to security breaches, operational data loss, general disruptions in functionality, and may not be compatible with new technology. Spectrum Brands depends on its information technology systems for the effectiveness of its operations and to interface with its customers, as well as to maintain financial records and accuracy. Disruption or failures of Spectrum Brands’ information technology systems could impair its ability to effectively and timely provide its services and products and maintain its financial records, which could damage its reputation and have a material adverse effect on its business.

Risks Related to FGL’s Business

A continuation of our existing financial strength ratings, financial strength ratings downgrade or other negative action by a ratings organization could adversely affect FGL’s financial condition and results of operations.

Various nationally recognized statistical rating organizations (“rating organizations”) review the financial performance and condition of insurers, including FGL’s insurance subsidiaries, and publish their financial strength ratings as indicators of an insurer’s ability to meet policyholder and contract holder obligations. These ratings are important to maintaining public confidence in FGL’s products, its ability to market its products, and its competitive position. Any downgrade or other negative action by a ratings organization with respect to the financial strength ratings of FGL’s insurance subsidiaries could materially adversely affect FGL in many ways, including the following: reducing new sales of insurance and investment products; adversely affecting relationships with distributors, IMOs and sales agents; increasing the number or amount of policy surrenders and withdrawals of funds; requiring a reduction in prices for FGL’s insurance products and services in order to remain competitive; or adversely affecting FGL’s ability to obtain reinsurance at a reasonable price, on reasonable terms, or at all. A downgrade of sufficient magnitude could result in FGL’s insurance subsidiaries being required to collateralize reserves, balances, or obligations under reinsurance, and securitization agreements.

Additionally, under some of its derivative contracts, FGL has agreed to maintain certain financial strength ratings. A downgrade below these levels could result in termination of the contracts, at which time any amounts payable by FGL or the counterparty would be dependent on the market value of the underlying derivative contracts. Downgrades of FGL’s insurance subsidiaries have given multiple counterparties the right to terminate ISDA agreements. No ISDA agreements have been terminated, although the counterparties have reserved the right to terminate the ISDA agreements at any time.

Rating organizations assign ratings based upon several factors. While most of these factors relate to the rated company, some factors relate to the views of the rating organization, general economic conditions, and circumstances outside the rated company’s control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations’ judgment of the rating to be assigned to the rated company.

If FGL’s financial strength ratings are further downgraded, FGL anticipates that its sales of new policies will be adversely impacted and that it could experience substantial surrenders of existing policies. In order to improve or maintain their financial strength ratings, FGL’s insurance subsidiaries may limit the amount of dividends that they would otherwise pay to us. In that regard, FGL may implement business strategies to improve its risked based capital (“RBC”) ratio to a level anticipated by the rating agencies to maintain or improve its current rating. If FGL is unable to achieve this level, FGL may limit dividend payments from its major insurance subsidiary to the extent necessary for the major insurance subsidiary to sustain such a target RBC ratio. If it fails to maintain such a target RBC ratio its financial strength rating could suffer. FGL cannot predict what actions the rating organizations may take in the future, and FGL’s insurance subsidiaries may not be able to improve its insurance subsidiaries’ current financial strength ratings, which could adversely affect FGL’s financial condition and results of operations.

The amount of statutory capital that FGL’s insurance subsidiaries have and the amount of statutory capital that they must hold to maintain their financial strength and credit ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of FGL’s control.

FGL’s insurance subsidiaries are subject to regulations that provide minimum capitalization requirements based on RBC formulas for life insurance companies. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset, interest rate, and certain other risks.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the following: the amount of statutory income or losses generated by FGL’s insurance subsidiaries (which itself is sensitive to equity market and credit market conditions), the amount of additional capital FGL’s insurance subsidiaries must hold to support business growth, changes in reserve requirements applicable to FGL’s insurance subsidiaries, FGL’s ability to secure capital market solutions to provide reserve relief, changes in equity market levels, the value of certain fixed-income and equity securities in its investment portfolio, changes in the credit ratings of investments held in its portfolio, the value of certain derivative instruments, changes in interest rates, credit market volatility, changes in consumer behavior, as well as changes to the National Association of Insurance Commissioners’ (“NAIC”) RBC formula. Most of these factors are outside of FGL’s control. The financial strength and credit ratings of FGL’s insurance subsidiaries are significantly influenced by their statutory surplus amounts and capital adequacy ratios. Rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital FGL’s insurance subsidiaries must hold in order to maintain their current ratings. In addition, rating agencies may downgrade the investments held in FGL’s portfolio, which could result in a reduction of FGL’s capital and surplus and/or its RBC ratio.

In extreme equity market declines, the amount of additional statutory reserves FGL’s insurance subsidiaries are required to hold for fixed indexed products may decrease at a rate less than the rate of change of the markets. This mismatch could result in a reduction of capital, surplus, and/or RBC ratio of FGL and its insurance subsidiaries.

FGL is highly regulated and subject to numerous legal restrictions and regulations.

FGL’s business is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative, and in some instances discretionary, authority with respect to many aspects of FGL’s business, which may include, among other things, premium rates and increases thereto, underwriting practices, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than shareowners. At any given time, a number of financial and/or market conduct examinations or inquiries of FGL and its insurance subsidiaries may be ongoing. From time to time, regulators raise issues during examinations or audits of FGL and its insurance subsidiaries that could, if determined adversely, have a material impact on FGL.

Under insurance guaranty fund laws in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. FGL cannot predict the amount or timing of any such future assessments. Although FGL’s business is subject to regulation in each state in which it conducts business, in many instances the state regulatory models emanate from the NAIC. State insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer and at the expense of the insurer and, thus, could have a material adverse effect on FGL’s business, operations and financial condition. FGL is also subject to the risk that compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. There is an additional risk that any particular regulator’s interpretation of a legal or accounting issue may change over time to FGL’s detriment, or that changes to the overall legal or market environment, even absent any change of interpretation by a particular regulator, may cause FGL to change its views regarding the actions it needs to take from a legal risk management perspective, which could necessitate changes to FGL’s practices that may, in some cases, limit its ability to grow and improve profitability.

Some of the NAIC pronouncements, particularly as they affect accounting issues, take effect automatically in the various states without affirmative action by the states. Statutes, regulations, and interpretations may be applied with retroactive impact, particularly in areas such as accounting and reserve requirements. Also, regulatory actions with prospective impact can potentially have a significant impact on currently sold products. The NAIC continues to work to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves.

Recently FGL has received inquiries from a number of state regulatory authorities regarding its use of the U.S. Social Security Administration’s Death Master File (“Death Master File”) and compliance with state claims practices regulations and unclaimed property or escheatment laws. The New York State Department of Financial Services issued a letter and subsequent regulation requiring life insurers doing business in New York to use the Death Master File or similar databases to determine if benefits were payable under life insurance policies, annuities and retained asset accounts. Other states, including the state of Maryland (FGL’s state of domicile), have enacted regulation which will impose requirements on insurers to periodically compare their in-force life insurance and annuity policies against the Death Master File or similar databases, investigate any identified potential matches to confirm the death of the insured and determine whether benefits are due and attempt to locate the beneficiaries of any benefits that are due or, if no beneficiary can be located, escheat the benefit to the state as unclaimed property. FGL has received notice of escheatment audits from several states. It is possible that these requirements would result in additional payments to beneficiaries, additional escheatment of funds deemed abandoned under state laws, administrative penalties, and administrative expenses. While FGL believes that it has established sufficient reserves with respect to these matters, it is possible that third parties could dispute these amounts and additional payments or additional unreported claims or liabilities could be required or identified, the effects of which could be significant and could have a material adverse effect on FGL’s financial condition and results of operations.

At the federal level, bills are routinely introduced in both chambers of the U.S. Congress which could affect insurance companies. In the past, Congress has considered legislation that would impact insurance companies in numerous ways, such as providing for an optional federal charter for insurance companies or a federal presence in insurance regulation, pre-empting state law in certain respects regarding the regulation of reinsurance, increasing federal oversight in areas such as consumer protection, solvency regulation and other matters. FGL cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect FGL or whether any effects will be material.

The Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”) makes sweeping changes to the regulation of financial services entities, products and markets. Certain provisions of the Dodd-Frank Act are or may become applicable to FGL, its competitors or those entities with which FGL does business, including but not limited to: the establishment of federal regulatory authority over derivatives, the establishment of consolidated federal regulation and resolution authority over systemically important financial services firms, the establishment of the Federal Insurance Office, changes to the regulation of broker dealers and investment advisors, changes to the regulation of reinsurance, changes to regulations affecting the rights of shareholders, the imposition of additional regulation over credit rating agencies, and the imposition of concentration limits on financial institutions that restrict the amount of credit that may be extended to a single person or entity. Numerous provisions of the Dodd-Frank Act require the adoption of implementing rules and/or regulations. In addition, the Dodd-Frank Act mandates multiple studies, which could result in additional legislation or regulation applicable to the insurance industry, FGL, its competitors or the entities with which FGL does business. Legislative or regulatory requirements imposed by or promulgated in connection with the Dodd-Frank Act may impact FGL in many ways, including but not limited to: placing FGL at a competitive disadvantage relative to its competition or other financial services entities, changing the competitive landscape of the financial services sector and/or the insurance industry, making it more expensive for FGL to conduct its business, requiring the reallocation of significant company resources to government affairs, legal and compliance-related activities, or otherwise have a material adverse effect on the overall business climate as well as FGL’s financial condition and results of operations.

FGL may also be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by ERISA. Severe penalties are imposed for breach of duties under ERISA.

Other types of regulation that could affect FGL include insurance company investment laws and regulations, state statutory accounting practices, antitrust laws, minimum solvency requirements, federal privacy laws, insurable interest laws, federal anti-money laundering and anti-terrorism laws.

FGL cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on FGL if enacted into law. In addition, because FGL’s activities are relatively concentrated in a small number of lines of business, any change in law or regulation affecting one of those lines of business could have a disproportionate impact on FGL compared to other insurance companies.

FGL’s reinsurers, including Wilton Re, could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could materially adversely affect FGL’s business, financial condition and results of operations.

FGL, through its insurance subsidiaries, cedes material amounts of insurance and transfers related assets and certain liabilities to other insurance companies through reinsurance. Specifically, a material amount of liabilities were transferred to Wilton Re pursuant to the Wilton Re Transaction (See “Business—Our Operating Subsidiaries—FGL—The Fidelity & Guaranty Acquisition—Wilton Re Transaction” in our 2012 Annual Report for further discussion). However, notwithstanding the transfer of related assets and certain liabilities, FGL remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed. Accordingly, FGL bears credit risk with respect to its reinsurers, including its reinsurance arrangements with Wilton Re. The failure, insolvency, inability or unwillingness to pay under the terms of reinsurance agreements with FGL could materially adversely affect FGL’s business, financial condition and results of operations.

FGL’s ability to compete is dependent on the availability of reinsurance or other substitute financing solutions. Premium rates charged by FGL are based, in part, on the assumption that reinsurance will be available at a certain cost. Under certain reinsurance agreements, the reinsurer may increase the rate it charges FGL for the reinsurance. Therefore, if the cost of reinsurance were to increase, if reinsurance were to become unavailable, if alternatives to reinsurance were not available to FGL, or if a reinsurer should fail to meet its obligations, FGL’s business financial condition and results of operations could be materially adversely affected.

In recent years, access to reinsurance has become more costly for the insurance industry, including FGL. In addition, the number of life reinsurers has decreased as the reinsurance industry has consolidated. The decreased number of participants in the life reinsurance market resulted in increased concentration of risk for insurers, including FGL. If the reinsurance market further contracts, FGL’s ability to continue to offer its products on terms favorable to it could be adversely impacted resulting in adverse consequences to FGL’s business, operations and financial condition.

In addition, reinsurers are facing many challenges regarding illiquid credit and/or capital markets, investment downgrades, rating agency downgrades, deterioration of general economic conditions, and other factors negatively impacting the financial services industry generally. If such events cause a reinsurer to fail to meet its obligations, FGL’s business, financial condition and results of operations could be materially adversely affected.

FGL’s results of operations and financial condition may be negatively affected should actual experience differ from management’s assumptions and estimates.

FGL makes certain assumptions and estimates regarding mortality, persistency, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results. These assumptions and estimates are also used to estimate the amounts of value of business acquired (“VOBA”), policy liabilities and accruals, future earnings, and various components of FGL’s consolidated balance sheet. These assumptions are also used in making decisions crucial to the operation of FGL’s business, including the pricing of products and expense structures relating to products. These assumptions and estimates incorporate assumptions about many factors, none of which can be predicted with certainty. FGL’s actual experiences, as well as changes in estimates, are used to prepare FGL’s consolidated statement of operations. To the extent FGL’s actual experience and changes in estimates differ from original estimates, FGL’s business, operations and financial condition may be materially adversely affected.

The calculations FGL uses to estimate various components of its balance sheet and consolidated statement of operations are necessarily complex and involve analyzing and interpreting large quantities of data. FGL currently employs various techniques for such calculations and from time to time it will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates. However, assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revisions over time. Furthermore, FGL uses third party consultants to prepare actuarial analyses of the financial and insurance products which it offers. The accuracy of these analyses is dependent upon the assumptions and estimates, discussed above, provided by management to the third parties, and by any limitations of the models used by the third parties. Accordingly, FGL’s results may be adversely affected from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

FGL’s financial condition or results of operations could be adversely impacted if its assumptions regarding the fair value and future performance of its investments differ from actual experience.

FGL makes assumptions regarding the fair value and expected future performance of its investments. Expectations that FGL’s investments in residential and commercial mortgage-backed securities will continue to perform in accordance with their contractual terms are based on assumptions a market participant would use in determining the current fair value and consider the performance of the underlying assets. It is possible that the underlying collateral of these investments will perform worse than current market expectations and that such reduced performance may lead to adverse changes in the cash flows on FGL’s holdings of these types of securities. This could lead to potential future other-than-temporary impairments within FGL’s portfolio of mortgage-backed and asset-backed securities. In addition, expectations that FGL’s investments in corporate securities and/or debt obligations will continue to perform in accordance with their contractual terms are based on evidence gathered through its normal credit surveillance process. It is possible that issuers of corporate securities in which FGL has invested will perform worse than current expectations. Such events may lead FGL to recognize potential future other-than-temporary impairments within its portfolio of corporate securities. It is also possible that such unanticipated events would lead FGL to dispose of certain of those holdings and recognize the effects of any market movements in its financial statements.

It is possible that actual values will differ from FGL’s assumptions. Such events could result in a material change in the value of FGL’s investments, business, operations and financial condition.

FGL could be forced to sell investments at a loss to cover policyholder withdrawals.

Certain products offered by FGL allow policyholders to withdraw their funds under defined circumstances. In order to meet such funding obligations, FGL manages its liabilities and configures its investment portfolios so as to provide and maintain sufficient liquidity to support expected withdrawal demands and contract benefits and maturities. However, in order to provide necessary long-term returns, a certain portion of FGL’s assets are relatively illiquid. There can be no assurance that withdrawal demands will match FGL’s estimation of withdrawal demands. If FGL experiences unexpected withdrawal activity, whether as a result of financial strength downgrades or otherwise, it could exhaust its liquid assets and be forced to liquidate other less liquid assets, possibly at a loss or on other unfavorable terms. If FGL is forced to dispose of assets at a loss or on unfavorable terms, it could have a material adverse effect on FGL’s business, financial condition and results of operations.

Interest rate fluctuations could negatively affect FGL’s interest earnings and spread income, or otherwise impact its business.

Interest rates are subject to volatility and fluctuations. For the past several years interest rates have trended downwards to historically low levels. In order to meet its policy and contractual obligations, FGL must earn a sufficient return on its invested assets. A prolonged period of historically low rates or significant changes in interest rates could expose FGL to the risk of not earning anticipated interest earnings, or of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect FGL’s interest earnings and spread income (the difference between the returns FGL earns on its investments and the amounts it must credit to policyholders and contract holders). While FGL develops and maintains asset/liability management programs and procedures designed to mitigate the effect on interest earnings and spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not materially adversely affect FGL’s business, financial condition and results of operations.

Additionally, FGL’s asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of FGL’s asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

Changes in interest rates may also impact FGL’s business in other ways, including affecting the attractiveness of certain of FGL’s products. Lower interest rates may result in lower sales of certain of FGL’s insurance and investment products. However, during periods of declining interest rates, certain life insurance and annuity products may be relatively more attractive investments to consumers, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased persistency, or a higher percentage of insurance policies remaining in force from year to year during a period when FGL’s investments carry lower returns, and FGL could become unable to earn its spread income.

FGL’s expectation for future interest earnings and spreads is an important component in amortization of VOBA and significantly lower interest earnings or spreads that may cause FGL to accelerate amortization, thereby reducing net income in the affected reporting period.

Higher interest rates may increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of other products. During periods of increasing market interest rates, FGL may offer higher crediting rates on interest-sensitive products, such as universal life insurance and fixed annuities, and it may increase crediting rates on in-force products to keep these products competitive. A rise in interest rates, in the absence of other countervailing changes, will increase the net unrealized loss position of FGL’s investment portfolio and, if long-term interest rates rise dramatically within a six- to twelve-month time period, certain of FGL’s products may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders may surrender their contracts in a rising interest rate environment, requiring FGL to liquidate assets in an unrealized loss position. This risk is mitigated to some extent by the high level of surrender charge protection provided by FGL’s products. Increases in crediting rates, as well as surrenders and withdrawals, could have a material adverse effect on FGL’s business, financial condition and results of operations.

FGL’s investments are subject to market, credit, legal, and regulatory risks. These risks could be heightened during periods of extreme volatility or disruption in financial and credit markets.

FGL’s invested assets and derivative financial instruments are subject to risks of credit defaults and changes in market values. Periods of extreme volatility or disruption in the financial and credit markets could increase these risks. Underlying factors relating to volatility affecting the financial and credit markets could lead to other-than-temporary impairments of assets in FGL’s investment portfolio.

The value of FGL’s mortgage-backed investments depends in part on the financial condition of the borrowers and tenants for the properties underlying those investments, as well as general and specific circumstances affecting the overall default rate.

Significant continued financial and credit market volatility, changes in interest rates, credit spreads, credit defaults, real estate values, market illiquidity, declines in equity prices, acts of corporate malfeasance, ratings downgrades of the issuers or guarantors of these investments, and declines in general economic conditions, either alone or in combination, could have a material adverse impact on FGL’s results of operations, financial condition, or cash flows through realized losses, other-than-temporary impairments, changes in unrealized loss positions, and increased demands on capital. In addition, market volatility can make it difficult for FGL to value certain of its assets, especially if trading becomes less frequent. Valuations may include assumptions or estimates that may have significant period-to-period changes that could have an adverse impact on FGL’s results of operations or financial condition.

Equity market volatility could negatively impact FGL’s business.

Equity market volatility can affect FGL’s profitability in various ways, in particular as a result of guaranteed minimum withdrawal or surrender benefits in its products. The estimated cost of providing guaranteed minimum withdrawal benefits incorporates various assumptions about the overall performance of equity markets over certain time periods. Periods of significant and sustained downturns in equity markets, increased equity volatility, or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction in FGL’s net income. The rate of amortization of VOBA costs relating to fixed indexed annuity products and the cost of providing guaranteed minimum withdrawal or surrender benefits could also increase if equity market performance is worse than assumed.

Credit market volatility or disruption could adversely impact FGL’s financial condition or results from operations.

Significant volatility or disruption in credit markets could have a material adverse effect on FGL’s business, financial condition and results of operations. Changes in interest rates and credit spreads could cause market price and cash flow variability in the fixed income instruments in FGL’s investment portfolio. Significant volatility and lack of liquidity in the credit markets could cause issuers of the fixed-income securities in FGL’s investment portfolio to default on either principal or interest payments on these securities. Additionally, market price valuations may not accurately reflect the underlying expected cash flows of securities within FGL’s investment portfolio.

Changes in federal income taxation laws, including any reduction in individual income tax rates, may affect sales of our products and profitability.

The annuity and life insurance products that FGL markets generally provide the policyholder with certain federal income tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (i.e., the “inside build-up”) is deferred until it is received by the policyholder. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.

From time to time, various tax law changes have been proposed that could have an adverse effect on FGL’s business, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have a material adverse effect on FGL’s ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to a qualified retirement plan.

Beginning in 2013, distributions from non-qualified annuity policies will be considered “investment income” for purposes of the newly enacted Medicare tax on investment income contained in the Health Care and Education Reconciliation Act of 2010. As a result, in certain circumstances a 3.8% tax (“Medicare Tax”) may be applied to some or all of the taxable portions of distributions from non-qualified annuities to individuals whose income exceeds certain threshold amounts. This new tax may have a material adverse effect on FGL’s ability to sell nonqualified annuities to individuals whose income exceeds these threshold amounts and could accelerate withdrawals due to additional tax.

FGL may be required to increase its valuation allowance against its deferred tax assets, which could materially adversely affect FGL’s capital position, business, operations and financial condition.

Deferred tax assets refer to assets that are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets in essence represent future savings of taxes that would otherwise be paid in cash. The realization of the deferred tax assets is dependent upon the generation of sufficient future taxable income, including capital gains. If it is determined that the deferred tax assets cannot be realized, a deferred tax valuation allowance must be established, with a corresponding charge to net income.

Based on FGL’s current assessment of future taxable income, including available tax planning opportunities, FGL anticipates that it is more likely than not that it will not generate sufficient taxable income to realize all of its deferred tax assets. If future events differ from FGL’s current forecasts, the valuation allowance may need to be increased from the current amount, which could have a material adverse effect on FGL’s capital position, business, operations and financial condition.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

FGL, like other financial services companies, is involved in litigation and arbitration in the ordinary course of business. Although FGL does not believe that the outcome of any such litigation or arbitration will have a material impact on its financial condition or results of operations, FGL cannot predict such outcome, and a judgment against FGL could be substantial. More generally, FGL operates in an industry in which various practices are subject to scrutiny and potential litigation, including class actions. In addition, FGL sells its products through IMOs, whose activities may be difficult to monitor. Civil jury verdicts have been returned against insurers and other financial services companies involving sales, underwriting practices, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, payment of sales or other contingent commissions, and other matters. Such lawsuits can result in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, financial services companies have made material settlement payments.

Companies in the financial services industry are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny.

The financial services industry, including insurance companies, is sometimes the target of law enforcement and regulatory investigations relating to the numerous laws and regulations that govern such companies. Some financial services companies have been the subject of law enforcement or other actions resulting from such investigations. Resulting publicity about one company may generate inquiries into or litigation against other financial services companies, even those who do not engage in the business lines or practices at issue in the original action. It is impossible to predict the outcome of such investigations or actions, whether they will expand into other areas not yet contemplated, whether they will result in changes in insurance regulation, whether activities currently thought to be lawful will be characterized as unlawful, or the impact, if any, of such scrutiny on the financial services and insurance industry or FGL.

FGL is dependent on the performance of others.

FGL relies on various parties to provide services for its business operations. As such, FGL’s results may be affected by the performance of those other parties. For example, FGL is dependent upon independent distribution channels to sell its products, third parties to perform underwriting functions, hires an outside consulting company to perform actuarial analyses and certain assets are managed by third parties. Additionally, FGL’s operations are dependent on various service providers and on various technologies, some of which are provided and/or maintained by certain key outsourcing partners and other parties.

The other parties upon which FGL depends may default on their obligations to FGL due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud, loss of key personnel or other reasons. Such defaults could have a material adverse effect on FGL’s financial condition and results of operations. In addition, certain of these other parties may act, or be deemed to act, on behalf of FGL or represent FGL in various capacities. Consequently, FGL may be held responsible for obligations that arise from the acts or omissions of these other parties.

FGL’s ability to conduct its business is dependent upon consumer confidence in the industry and its products. The conduct of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of FGL’s annuity and insurance products.

The occurrence of computer viruses, network security breaches, disasters, or other unanticipated events could affect the data processing systems of FGL or its business partners and could damage FGL’s business and adversely affect its financial condition and results of operations.

FGL retains confidential information in its computer systems, and relies on sophisticated commercial technologies to maintain the security of those systems. Despite FGL’s implementation of network security measures, its servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with its computer systems. Anyone who is able to circumvent FGL’s security measures and penetrate FGL’s computer systems could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, an increasing number of states require that customers be notified of unauthorized access, use, or disclosure of their information. Any compromise of the security of FGL’s computer systems that results in inappropriate access, use or disclosure of personally identifiable customer information could damage FGL’s reputation in the marketplace, deter people from purchasing FGL’s products, subject FGL to significant civil and criminal liability and require FGL to incur significant technical, legal and other expenses.

In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, a computer virus, a terrorist attack or war, FGL’s computer systems may be inaccessible to its employees, customers, or business partners for an extended period of time. Even if FGL’s employees are able to report to work, they may be unable to perform their duties for an extended period of time if FGL’s data or systems are disabled or destroyed. Any such occurrence could materially adversely affect FGL’s business, operations and financial condition.

FGL’s insurance subsidiaries’ ability to grow depends in large part upon the continued availability of capital.

FGL’s insurance subsidiaries’ long-term strategic capital requirements will depend on many factors, including their accumulated statutory earnings and the relationship between their statutory capital and surplus and various elements of required capital. To support long-term capital requirements, FGL’s insurance subsidiaries may need to increase or maintain their statutory capital and surplus through financings, which could include debt, equity, financing arrangements and/or other surplus relief transactions. Adverse market conditions have affected and continue to affect the availability and cost of capital from external sources and HGI is not obligated, and may choose or be unable, to provide financing or make any capital contribution to FGL’s insurance subsidiaries. Consequently, financings, if available at all, may be available only on terms that are not favorable to FGL’s insurance subsidiaries. If FGL’s insurance subsidiaries cannot maintain adequate capital, they may be required to limit growth in sales of new policies, and such action could materially adversely affect FGL’s business, operations and financial condition.

New accounting rules, changes to existing accounting rules, or the grant of permitted accounting practices to competitors could negatively impact FGL.

Following the consummation of the Fidelity & Guaranty Acquisition, FGL is required to comply with GAAP. A number of organizations are instrumental in the development and interpretation of GAAP such as the SEC, the Financial Accounting Standards Board and the American Institute of Certified Public Accountants. GAAP is subject to constant review by these organizations and others in an effort to address emerging accounting rules and issue interpretative accounting guidance on a continual basis. FGL can give no assurance that future changes to GAAP will not have a negative impact on FGL. GAAP includes the requirement to carry certain investments and insurance liabilities at fair value. These fair values are sensitive to various factors including, but not limited to, interest rate movements, credit spreads, and various other factors. Because of this, changes in these fair values may cause increased levels of volatility in FGL’s financial statements.

In addition, FGL’s insurance subsidiaries are required to comply with statutory accounting principles (“SAP”). SAP and various components of SAP (such as actuarial reserving methodology) are subject to constant review by the NAIC and its task forces and committees as well as state insurance departments in an effort to address emerging issues and otherwise improve financial reporting. Various proposals are currently or have previously been pending before committees and task forces of the NAIC, some of which, if enacted, would negatively affect FGL. The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. FGL cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect FGL. In addition, the NAIC Accounting Practices and Procedures manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP by granting them permitted accounting practices. FGL cannot predict whether or when the insurance departments of the states of domicile of its competitors may permit them to utilize advantageous accounting practices that depart from SAP, the use of which is not permitted by the insurance departments of the states of domicile of FGL and its insurance subsidiaries. With respect to regulations and guidelines, states sometimes defer to the interpretation of the insurance department of the state of domicile. Neither the action of the domiciliary state nor action of the NAIC is binding on a state. Accordingly, a state could choose to follow a different interpretation. FGL can give no assurance that future changes to SAP or components of SAP or the grant of permitted accounting practices to its competitors will not have a negative impact on FGL.

FGL’s risk management policies and procedures could leave it exposed to unidentified or unanticipated risk, which could negatively affect its business or result in losses.

FGL has developed risk management policies and procedures and expects to continue to enhance these in the future. Nonetheless, FGL’s policies and procedures to identify, monitor, and manage both internal and external risks may not effectively mitigate these risks or predict future exposures, which could be different or significantly greater than expected. These identified risks may not be the only risks facing FGL. Additional risks and uncertainties not currently known to FGL, or that it currently deems to be immaterial, may adversely affect FGL’s business, financial condition and/or operating results.

Difficult conditions in the economy generally could adversely affect FGL’s business, operations and financial condition.

A general economic slowdown could adversely affect FGL in the form of changes in consumer behavior and pressure on FGL’s investment portfolios. Changes in consumer behavior could include decreased demand for FGL’s products and elevated levels of policy lapses, policy loans, withdrawals, and surrenders. FGL’s investments, including investments in mortgage-backed securities, could be adversely affected as a result of deteriorating financial and business conditions affecting the issuers of the securities in FGL’s investment portfolio.

FGL may not be able to protect its intellectual property and may be subject to infringement claims.

FGL relies on a combination of contractual rights and copyright, trademark, and trade secret laws to establish and protect its intellectual property. Although FGL uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate its intellectual property. FGL may have to litigate to enforce and protect its copyrights, trademarks, trade secrets, and knowhow or to determine their scope, validity, or enforceability, which represents a diversion of resources that may be significant in amount and may not prove successful. The loss of intellectual property protection or the inability to secure or enforce the protection of FGL’s intellectual property assets could adversely impact FGL’s business and its ability to compete effectively.

FGL also may be subject to costly litigation in the event that another party alleges its operations or activities infringe upon that party’s intellectual property rights. FGL may also be subject to claims by third parties for breach of copyright, trademark, trade secret, or license usage rights. Any such claims and any resulting litigation could result in significant liability for damages or be enjoined from providing certain products or services to its customers or utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets, or licenses, or alternatively could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on FGL’s business, results of operations, and financial condition.

FGL’s business could be interrupted or compromised if it experiences difficulties arising from outsourcing relationships.

In addition to services provided by third-party asset managers and actuarial consultants, FGL outsources the following functions to third-party service providers, and expects to do so in the future: (i) new business administration, (ii) hosting of financial systems, (iii) services of existing policies, (iv) call centers and (v) underwriting administration of life insurance applications. If FGL does not maintain an effective outsourcing strategy or third-party providers do not perform as contracted, FGL may experience operational difficulties, increased costs and a loss of business that could have a material adverse effect on its results of operations. In addition, FGL’s reliance on third-party service providers that it does not control does not relieve FGL of its responsibilities and requirements. Any failure or negligence by such third party service providers in carrying out their contractual duties may result in FGL becoming subjected to liability to parties who are harmed and ensuing litigation. Any litigation relating to such matters could be costly, expensive and time-consuming, and the outcome of any such litigation may be uncertain.

Moreover, any adverse publicity arising from such litigation, even if the litigation is not successful, could adversely affect the reputation and sales of FGL and its products.

FGL is exposed to the risks of natural and man-made catastrophes, pandemics and malicious and terrorist acts that could materially adversely affect FGL’s business, financial condition and results of operations.

Natural and man-made catastrophes, pandemics and malicious and terrorist acts present risks that could materially adversely affect FGL’s operations and results. A natural or man-made catastrophe, pandemic or malicious or terrorist act could materially adversely affect the mortality or morbidity experience of FGL or its reinsurers. Such events could result in a substantial increase in mortality experience. Although FGL participates in a risk pooling arrangement that partially mitigates the impact of multiple deaths from a single event, claims arising from such events could have a material adverse effect on FGL’s business, operations and financial condition, either directly or as a result of their effect on its reinsurers or other counterparties. Such events could also have an adverse effect on lapses and surrenders of existing policies, as well as sales of new policies. While FGL has taken steps to identify and manage these risks, such risks cannot be predicted with certainty, nor fully protected against even if anticipated.

In addition, such events could result in a decrease or halt in economic activity in large geographic areas, adversely affecting the marketing or administration of FGL’s business within such geographic areas and/or the general economic climate, which in turn could have an adverse effect on FGL’s business, operations and financial condition. The possible macroeconomic effects of such events could also adversely affect FGL’s asset portfolio.

FGL operates in a highly competitive industry, which could limit its ability to gain or maintain its position in the industry and could materially adversely affect FGL’s business, financial condition and results of operations.

FGL operates in a highly competitive industry. FGL encounters significant competition in all of its product lines from other insurance companies, many of which have greater financial resources and higher financial strength ratings than FGL and which may have a greater market share, offer a broader range of products, services or features, assume a greater level of risk, have lower operating or financing costs, or have different profitability expectations than FGL. Competition could result in, among other things, lower sales or higher lapses of existing products.

FGL’s annuity products compete with fixed index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. FGL’s insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures.

Consolidation in the insurance industry and in distribution channels may result in increasing competitive pressures on FGL. Larger, potentially more efficient organizations may emerge from consolidation. In addition, some mutual insurance companies have converted to stock ownership, which gives them greater access to capital markets and greater ability to compete. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of FGL’s products by substantially increasing the number and financial strength of potential competitors. Consolidation and expansion among banks, insurance companies, and other financial service companies with which FGL does business could also have an adverse effect on FGL’s business, operations and financial condition if they demand more favorable terms than FGL previously offered or if they elect not to continue to do business with FGL following consolidation or expansion.

FGL’s ability to compete is dependent upon, among other things, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of adequate financial strength ratings from rating agencies. FGL’s ability to compete is also dependent upon, among other things, its ability to attract and retain distribution channels to market its products, the competition for which is vigorous. FGL competes for marketers and agents primarily on the basis of FGL’s financial position, support services, compensation and product features. Such marketers and agents may promote products offered by other life insurance companies that may offer a larger variety of products than FGL offers. FGL’s competitiveness for such marketers and agents also depends upon the long-term relationships it develops with them. If FGL is unable to attract and retain sufficient marketers and agents to sell its products, FGL’s ability to compete and its revenues will suffer.

FGL’s ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business.

FGL’s ability to maintain competitive unit costs is dependent upon a number of factors, such as the level of new sales, persistency of existing business, and expense management. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs. FGL’s business plan includes expense reductions, but there can be no assurance that such reductions will be achieved.

In addition, lower persistency may result in higher or more rapid amortization of VOBA costs, which would result in higher unit costs and lower reported earnings. Although many of FGL’s products contain surrender charges, such charges decrease over time and may not be sufficient to cover the unamortized VOBA costs with respect to the insurance policy or annuity contract being surrendered.

There may be adverse consequences if the independent contractor status of FGL’s IMOs is successfully challenged.

FGL sells its products through a network of approximately 200 IMOs representing approximately 19,000 independent agents and managing general agents. These IMOs are treated by FGL as independent contractors who own their own businesses. However, the tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status of FGL’s IMOs are subject to change or interpretation by various authorities. If a federal or state authority or court enacts legislation (or adopts regulations) or adopts an interpretation that changes the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of FGL’s independent contractors, FGL could incur significant costs in complying with such laws, regulations or interpretations, including, in respect of tax withholding, social security payments and recordkeeping, or FGL could be held liable for the actions of such independent contractors or may be required to modify its business model, any of which could have a material adverse effect on FGL’s business, financial condition and results of operations. In addition, there is the risk that FGL may be subject to significant monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state, or provincial tax or employment laws. Further, if it were determined that FGL’s IMOs should be treated as employees, FGL could possibly incur additional liabilities with respect to any applicable employee benefit plan.

Risks Related to the Hardware Acquisition

Spectrum Brands may not realize the anticipated benefits of the Hardware Acquisition.

The Hardware Acquisition involves the integration of two companies that have previously operated independently. The integration of Spectrum Brands’ operations with those of HHI is expected to result in financial and operational benefits, including increased top line growth, margins, revenues and cost savings and be accretive to earnings per share, earnings before interest, taxes, depreciation and amortization and free cash flow before synergies. There can be no assurance, however, regarding when or the extent to which Spectrum Brands will be able to realize these increased top line growth, margins, revenues, cost savings or accretions to earnings per share, earnings before interest, taxes, depreciation and amortization or free cash flow or other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. Spectrum Brands must integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. In some instances, Spectrum Brands and HHI have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Difficulties associated with integration could have a material adverse effect on Spectrum Brands’ business.

HGI’s operating results contributed by Spectrum Brands after the Hardware Acquisition, may materially differ from the pro forma information presented in this prospectus supplement.

HGI’s operating results contributed by Spectrum Brands’ after the Hardware Acquisition may be materially different from those shown in the pro forma information, which represents only a combination of our historical results with those of HHI. The merger, financing, integration, restructuring and transaction costs related to the Hardware Acquisition could be higher or lower than currently estimated, depending on how difficult it will be to integrate Spectrum Brands’ business with that of HHI.

At the First Closing Spectrum Brands will assume certain potential liabilities relating to the HHI Business.

Following the First Closing, Spectrum Brands will have assumed certain potential liabilities relating to the HHI Business. To the extent Spectrum Brands has not identified such liabilities or to the extent the indemnifications obtained from Stanley Black & Decker are insufficient to cover known liabilities, these liabilities could have a material adverse effect on Spectrum Brands’ business.

Integrating Spectrum Brands’ business with that of HHI may divert Spectrum Brands’ management’s attention away from operations.

Successful integration of Spectrum Brands’ and HHI’s operations, products and personnel may place a significant burden on its management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm Spectrum Brands’ business, financial conditions and operating results.

Spectrum Brands will supply certain products and services to Stanley Black & Decker and its subsidiaries pursuant to the terms of certain supply agreements for a period of time after each of the First Closing and the Second Closing. Spectrum Brands’ provision of products and services under these agreements will require Spectrum Brands to dedicate resources of the HHI Business and the TLM Residential Business and may result in liabilities to Spectrum Brands.

Certain products and services currently used by Stanley Black & Decker are produced and provided using equipment of the HHI Business and the TLM Residential Business that Spectrum Brands will be acquiring or certain equipment belonging to Stanley Black & Decker and its subsidiaries that will continue to be located for a period of time after each of the First Closing and the Second Closing at facilities operated by the HHI Business and the TLM Residential

Business and maintained by us pursuant to certain specifications. At each of the First Closing and the Second Closing, Spectrum Brands and Stanley Black & Decker will enter into supply agreements (each, a “Supply Agreement”), whereby Spectrum Brands will provide Stanley Black & Decker and its subsidiaries with certain of these products and services for a period of time. This will require Spectrum Brands to dedicate resources of the HHI Business and the TLM Residential Business towards the provision of these products and services and may result in liabilities to it. These Supply Agreements are an accommodation to Stanley Black & Decker and its subsidiaries as part of the Hardware Acquisition, and the pricing of the products and services is on terms more favorable to Stanley Black & Decker and its subsidiaries than it would be in the ordinary course of business.

As a result of the Hardware Acquisition, Spectrum Brands may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect its business and require it to incur substantial additional costs to recruit replacement personnel.

Spectrum Brands is highly dependent on the continuing efforts of its senior management team and other key personnel. As a result of the Hardware Acquisition, Spectrum Brands’ current and prospective employees could experience uncertainty about their future roles. This uncertainty may adversely affect Spectrum Brands’ ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on Spectrum Brands’ business after consummation of the Hardware Acquisition. In addition, Spectrum Brands currently does not maintain “key person” insurance covering any member of its management team.

General customer uncertainty related to the Hardware Acquisition could harm Spectrum Brands.

Spectrum Brands’ customers may, in response to the consummation of the Hardware Acquisition, delay or defer purchasing decisions. If Spectrum Brands’ customers delay or defer purchasing decisions, its revenues could materially decline or any anticipated increases in revenue could be lower than expected.

Spectrum Brands only has the right to use certain Stanley Black & Decker trademarks, brand names and logos for a limited period of time. If Spectrum Brands fails to establish in a timely manner a new, independently recognized brand name with a strong reputation, its revenue and profitability could decline.

In connection with Spectrum Brands’ acquisition of HHI, it received a limited right to use certain Stanley Black & Decker trademarks, brand names and logos in marketing its products and services for only five years. Pursuant to a transitional trademark license agreement, Stanley Black & Decker granted Spectrum Brands the right to use the “Stanley” and “Black & Decker” marks and logos, and certain other marks and logos, for up to five years after the First Closing in connection with certain products and services. When Spectrum Brands’ right to use the Stanley Black & Decker trademarks, brand names and logos expires, it may not be able to maintain or enjoy comparable name recognition or status under its new brand. If Spectrum Brands is unable to successfully manage the transition of its business to its new brand, its reputation among its customers could be adversely affected, and its revenue and profitability could decline.

Spectrum Brands will rely on Stanley Black & Decker and its subsidiaries to provide it with certain key services for its business pursuant to the terms of certain transition services agreements for limited transition periods. If Stanley Black & Decker and its subsidiaries fail to perform their obligations under these agreements or if Spectrum Brands does not find equivalent replacement services, Spectrum Brands may be unable to provide these services or implement substitute arrangements on a timely and cost-effective basis on terms favorable to it, or at all.

Certain key services are currently provided to the HHI Business and the TLM Residential Business by Stanley Black & Decker and its subsidiaries, including services related to treasury, accounting, risk management, payroll, sourcing, sales and support, information technology, and employee benefit plans. At each of the First Closing and the Second Closing, Spectrum Brands and Stanley Black & Decker will enter into a Transition Services Agreement (each, a “Transition Services Agreement”), whereby Stanley Black & Decker and its subsidiaries will provide the HHI Business and the TLM Residential Business with certain of these key services for an initial transition period of generally six months, though the initial transition period of certain services is longer, and the provision of each service may be extended at an increased cost to Spectrum Brands. In some cases, such services will be provided on a more limited basis than the HHI Business and the TLM Residential Business had received previously. Spectrum Brands believes it is necessary for Stanley Black & Decker and its subsidiaries to provide these services to the HHI Business and the TLM Residential Business to facilitate the efficient operation of Spectrum Brands’ business as it goes through the transition and integration process. Once the transition periods specified in the Transition Services

Agreements have expired, or if Stanley Black & Decker and its subsidiaries fail to perform their obligations under the Transition Services Agreements, Spectrum Brands will be required to extend the provision of services under such agreements at an increased cost to it, to provide these services itself or to obtain substitute arrangements with third parties. After the applicable transition period, Spectrum Brands may be unable to provide these services internally because of financial or other constraints or be unable to implement substitute arrangements on a timely and cost-effective basis on terms that are favorable to it, or at all.

If Stanley Black & Decker is unable to acquire all the outstanding interests of TLM Taiwan, Spectrum Brands will not be able to acquire the TLM Residential Business.

Spectrum Brands’ acquisition of the TLM Residential Business will take place after the First Closing. Additionally, there are other conditions that must be satisfied in order for this acquisition to close, such as Stanley Black & Decker acquiring all of the outstanding interests of TLM Taiwan. There can be no assurances that these closing conditions will be met and that Spectrum Brands consummates the Second Closing.

The consummation of the Hardware Acquisition is subject to certain conditions including, among others, required regulatory approvals, obtaining certain third party consents and other customary closing conditions, some of which are out of Spectrum Brands’ control.

The closing of the Hardware Acquisition is subject to certain conditions including, among others, obtaining required regulatory approvals, obtaining certain third party consents and other customary closing conditions, some of which are out of Spectrum Brands’ control. The Second Closing will take place after the completion of the first closing and is subject to certain additional conditions, including among others, obtaining required regulatory approvals, the consummation of the acquisition by Stanley Black & Decker of all of the issued and outstanding shares of TLM Taiwan (with which Spectrum Brands has no involvement) and other customary closing conditions, some of which are out of Spectrum Brands’ control. There is no guarantee that these conditions will be satisfied or that the Hardware Acquisition will be consummated.

Failure to complete the Hardware Acquisition could, under certain circumstances, result in Spectrum Brands being required to pay a termination fee to Stanley Black & Decker.

Stanley Black & Decker has certain termination rights under the HHI Acquisition Agreement that, if exercised by Stanley Black & Decker (subject to the satisfaction of certain specified requirements in the HHI Acquisition Agreement), may result in the payment by Spectrum Brands to Stanley Black & Decker of a termination fee. In the event that the debt financing required to consummate the Hardware Acquisition is not funded at the time the First Closing would otherwise occur pursuant to the HHI Acquisition Agreement, Spectrum Brands may be required (subject to the satisfaction of certain specified requirements in the HHI Acquisition Agreement) to pay to Stanley Black & Decker a termination fee of $56 million. In the event that the Hardware Acquisition is not consummated due to certain material breaches of the HHI Acquisition Agreement by Spectrum Brands, Spectrum Brands may be required (subject to the satisfaction of certain specified requirements in the HHI Acquisition Agreement) to pay to Stanley Black & Decker a termination fee of $78 million.

Risks Related to EXCO/HGI Partnership

The consummation of the EXCO/HGI Partnership is subject to certain conditions, some of which are out of our control; failure to close the acquisition of the EXCO/HGI Partnership could, under certain circumstances, result in payment of a termination fee to EXCO Parent.

The closing of the acquisition of the EXCO/HGI Partnership is subject to certain conditions some of which are out of our control including, among others, obtaining required regulatory approvals, obtaining certain third party consents and other customary closing conditions. In addition, under the EXCO/HGI Purchase Agreement, each of EXCO and HGI Energy may terminate the EXCO/HGI Purchase Agreement in the event that the adjustments to the aggregate value of the Contributed Properties resulting from title defects, environmental defects or the failure to obtain required third party consents, waivers of applicable preferential purchase rights or waivers of maintenance of uniform interest provisions exceed $70 million. There is no guarantee that these conditions will be satisfied, or that the consummation of the EXCO/HGI Partnership will not be delayed or will occur on terms materially different than those expected, including, as a result of title and environmental diligence of properties to be acquired, commodity price risks, drilling and production risks, risks related to transaction financing plans and reserve estimates and values and potential reserves and production levels.

EXCO Parent has certain termination rights under the EXCO/HGI Purchase Agreement that, if exercised by EXCO Parent (subject to the satisfaction of certain specified requirements in the EXCO/HGI Purchase Agreement), may result in the payment by HGI Energy to EXCO Parent of a termination fee of $60 million. Upon the satisfaction of certain conditions, HGI has guaranteed the obligation of HGI Energy to pay such termination fee to EXCO Parent.

Fluctuations in oil and natural gas prices, which have been volatile at times, may adversely affect the revenues of the EXCO/HGI Partnership as well as its ability to secure an adequate borrowing capacity, repay indebtedness and obtain additional capital on attractive terms.

The future financial condition, access to capital, cash flow and results of operations of the EXCO/HGI Partnership will depend upon the prices it receives for its oil and natural gas. The EXCO/HGI Partnership will be particularly dependent on prices for natural gas because a large portion of the proved reserves attributable to the properties being contributed to the EXCO/HGI Partnership are natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond the control of the EXCO/HGI Partnership. Factors that affect the prices the EXCO/HGI Partnership will receive for its oil and natural gas include:

■	supply and demand for oil and natural gas and expectations regarding supply and demand;

■	the level of domestic production;

■	the availability of imported oil and natural gas;

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political and economic conditions and events in foreign oil and natural gas producing nations, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;

■	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

■	the cost and availability of transportation and pipeline systems with adequate capacity;

■	the cost and availability of other competitive fuels;

■	fluctuating and seasonal demand for oil, natural gas and refined products;

■	concerns about climate change or other conservation initiatives and the extent of governmental price controls and regulation of production;

■	regional price differentials and quality differentials of oil and natural gas;

■	the availability of refining capacity;

■	technological advances affecting oil and natural gas production and consumption;

■	weather conditions and natural disasters;

■	foreign and domestic government relations; and

■	overall economic conditions.

In the past, including during the last five years, prices of oil and natural gas have been extremely volatile, and we expect this volatility to continue. The revenues, cash flow and profitability of the EXCO/HGI Partnership and its ability to secure an adequate borrowing capacity, repay indebtedness and obtain additional capital on attractive terms will depend substantially upon oil and natural gas prices.

Changes in the differential between NYMEX or other benchmark prices of oil and natural gas and the reference or regional index price used to price the EXCO/HGI Partnership’s actual oil and natural gas sales could have a material adverse effect on the results of operations and financial condition of the EXCO/HGI Partnership.

The reference or regional index prices that EXCO has historically used, and that the EXCO/HGI Partnership is expected to use, to price the EXCO/HGI Partnership’s oil and natural gas sales sometimes reflect a discount to the relevant benchmark prices, such as NYMEX. The difference between the benchmark price and the price references in a sales contract is called a differential. We cannot accurately predict oil and natural gas differentials. Changes in differentials between the benchmark price for oil and natural gas and the reference or regional index price references in the EXCO/HGI Partnership’s sales contracts could have a material adverse effect on the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

There are risks associated with the EXCO/HGI Partnership’s drilling activity that could impact the results of our operations.

Drilling involves numerous risks, including the risk that the EXCO/HGI Partnership will not encounter commercially productive oil or natural gas reservoirs. The EXCO/HGI Partnership is expected to incur significant expenditures to identify and acquire properties and to drill and complete wells. Additionally, seismic and other technology will not allow the EXCO/HGI Partnership to know conclusively prior to drilling a well that oil or natural gas is present or economically producible. The costs of drilling and completing wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. EXCO has historically experienced, and the EXCO/HGI Partnership may in the future experience, some delays in contracting for drilling rigs, and obtaining fracture stimulation crews and materials, which result in increasing costs to drill wells. All of these risks could adversely affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

Increased drilling in the shale formations may cause pipeline and gathering system capacity constraints that may limit the EXCO/HGI Partnership’s ability to sell natural gas and/or receive market prices for its natural gas.

The Haynesville/Bossier shale wells being retained by EXCO Parent have generally reported very high initial production rates. If drilling in the Haynesville/Bossier shale continues to be successful, the amount of natural gas being produced in the area from these new wells, as well as natural gas produced from other existing wells, may exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available. If this occurs, it will be necessary for new interstate and intrastate pipelines and gathering systems to be built.

Because of the current economic climate, certain planned pipeline projects for the Haynesville/Bossier shale areas may not occur because the prospective owners of these pipelines may be unable to secure the necessary financing. In addition, capital constraints could limit the EXCO/HGI Partnership’s ability to build intrastate gathering systems necessary to transport its natural gas to interstate pipelines. In such event, this could result in wells being shut in awaiting a pipeline connection or capacity and/or natural gas being sold at much lower prices than those quoted on NYMEX or than we currently project, which would adversely affect the EXCO/HGI Partnership’s results of operations.

The General Partner will not have any of its own employees, but instead will have employees supplied by EXCO Parent, either dedicated to the needs of the EXCO/HGI Partnership or shared with EXCO Parent to supply competent, knowledgeable and competitive employees, including members of management, for the success of the EXCO/HGI Partnership.

Pursuant to the terms of the joint venture transaction, EXCO Parent will supply to the General Partner of the EXCO/HGI Partnership certain employees that will be dedicated to the needs of the EXCO/HGI Partnership and will also share certain employees with the EXCO/HGI Partnership to fill other needs. The General Partner, therefore, will not employ any of its own personnel. While HGI Energy will participate in the decision-making of the EXCO/HGI Partnership as members of the board of directors of the General Partner and have certain rights regarding dedicated and shared employees who perform services for the EXCO/HGI Partnership, it will rely to an extent on the decisions of EXCO Parent’s employees, including those of management, for the day-to-day operations of the EXCO/HGI Partnership. EXCO Parent’s failure to provide competent and competitive employees, including members of management, could adversely affect the business, cash flows, financial performance and results of operations of the EXCO/HGI Partnership.

In addition, the EXCO/HGI Partnership will engage EXCO Parent as operator of substantially all of the properties it owns. In the event that EXCO Parent terminates its operating agreements with the EXCO/HGI Partnership, or otherwise resigns as operator, either HGI Energy or the EXCO/HGI Partnership may incur additional expense engaging and transitioning employees for the EXCO/HGI Partnership to replace those provided by EXCO, which additional expense could have an adverse affect the business, cash flows or financial performance of the EXCO/HGI Partnership.

Our failure to resolve any material disagreements with EXCO Parent relating to the EXCO/HGI Partnership could have a material adverse effect on the success of the operations, financial condition and results of operations of the EXCO/HGI Partnership.

Each of EXCO Parent and HGI Energy will have an initial 50% interest in the General Partner of the EXCO/HGI Partnership. In addition, EXCO Parent will serve as operator of the oil and gas properties being contributed to the EXCO/HGI Partnership. We will depend on EXCO Parent in many ways for the success of the EXCO/HGI Partnership, such as for performance of its duties as a prudent operator or to make agreed payments of substantial carried costs pertaining to the EXCO/HGI Partnership and its share of capital and other costs of the EXCO/HGI Partnership. EXCO Parent’s performance of these obligations or the ability of EXCO Parent to meet its obligations under these arrangements is outside our control. If EXCO Parent does not meet or satisfy its obligations under the operating and other service agreements with the EXCO/HGI Partnership, the performance and success of the EXCO/HGI Partnership, and its value to us, may be adversely affected. If EXCO Parent, or any future joint venture partner (if any), is unable to meet its obligations, the EXCO/HGI Partnership may be forced to undertake the obligations itself and/or incur additional expenses and delays in order to have some other party perform such obligations. In such cases we may also be required to enforce our rights, which may cause disputes among our joint venture partner and us. If any of these events occur, they may adversely impact us, the EXCO/HGI Partnership, and its or our financial performance and results of operations.

As with any joint venture transaction, the EXCO/HGI Partnership arrangement may involve risks not otherwise present when exploring and developing properties independently, including, for example:

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EXCO Parent may share certain approval rights over major decisions, which may result in a failure to mutually agree to take action, delays and related additional expenses, and decisions and actions that are taken to obtain mutual consent that are sub-optimal for the EXCO/HGI Partnership or HGI Energy;

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disputes between us and EXCO Parent may result in litigation or arbitration that would increase expenses, delay or terminate projects and prevent the officers and directors of the General Partner of the EXCO/HGI Partnership from focusing their time and effort on its business;

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the possibility that EXCO Parent might become insolvent or bankrupt, which may result in its removal from the joint venture or failure to perform and may result in HGI Energy having to pay EXCO Parent’s share of joint venture liabilities in order to operate the EXCO/HGI Partnership;

■	the possibility that the EXCO/HGI Partnership may incur liabilities as a result of an action taken by EXCO Parent, which would reduce the value of our interests in the EXCO/HGI Partnership;

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that under certain circumstances, neither EXCO Parent nor us has the power to control the EXCO/HGI Partnership, and an impasse could be reached which might have a negative influence on our investment in the joint venture; and

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EXCO Parent may decide to sell its interest in the EXCO/HGI Partnership or resign as operator of the EXCO/HGI Partnership and we may be unable to, or be unable to timely, replace EXCO Parent or raise the necessary financing to purchase EXCO’s interest.

The failure to resolve disagreements with EXCO Parent could adversely affect the business of the EXCO/HGI Partnership, which would in turn negatively affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition. See “—Risks Related to HGI—Our participation in any future joint investment could be adversely affected by our lack of sole decision-making authority, our reliance on a partner’s financial condition and disputes between us and our partners.”

In connection with the closing of the EXCO/HGI Partnership, the EXCO/HGI Partnership will incur a substantial amount of indebtedness, which may adversely affect its cash flow and ability to operate its business, remain in compliance with debt covenants and make payments on its debt and distributions to us.

Pursuant to the EXCO/HGI Purchase Agreement, at the closing, the EXCO/HGI Partnership is expected to enter into a credit agreement and incur $225.0 million of indebtedness (as adjusted according to the EXCO/HGI Purchase Agreement). To service its indebtedness, the EXCO/HGI Partnership will be required to generate a significant amount of cash. The EXCO/HGI Partnership’s ability to generate cash depends on many factors beyond its control, and any failure to meet its debt obligations could harm its business, financial condition and results of operations. In particular, the EXCO/HGI Partnership’s reserves, borrowing base, production and cash flows can be negatively impacted by declines in natural gas prices. If the EXCO/HGI Partnership’s operating cash flow and other capital resources are insufficient to fund its debt obligations, it may be forced to sell assets, seek additional equity or debt capital or restructure its debt. These remedies may not be available on commercially reasonable terms, or at all. In addition, such credit agreement may contain covenants imposing operating and financial restrictions on the EXCO/HGI Partnership’s business and require the satisfaction of certain financial tests.

The EXCO/HGI Partnership may be unable to acquire or develop additional reserves, which would reduce its revenues and access to capital.

The long-term success of the EXCO/HGI Partnership will depend upon its ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Pursuant to the transaction agreements, upon consummation of the transaction, the EXCO/HGI Partnership will be granted rights of first refusal to certain oil and gas acquisitions or dispositions planned by either us or EXCO Parent. However, such rights terminate after a change of control of either party, if EXCO no longer serves as operator of the EXCO/HGI Partnership assets, or if either party disposes of its interest in the EXCO/HGI Partnership. Additional factors that may hinder the EXCO/HGI Partnership’s ability to acquire or develop additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number and attractiveness of properties for sale. If the EXCO/HGI Partnership is unable to conduct successful development activities or acquire properties containing proved reserves, its total proved reserves will generally decline as a result of production. Also, its production will generally decline. In addition, if the EXCO/HGI Partnership’s reserves and production decline, then the amount it will be able to borrow under its credit agreement will also decline. The EXCO/HGI Partnership may be unable to locate additional reserves, drill economically productive wells or acquire properties containing proved reserves.

Development and exploration drilling and strategic acquisitions are the main methods of replacing reserves. However, development and exploration drilling operations may not result in any increases in reserves for various reasons. The EXCO/HGI Partnership’s future oil and natural gas production depends on its success in finding or acquiring additional reserves. If it fails to replace reserves through drilling or acquisitions, its level of production and cash flows will be adversely affected.

The EXCO/HGI Partnership may not identify all risks associated with the acquisition of oil and natural gas properties, and any indemnifications it receives from sellers may be insufficient to protect it from such risks, which may result in unexpected liabilities and costs to it.

It is expected that the EXCO/HGI Partnership will acquire additional oil and natural gas properties in the pursuit of its business strategy. Any future acquisitions will require an assessment of recoverable reserves, title, future oil and natural gas prices, operating costs, potential environmental risks and liabilities, potential tax and Employee Retirement Income Security Act, or ERISA, liabilities, and other liabilities and other similar factors. As is common in the industry and depending on the size of the acquisition, it may not be feasible for the EXCO/HGI Partnership to review in detail every individual property involved in an acquisition. For example, for larger acquisitions, the review efforts of the EXCO/HGI Partnership may be focused on the higher-valued properties. Even a detailed review of properties and records may not reveal material existing or potential issues or provide the EXCO/HGI Partnership with sufficient information to assess fully their deficiencies and capabilities. Such issues, including deficiencies in the mechanical integrity of equipment or environmental conditions, may require significant remedial expenditures and could result in material liabilities and costs that negatively impact the EXCO/HGI Partnership’s results of operations, cash flow and financial condition.

Even if we or the EXCO/HGI Partnership are able to identify such issues with an acquisition, the seller may be unwilling or unable to provide effective contractual protection or indemnity against all or part of these problems. Even if a seller agrees to provide indemnity, the indemnity may not be fully enforceable and may be limited by floors and caps on such indemnity.

The EXCO/HGI Partnership may not correctly evaluate reserve data or the exploitation potential of properties as it engages in its acquisition, exploration, development and exploitation activities.

The future success of the EXCO/HGI Partnership will depend on the success of its acquisition, exploration, development and exploitation activities. The EXCO/HGI Partnership’s decisions to purchase, explore, develop or otherwise exploit properties or prospects will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations, which could significantly reduce the

EXCO/HGI Partnership’s ability to generate cash needed to service its debt, to fund its capital program and other working capital requirements and to pay distributions to us.

The EXCO/HGI Partnership may encounter obstacles to marketing its oil and natural gas, which could adversely impact its revenues.

The EXCO/HGI Partnership is expected to enter into an agreement pursuant to which EXCO will market and sell the EXCO/HGI Partnership’s oil and natural gas. The effective marketing and sale of the EXCO/HGI Partnership’s oil and natural gas production will depend upon the availability and capacity of natural gas gathering systems, pipelines and other transportation facilities. The EXCO/HGI Partnership will be primarily dependent upon third parties, including an affiliate of EXCO Parent, to transport its products. Transportation space on the gathering systems and pipelines to be used for the EXCO/HGI Partnership’s oil and natural gas is occasionally limited or unavailable due to repairs, outages caused by accidents or other events, or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. Historically, EXCO Parent has experienced production curtailments in East Texas/North Louisiana resulting from capacity restraints, offsetting fracturing stimulation operations and short term shutdowns of certain pipelines that the EXCO/HGI Partnership will acquire for maintenance purposes. As a result, EXCO Parent has begun to shut in production on adjacent wells when conducting completion operations. Due to the high production capabilities of these wells, these volumes can be significant. In addition, the EXCO/HGI Partnership’s access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond the EXCO/HGI Partnership’s control. If market factors dramatically change, the impact on the EXCO/HGI Partnership’s revenues could be substantial and could adversely affect its ability to produce and market oil and natural gas, which would negatively impact the EXCO/HGI Partnership’s results of operation, cash flows and financial condition.

The EXCO/HGI Partnership cannot control the development of the properties it will own but which EXCO does not operate, which may adversely affect its production, revenues and results of operations.

All of the wells being contributed to the EXCO/HGI Partnership will be operated by either EXCO Parent pursuant to contract operating agreements, or by third parties other than EXCO Parent. As a result, the success and timing of the EXCO/HGI Partnership’s drilling and development activities on its properties, particularly those operated by third parties, will depend upon a number of factors outside of the EXCO/HGI Partnership’s control, including:

■	the timing and amount of capital expenditures;

■	the operators’ expertise and financial resources;

■	the approval of other participants in drilling wells; and

■	the selection of suitable technology.

While the timing and amount of capital expenditures on properties operated by EXCO will remain subject in part to approval by the General Partner and the budget of the EXCO/HGI Partnership, such expenditures and budget will also remain subject to approvals by EXCO Parent in accordance with our partnership agreements. If drilling and development activities are not conducted on these properties or are not conducted on a timely basis, the EXCO/HGI Partnership may be unable to increase its production, offset normal production declines or may lose production leases due to non-production, which may adversely affect its production, revenues and results of operations.

The EXCO/HGI Partnership’s estimates of oil and natural gas reserves will involve inherent uncertainty, which could materially affect the quantity and value of its reported reserves, its financial condition and the value of our interest therein.

Numerous uncertainties are inherent in estimating quantities of proved oil and natural gas reserves, including many factors beyond our control. This prospectus supplement contains estimates of the proved oil and natural gas reserves attributable to the properties being acquired by the EXCO/HGI Partnership. These estimates are based upon reports of independent petroleum engineers and information provided by EXCO. These reports rely upon various assumptions, including assumptions required by the SEC as to oil and natural gas prices, drilling and operating expenses, capital expenditures, ad valorem and state severance taxes and availability of funds. These estimates should not be construed as the current market value of the EXCO/HGI Partnership’s estimated proved reserves. The process of estimating oil and natural gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, the estimates are inherently imprecise evaluations of reserve quantities and future net revenue. The actual future production, revenues, taxes, development expenditures, operating expenses and quantities of the EXCO/HGI Partnership’s recoverable oil and natural gas reserves may vary substantially from those we have assumed in the estimates. Any significant variance in our assumptions could materially affect the quantity and value of reserves, or the amount of PV-10 and Standardized Measure of the reserves, and the EXCO/HGI Partnership’s financial condition. In addition, the EXCO/HGI Partnership’s reserves, the amount of PV-10 and Standardized Measure, may be revised downward or upward based upon production history, results of future exploitation and development activities, prevailing oil and natural gas prices and other factors. A material decline in prices paid for the EXCO/HGI Partnership’s production can adversely impact the estimated volumes and values of its reserves. Similarly, a decline in market prices for oil or natural gas may adversely affect its PV-10 and Standardized Measure. Any of these negative effects on the EXCO/HGI Partnership’s reserves or PV-10 and Standardized Measure may decrease the value of our interest in the EXCO/HGI Partnership or its ability to pay distributions to us.

The EXCO/HGI Partnership will be exposed to operating hazards and uninsured risks that could adversely impact its results of operations and cash flow.

The EXCO/HGI Partnership’s operations will be subject to the risks inherent in the oil and natural gas industry, including the risks of:

■	fires, explosions and blowouts;

■	pipe failures;

■	abnormally pressured formations; and

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environmental accidents such as spills, leaks, ruptures or discharges of natural gas, natural gas liquids, oil, process water, well fluids or other hazardous substances into the environment (including impacts to groundwater).

These events may result in substantial losses to the EXCO/HGI Partnership from:

■	injury or loss of life;

■	severe damage to or destruction of property, natural resources and equipment;

■	pollution or other environmental damage;

■	environmental clean-up responsibilities;

■	regulatory investigation;

■	penalties and suspension of operations; or

■	attorneys’ fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in the oil and gas production industry, the EXCO/HGI Partnership is expected to be insured against some, but not all, of these risks. Such insurance may not be adequate to cover these potential losses or liabilities. Furthermore, insurance coverage may not continue to be available at commercially acceptable premium levels or at all. Due to cost considerations, from time to time the EXCO/HGI Partnership may decline to obtain coverage for certain losses and liabilities, including drilling activities. Losses and liabilities arising from uninsured or under-insured events could require the EXCO/HGI Partnership to make large unbudgeted cash expenditures that could adversely impact its results of operations, cash flow and financial condition.

The EXCO/HGI Partnership will be subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting its operations.

The EXCO/HGI Partnership’s oil and natural gas development and production operations will be subject to complex and stringent laws and regulations. In order to conduct its operations in compliance with these laws and regulations, it must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. The EXCO/HGI Partnership may incur substantial costs in order to comply with these existing laws and regulations. In addition, such costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to the EXCO/HGI Partnership’s operations.

The EXCO/HGI Partnership’s business will be subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, and the production and sale of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

Certain U.S. federal income tax deductions currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

President Obama’s proposed fiscal year 2011, fiscal year 2012 and fiscal year 2013 Budgets included proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies such as the EXCO/HGI Partnership. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the manufacturing deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

Climate change regulations could result in increased operating costs and reduced demand for the EXCO/HGI Partnership’s oil and natural gas production.

GHGs, including carbon dioxide, a product of the combustion of natural gas, and methane, a primary component of natural gas, may be contributing to the warming of the Earth’s atmosphere, resulting in climatic changes. Federal, state and regional initiatives to reduce GHG emissions may adversely affect the EXCO/HGI Partnership’s operations. For example, the EPA’s so-called GHG tailoring rule imposes federal prevention of significant deterioration (PSD) permit requirements for new sources and modifications, and Title V operating permits for all sources, that have the potential to emit specific quantities of GHGs. Such permitting requirements could require the EXCO/HGI Partnership to install controls or implement other measures to reduce GHG emissions from new or modified sources. In addition, the EPA requires certain petroleum and natural gas sources to monitor, document and annually report their GHG emissions. These existing requirements, or any future GHG laws, regulations or permit requirements, could result in increased compliance costs or reduced demand for the EXCO/HGI Partnership’s oil and gas production, which could negatively affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

The EXCO/HGI Partnership is subject to extensive environmental regulation, which could result in substantial liabilities and expenditures.

The EXCO/HGI Partnership is subject to numerous federal, state and local laws, regulations and permit requirements relating to the protection of the environment, including those governing the discharge of materials into the water and air, the generation, management and disposal of petroleum products, process water, well fluids and hazardous substances and wastes and the remediation of contamination. Pursuant to such requirements, the EXCO/HGI Partnership could incur material costs and be subject to clean-up costs, fines and civil and criminal sanctions and third-party claims for property damage, natural resources damage and personal injury. Such requirements not only expose the EXCO/HGI Partnership to liability for its own activities, but may also expose it to liability for the conduct of others or for actions by the EXCO/HGI Partnership that were in compliance with all applicable laws at the time those actions were taken.

In addition, the EXCO/HGI Partnership could incur substantial expenditures to comply with current or future environmental laws, regulations and permits. Such environmental requirements have grown more stringent over time. For example, federal and state regulators have become increasingly focused on air emissions associated with the oil and gas industry. On August 16, 2012, the EPA published a rule that subjects oil and gas operations to new and amended requirements under both the New Source Performance Standards and National Emission Standards for Hazardous Air Pollutants programs of the Clean Air Act (“CAA”). Among other things, the revised requirements imposed emission reduction measures on natural gas processing plants and other oil and gas operations, added reduced emission completion standards applicable to hydraulically fractured gas wells and established maximum achievable control technology standards for certain glycol dehydrators and storage vessels. These requirements will result in increased operating and compliance costs and increased regulatory burdens.

The liabilities and expenditures of the EXCO/HGI Partnership relating to environmental matters could have a material adverse effect on the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

The EXCO/HGI Partnership may experience a financial loss if any of its significant customers fail to pay it for its oil or natural gas.

The EXCO/HGI Partnership’s ability to collect the proceeds from the sale of oil and natural gas from its customers will depend on the payment ability of its customer base, which includes several significant customers. If any one or more of its significant customers fails to pay it for any reason, the EXCO/HGI Partnership could experience a material loss. In addition, in recent years, it has become more difficult for oil and gas producers to maintain and grow a customer base of creditworthy customers because a number of energy marketing and trading companies have discontinued their marketing and trading operations, which has significantly reduced the number of potential purchasers for oil and natural gas production. As a result, the EXCO/HGI Partnership may experience a material loss as a result of the failure of its customers to pay it for prior purchases of its oil or natural gas.

Competition in the EXCO/HGI Partnership’s industry is intense and it may be unable to compete in acquiring properties, contracting for drilling equipment and hiring experienced personnel.

The oil and natural gas industry is highly competitive. We anticipate that the EXCO/HGI Partnership will encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have financial and technical resources and headcount substantially larger than the EXCO/HGI Partnership’s. As a result, the EXCO/HGI Partnership’s competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than the EXCO/HGI Partnership’s financial or personnel resources will permit. The oil and natural gas industry has periodically experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant expense/cost increases. The EXCO/HGI Partnership may experience difficulties in obtaining drilling rigs and other services in certain areas as well as an increase in the cost for these services and related material and equipment. We are unable to predict when, or if, such shortages may again occur or how such shortages and price increases will affect the EXCO/HGI Partnership’s development and exploitation program. Although EXCO Parent will provide certain operating and administrative services to us, competition has also been strong in hiring experienced personnel, particularly in petroleum engineering, geoscience, accounting and financial reporting, tax and land professions. In addition, competition is strong for attractive oil and natural gas producing properties, oil and natural gas companies, and undeveloped leases and drilling rights. The EXCO/HGI Partnership may be outbid by competitors in its attempts to acquire properties or companies. All of these challenges could make it more difficult to execute the EXCO/HGI Partnership’s growth strategy.

If pipelines or other facilities interconnected to the EXCO/HGI Partnership’s gathering and transportation pipelines become unavailable to transport or process natural gas, the EXCO/HGI Partnership’s revenues and cash flow could be adversely affected.

The EXCO/HGI Partnership is expected to contract with TGGT Holdings, LLC (“TGGT”), an affiliate of EXCO Parent and another third party, and other third parties to obtain access to pipelines and other facilities for the gathering and transportation of its oil and natural gas. Much of the natural gas transported by the EXCO/HGI Partnership’s pipelines must be treated or processed before delivery into a pipeline for natural gas. If the processing and treating plants to which the EXCO/HGI Partnership delivers natural gas were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines, reduced operating pressures, lack of capacity or other causes, the EXCO/HGI Partnership’s customers would be unable to deliver natural gas to end markets. For example, in the second quarter of 2011, we understand that an incident occurred at a TGGT amine treating facility in northwest Red River Parish, Louisiana resulting in an immediate shut-down of the facility. If any similar events occur, they could materially and adversely affect the EXCO/HGI Partnership’s results of operations, cash flows and financial condition.

The EXCO/HGI Partnership will operate in a litigious environment.

The EXCO/HGI Partnership will operate in a litigious environment in which any constituent could bring suit regarding existing or planned operations of the EXCO/HGI Partnership or allege a violation of an existing contract or applicable law. Any such action could delay when planned operations can actually commence or could cause a halt to existing production until such alleged violations are resolved by the courts. Not only could the EXCO/HGI Partnership incur significant legal and support expenses in defending its rights, but halting existing production or delaying planned operations could impact its future operations and financial condition. Such legal disputes can also distract management and other personnel from their primary responsibilities.

The EXCO/HGI Partnership’s business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

As an oil and natural gas producer, the EXCO/HGI Partnership will face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of the EXCO/HGI Partnership’s or EXCO Parent’s management and other personnel; threats to the security of the EXCO/HGI Partnership’s facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts. Although the EXCO/HGI Partnership plans to utilize various procedures and controls to monitor these threats and mitigate its exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to the EXCO/HGI Partnership’s operations and could have a material adverse effect on its reputation, financial position, results of operations, or cash flows. Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. These events could damage the EXCO/HGI Partnership’s reputation and lead to financial losses from remedial actions, loss of business or potential liability.

Risks Related to Front Street’s Business

There can be no assurance that Front Street will be able to effectively implement its business strategy or that its business will be successful.

Front Street is a Bermuda company that was formed in March 2010 to act as a long-term reinsurer and to provide reinsurance to the specialty insurance sectors of fixed, deferred and payout annuities. In addition, Front Street Cayman was formed in October 2012 in the Cayman Islands to enter into long-term reinsurance transactions with insurance companies, existing reinsurers, and pension arrangements, and may also pursue acquisitions in the same sector. To date, neither Front Street nor Front Street Cayman have entered into any reinsurance contracts. Earlier this year, Front Street’s previously disclosed proposed reinsurance transaction with FGL was not entered into because FGL’s regulator, the MIA, did not approve this reinsurance transaction. There can be no assurance that Front Street or Front Street Cayman will be able to successfully enter into reinsurance transactions, that such transactions will be successful, or that Front Street or Front Street Cayman will be able to achieve its anticipated investment returns.

In order to operate its business, Front Street and Front Street Cayman will be subject to capital and other regulatory requirements and a highly competitive landscape. In addition, among other things, any of the following could negatively impact their ability to implement their respective business strategy successfully: (i) failure to accurately assess the risks associated with the businesses that they will reinsure, (ii) failure to obtain desirable financial strength ratings or any subsequent downgrade or withdrawal of any of their financial strength ratings, (iii) exposure to credit risk associated with brokers with whom they will conduct business, (iv) failure of the loss limitation methods that they employ to mitigate its loss exposure, (v) loss of key personnel, (vi) unfavorable changes in applicable laws or regulations, (vii) inability to provide collateral to ceding companies or otherwise comply with U.S. insurance regulations, (viii) inability to gain or obtain market position, (ix) exposure to litigation and (x) reputation of HGI and its management.

Risks Related to Salus’ Business

Salus may not recover all amounts that are contractually owed to it by its borrowers.

Salus’ business strategy primarily includes the provision of secured asset-based loans to borrowers. Under this financing structure, the decision to lend is primarily based on the value of the borrower’s collateral, while the borrower’s creditworthiness is viewed a secondary source of repayment. Accordingly, the accuracy of the valuation and ability of Salus to continuously monitor the value of the collateral that secures its loans, and Salus’ ability to seize the collateral securing its loans if the loan becomes non-performing has a significant impact on Salus’ business operations.

While Salus has developed a variety of processes to value and monitor the collateral related to its loans and maintain a first lien position in the collateral securing its loans, there can be no assurance that it will not suffer a partial or complete loss if the loan becomes non-performing. Such loss may arise from a variety of reasons, including, the risk-profile of the borrower and the complex nature of the transaction; Salus may not be provided with complete and accurate disclosure of all material information concerning the borrower and its business or Salus may, even if it receives complete and accurate information, misinterpret or incorrectly analyze such information; the failure of results or developments to materialize as anticipated or mistakes in interpreting data, assumptions, analyses, and financial forecasts prepared for Salus by its employees or third parties; or Salus’ inability to timely detect operational or financial problems of the borrower that could result in a substantial impairment or loss of the value of the collateral and Salus’ loan. Furthermore, while most of Salus’ loans are secured by a first lien on specified collateral, there is no assurance that Salus has obtained or properly perfected its liens or will be able to seize and liquidate the collateral prior to diminution in value. Any such losses, particularly recognizing that many of Salus’ loans individually represent a significant percentage of its total loans, could adversely affect the adequacy of Salus’ reserves for credit losses and have a material adverse effect on Salus’ business, results of operations, and financial position.

In addition to borrower credit risk associated with loans, Salus is exposed to other forms of credit risk. If Salus’ credit underwriting processes or credit risk judgments fail to adequately identify or assess applicable risks, or if the credit quality of its derivative counterparties, customers, manufacturers, or other parties with which it conducts business materially deteriorates, it may be exposed to credit risk related losses that may negatively impact its financial condition, results of operations or cash flows.

Salus must continue to address a number of issues to implement its strategy and grow its business.

To implement its strategy and grow its business, Salus must continue to address a number of strategic issues that affect its business, including the availability of capital and liquidity and operational issues. If Salus is unable to obtain access to capital and liquidity on a cost-effective and sustainable basis, it may face significant challenges. For instance, many of Salus’ clients rely upon funding from Salus to provide them with the working capital necessary to operate their business or to fund capital improvements. In many instances, these funding requirements are time sensitive. If Salus’ clients are uncertain as to Salus’ ability to continue to provide them with funding on a timely basis or to provide the same breadth and quality of products, Salus may be unable to attract new clients and may experience lower business or a loss of business with its existing clients.

Among operational issues, Salus must continuously originate new business, service its existing portfolio, and upgrade its policies, procedures, and systems. There is no assurance that Salus will be able to implement its strategic decisions effectively, and it may be necessary to refine, supplement, or modify its business plan and strategy in significant ways. If Salus is unable to fully implement its business plan and strategy, such inability could have a material adverse effect on its business, results of operations and financial position.

Salus may be adversely affected by further deterioration in economic conditions.

From December 2007 through June 2009, the U.S. economy was in recession. Business activity across a wide range of industries and regions in the U.S. was greatly reduced. Although economic conditions have begun to improve, certain sectors remain weak and unemployment remains high. Local governments and many businesses are in serious difficulty due to lower consumer spending and the lack of liquidity in the credit markets. A slowing of improvement or a return to deteriorating business and economic conditions could have one or more of the following adverse effects on Salus’ business: a decrease in the demand for loans and other products and services offered by Salus; a decrease in net interest income derived from Salus’ lending activities; a decrease in the value of Salus’ assets, including the value of assets pledged as collateral by Salus’ borrowers; an impairment of certain intangible assets, such as goodwill; and an increase in the number of borrowers and counterparties who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to Salus. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for loan losses and valuation adjustments on Salus’ loans.

Competition from both traditional competitors and new market entrants may adversely affect Salus’ market share, profitability, and returns.

Salus’ markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Salus has a wide variety of competitors that include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, community banks, leasing companies, hedge funds, insurance companies, mortgage companies, manufacturers and vendors.

Salus competes primarily on the basis of pricing, terms and structure. If Salus is unable to match its competitors’ terms, it could lose market share. Should Salus match competitors’ terms, it is possible that it could experience lower returns and/or increased losses. Salus also may be unable to match competitors’ terms as a result of its current or future financial condition.

Salus may not be able to attract and retain skilled people.

Salus’ success depends, in large part, on its ability to attract new employees, retain and motivate its existing employees, and continue to compensate employees competitively. Competition for the best people in most activities engaged in by Salus can be intense and it may not be able to hire these people or to retain them.

Salus is subject to a variety of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, operational errors, systems malfunctions, or cyber-security incidents, which may adversely affect its business and results of operations.

Salus is exposed to many types of operational risks, including reputational risk, legal and compliance risk, the risk of fraud or theft by borrowers, employees or outsiders, unauthorized transactions by employees, or operational errors, including clerical or record keeping errors or those resulting from faulty or disabled computer or telecommunications systems or disclosure of confidential proprietary information of its customers. Negative public opinion can result from Salus’ actual or alleged conduct in any number of activities, including lending practices, sales practices, customer treatment, corporate governance and acquisitions and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect Salus’ ability to attract and keep customers and can expose it to litigation and regulatory action. Actual or alleged conduct by Salus can result in negative public opinion about its other business.

Salus’ business is dependent on its ability to process a large number of increasingly complex transactions. If any of Salus’ financial, accounting, or other data processing systems fail or have other significant shortcomings, it could be materially adversely affected. Salus is similarly dependent on its employees. Salus could be materially adversely affected if one of its employees causes a significant operational break-down or failure, either as a result of human error or where an individual purposefully sabotages or fraudulently manipulates its operations or systems.

Salus may also be subject to disruptions of its operating systems arising from events that are wholly or partially beyond its control, which may include, for example, computer viruses or electrical or telecommunications outages, natural or man–made disasters, such as earthquakes, hurricanes, floods, or tornados, disease pandemics, or events arising from local or regional politics, including terrorist acts. Such disruptions may give rise to losses in service to clients and loss or liability to Salus. In addition, there is the risk that Salus’ controls and procedures as well as business continuity and data security systems prove to be inadequate. The computer systems and network systems Salus and others use could be vulnerable to unforeseen problems. These problems may arise in both Salus’ internally developed systems and the systems of third–party service providers. In addition, Salus’ computer systems and network infrastructure present security risks, and could be susceptible to hacking or identity theft. Any such failure could affect Salus’ operations and could materially adversely affect its results of operations by requiring it to expend significant resources to correct the defect, as well as by exposing it to litigation or losses not covered by insurance. Although Salus has business continuity plans and other safeguards in place, its business operations may be adversely affected by significant and widespread disruption to its physical infrastructure or operating systems that support its businesses and clients.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. The selling stockholders will receive all the net proceeds from the sale of the shares of our common stock offered hereby.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term investments and consolidated capitalization as of September 30, 2012:

■	on an actual basis;

■	on a pro forma basis to give effect to the Hardware Acquisition and the EXCO/HGI Closing; and

■	on a pro forma as adjusted basis to give further effect to:

■	the completion of the Tender Offer (assuming that we purchase all of our Existing Notes in the Tender Offer); and

■	the new senior secured notes offering and the use of proceeds from the new senior secured notes offering.

This table should be read together with “Summary—Summary Unaudited Pro Forma Condensed Combined Financial Statements” and the financial statements and related notes of each of us, HHI and EXCO/HGI Partnership incorporated by reference into this prospectus supplement.

(In millions)	HGI AS OF SEPTEMBER 30, 2012	PRO FORMA AS OF SEPTEMBER 30, 2012	PRO FORMA AS ADJUSTED AS OF SEPTEMBER 30, 2012
Consumer Products and Other:
Cash and cash equivalents	$408.9	$237.4	$293.3
Short-term investments	181.8	181.8	181.8
Insurance and Financial Services:
Cash and cash equivalents	1,061.8	1,061.8	1,061.8

Debt:
HGI Debt:
HGI Senior Secured Notes due 2015 (1)	$500.0	$500.0	$—
HGI Senior Secured Notes due 2019	—	—	650.0
SBI Debt:
SBI Term Loan (2)	370.2	800.0	800.0
SBI Senior Secured Notes (3)	950.0	950.0	950.0
SBI Senior Notes (4)	300.0	300.0	300.0
Spectrum Brands Escrow Corp Senior Notes (5)	—	1,090.0	1,090.0
SBI ABL Facility (6)	—	—	—
Other notes and obligations	18.1	18.1	18.1
Capital leases and other	26.7	26.7	26.7
EXCO/HGI Partnership:
Revolving Credit Facility (7)	—	171.0	171.0
Less: Original issuance net discounts on debt	2.1	2.1	4.4

Total debt	2,167.1	3,857.9	4,010.2

Preferred Stock (8)	319.7	319.7	319.7
Total HGI stockholders’ equity	1,177.6	1,173.8	1,102.7

Total capitalization	$3,664.4	$5,351.4	$5,432.6

(1)

Consists of $350 million aggregate principal amount of notes that were issued at a price equal to 98.587% of the principal amount thereof, with an original issue discount aggregating $4.945 million, and $150 million aggregate principal amount of notes that were issued at a price equal to 101.000% of the principal amount thereof plus accrued interest.

(2)

On February 11, 2011, SBI completed the refinancing of the SBI Term Loan, which had an aggregate amount outstanding of $680 million, with a new term loan facility (the “Existing Term Loan”) at a lower interest rate. The Existing Term Loan was issued at par with a maturity date of June 17, 2016. Subject to certain mandatory prepayment events, the Existing Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. The Existing Term Loan provides for interest at a rate per annum equal to, at SBI’s option, the LIBOR rate (adjusted for statutory reserves) subject to a 1.00% floor plus a margin equal to 4.00%, or an alternate base rate plus a margin equal to 3.00%.

Concurrently, with the First Closing, SBI expects to enter into the New Term Loan Facility. The New Term Loan Facility is expected to provide for borrowings in an aggregate principal amount of $800 million, with $100 million in Canadian dollar equivalents to be made available to one of the borrower’s Canadian subsidiaries. The terms of the New Term Loan Facility are expected to allow SBI, subject to certain conditions, to increase the commitments under the New Term Loan Facility, in an aggregate incremental amount not to exceed $350 million plus an additional amount subject to compliance with certain secured net leverage ratio requirements. The New Term Loan Facility is expected to have a seven-year term. There can be no assurance that SBI will be able to enter into the senior secured credit facilities on terms acceptable to it.

(3)

Consists of $750 million aggregate principal amount that were issued at 1.37% discount of $10 million, and $200 million aggregate principal amount of notes that were issued at a price equal to 108.5% of the principal amount. SBI may redeem all or part of the SBI Senior Secured Notes, upon not less than 30 or more than 60 days’ notice, at specified redemption prices. Further, the indenture governing the SBI Senior Secured Notes requires SBI to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of SBI. The SBI Senior Secured Notes mature on June 15, 2018.

(4)

On March 15, 2012, SBI issued $300 million aggregate principal amount of 6.75% Senior Notes due 2020 at a price of 100% of the par value. The 6.75% Notes are unsecured and guaranteed by SBI’s parent company, SB/RH Holdings, LLC, as well as by existing and future domestic restricted subsidiaries.

(5)

On November 16, 2012, Spectrum Brands Escrow Corp. issued $520 million aggregate principal amount of the 2020 Notes and $570 million aggregate principal amount of the 2022 Notes. The 2020 Notes and the 2022 Notes will be assumed by SBI upon the First Closing. SBI intends to use the net proceeds from the offering to fund a portion of the purchase price and related fees and expenses for the Hardware Acquisition. SBI intends to finance the remaining portion of the Hardware Acquisition, as well as refinance its Existing Term Loan (defined above) with a new $800 million senior secured term loan, which is expected to close concurrently with the First Closing.

(6)

The SBI ABL Facility is governed by a credit agreement with the Bank of America as administrative agent. The SBI ABL Facility consists of revolving loans, with a portion available for letters of credit and a portion available as swing line loans, in each case subject to certain terms and limits. The revolving loans may be drawn, repaid and re-borrowed without premium or penalty. As of September 30, 2012, the SBI ABL Facility provides for aggregate borrowings of up to $300 million from time to time, subject to a borrowing base formula, and includes a letter of credit sub-facility and a swingline sub-limit. The terms of the SBI ABL Facility allow SBI, subject to certain conditions, to increase the respective amounts of commitments under either facility by an aggregate incremental amount up to $100 million. As of the date hereof, such incremental amount has not been committed to by any lender. The SBI ABL Facility is due on May 3, 2016.

(7)

Concurrently with the EXCO/HGI Closing, the EXCO/HGI Partnership expects to enter into a revolving credit facility. The revolving credit facility is expected to provide for borrowings of up to $400 million. The initial draw is expected to be $230 million, of which, HGI’s economic interest of 74.5% is $171 million.

(8)

On May 13, 2011 and August 5, 2011, we issued 280 shares of Series A Preferred Stock and 120 shares of Series A-2 Preferred Stock, respectively, in private placements pursuant to securities purchase agreements, for aggregate gross proceeds of $400 million. The Preferred Stock (i) is redeemable for cash (or, if a holder does not elect cash, automatically converted into common stock) on May 13, 2018, (ii) is convertible, at the option of the holder at any time, into our common stock at an initial conversion price of $6.50 per share for the Series A and $7.00 per share for the Series A-2, both subject to anti-dilution adjustments, (iii) has a liquidation preference of the greater of 150% of the purchase price or the value that would be received if it were converted into common stock, (iv) accrues a cumulative quarterly cash dividend at an annualized rate of 8% and (v) has a quarterly non-cash principal accretion at an annualized rate of 4% that will be reduced to 2% or 0% if we achieve specified rates of growth measured by increases in its net asset value. Effective April 1, 2012, and October 1, 2012, such accretion rate was reduced from, respectively, 4% to 2% for the remainder of Fiscal 2012, and then from 2% to 0% for the period subsequent to Fiscal 2012, as a result of achieving a specified level of growth in our net asset value as calculated in accordance with the terms of the certificates of designation governing the Preferred Stock. The Preferred Stock is entitled to vote, subject to certain regulatory limitations, and to receive cash dividends and in-kind distributions on an as-converted basis with the common stock. See Note 13 to the Consolidated Financial Statements incorporated herein by reference.

HHI

HHI is a leading U.S. provider of residential locksets and builder’s hardware, and a leading provider of faucets.

On a global basis HHI is one of the largest producers of tubular residential locksets, producing and selling over 36 million locksets annually (with a production of about 154,000 locks per day). HHI offers a broad range of innovative, high quality products across a variety of price points and geographies.

Headquartered in Lake Forest, California, HHI has sales offices and distribution centers in the U.S., Canada, Mexico, and Asia. HHI has over 4,500 total customers serving over 40,000 ship-to locations, including retailers, non-retail distributors and homebuilders. HHI’s two primary customers include The Home Depot, Inc. (“The Home Depot”) and Lowe’s Companies, Inc. (“Lowe’s”), accounting for 45% of sales.

HHI Products

Residential Locksets

HHI provides a broad range of residential locksets and door hardware, including knobs, levers, deadbolts, handlesets and electronics. HHI offers its security hardware under the three main brands of Kwikset, Weiser and Baldwin. On a global basis HHI is one of the largest producers of tubular residential locksets, producing and selling over 36 million locksets annually, over 50 million when including the TLM Residential Business. Kwikset includes opening to mid-price point residential door hardware sold primarily in the U.S. retail and wholesale channels. Products are offered under the three brands of Safe Lock, Kwikset and Kwikset Signature Series. Weiser offers opening to mid-price point residential door hardware sold primarily in the Canadian retail and wholesale channels. Baldwin offers high price point luxury hardware sold globally through the showroom and lumber yard channels.

For the last twelve months (“LTM”) period ended June 30, 2012, sales of door hardware and security products (excluding TLM) represented approximately 61% of total net sales, or $571.0 million.

Builder’s Hardware

HHI also offers other hardware products that include hinges, security hardware, screen and storm door products, garage door hardware, window hardware and floor protection under the Stanley and National Hardware brand names throughout the U.S. and Canada. Although the product line is largely harmonized between the brands, the dual branding approach has been utilized to protect legacy business with key customers and avoid channel conflict. Additionally, in some cases the products are dual branded in order to reduce SKU count. HHI maintains strong relationships with leading independent, two step and co-op retail store chains through its direct sales force that manages shelf stock inventory and replenishment orders.

For the LTM period ended June 30, 2012, sales of builders’ hardware products represented approximately 19% of total net sales, or $181.7 million.

Faucets

HHI provides kitchen, bath, shower, faucets and other plumbing products through its Pfister brand. Pfister is recognized for bringing showroom styles to the mass market at affordable prices and offers a lifetime warranty on all of its products.

For the LTM period ended June 30, 2012, sales of plumbing products represented approximately 20% of total net sales, or $186.5 million.

Manufacturing Overview

HHI has a global manufacturing footprint with nine facilities in the U.S., China, Mexico and the Asia-Pacific region, in addition to several key supplier relationships. In general, high labor content processes are located in low-cost labor regions, with higher automation processes being located closer to the end customer. Each facility is primarily focused on a specific business unit. However there are several interdependencies between facilities.

The facilities are supported by several centralized functions such as productivity, sourcing, transportation, supply chain, quality, human resources and manufacturing engineering.

Brands

HHI has a broad range of brands and product offerings that meet consumer needs across a variety of price points and geographies. HHI has both lower price point products as well as well recognized, prestige brands.

HHI offers its products under five main brands: Kwikset, accounting for $409 million of 2011 sales, Weiser with $65 million in sales, Baldwin with $64 million in sales, Stanley/National Hardware with $153 million in sales, and Pfister with $197 million in sales. The remaining sales are under certain less significant brands.

Kwikset includes opening to mid price point residential door hardware sold primarily in the U.S. retail and wholesale channels. Products are offered under the three brand names of Safe Lock, Kwikset and Kwikset Signature Series. Weiser offers opening to mid price point residential door hardware sold primarily in the Canadian retail and wholesale channels. Baldwin offers high price point luxury door hardware sold globally through the showroom and lumber yard channels, with limited retail presence.

Stanley and National hardware are sold throughout the U.S. and Canada in the retail channels, and are sold under the Stanley and the National Hardware brand names. Although the product line is largely harmonized between the brands, the dual branding approach has protected legacy business with key customers while avoiding channel conflict. In some cases, the products are dual branded to reduce SKU count.

Pfister has a broad range of product offerings and platforms tailored to meet consumer needs across a variety of price points and geographies. HHI also offers a select range of specialized and international brands such as Safe Lock, Fanal, Geo by Black & Decker, Stanley and Fortis.

Suppliers

The Plumbing segment has one key supplier partner, Lota, a longtime supplier which provides contract manufacturing services to Pfister. In business for over 25 years, Lota is one of the largest faucet contract manufacturers in the world. Lota’s primary faucet manufacturing location is in Xiamen, China. Lota operates under a contract specifying quality, service and cost ranges for a 12-month period. While this company provides a significant amount of Pfister products, all of the major product platforms (including the chassis on which the faucets are based) can be produced at multiple locations externally and internally, including at HHI’s Xiamen, China manufacturing facility.

Customers

HHI’s customer base is well diversified with no single customer accounting for more than 25% of total fiscal year 2011 revenue, and the top ten customers represented 58% and 76% of fiscal year 2011 revenue for the security and hardware and plumbing segments, respectively. HHI has a proven history of attracting and retaining the highest quality customers across the entire platform. For example, HHI has maintained relationships with big box retailers such as The Home Depot and Lowe’s for more than three decades.

Sales and Distribution

HHI employs a large direct sales team across all brands and channels it serves. It also uses indirect sales agencies where HHI’s strategy requires a broader model. Pfister also has hospitality national account managers who primarily focus on working with key architects, designers and property management firms. Once a hospitality account is won, the projects are serviced and maintained by a territory manager who sits within the field sales team. In addition to a base salary, sales staff at HHI receives incentive compensation which is based on both net sales and margin achieved.

The retail and maintenance repair & operations sales team within retail sales is comprised of directors and national account managers who call on the major customers in these channels. For the largest customers, such as The Home Depot and Lowe’s, the directors are solely focused on those specific businesses while the national account managers are often responsible for multiple customers. In addition, HHI has a retail field operations team that is focused on brand and event marketing, product training, regional account support and store level execution.

In addition, HHI has a sales and customer support team exclusively dedicated to serving The Home Depot and Lowe’s, comprised of employees focusing on sales and employees focusing on Collaborative Planning Forecasting and Replenishment (“CPFR”). The CPFR team works directly with these two customers to determine their demand needs and manages the communication back into HHI’s supply chain.

Some of HHI’s international sales and distribution functions are currently a shared resource with other Stanley Black & Decker business units. Similar to the U.S. model, Canada sales directors call on the major retail accounts, The Home Depot and Lowe’s, and a field sales team covers non-retail customers. In most other markets, the primary customer base is comprised of small “mom and pop” home improvement locations that are serviced by local wholesale distribution.

Marketing

HHI’s marketing strategy aims to improve preference for its brands by enhancing the customer experience, investing in new product development and delivering impactful, effective brand marketing. The product marketing team for the international channel is based in Lake Forest, CA and is complemented by local resources as required.

HHI consistently invests in both customer and consumer marketing. The investments vary by brand, product category and region, and are designed to maximize brand presence, market impact and return on investment. The total marketing budget in 2011 was $13 million, representing 1.4% of net sales.

Competition

Competition within the industry varies based on location as well as product segment. The main source of competition for locks includes other third party manufacturers such as Schlage, a division of Ingersoll-Rand, and private label import brands such as Defiant and Gatehouse.

Pfister’s major U.S. competitors are Masco, Fortune Brands, Kohler, and American Standard. Glacier Bay and AquaSource are The Home Depot and Lowe’s private label brands, respectively.

Employees

As of July 2012, HHI employed 6,272 employees. None of HHI’s employees are under collective bargaining arrangements or labor unions.

Legal, Environmental and Insurance

HHI is involved in various legal matters arising in the normal course of business.

HHI is subject to complex and increasingly stringent foreign, federal, state and local laws, regulations and permits governing the protection of the environment and human health and safety. HHI incurs significant costs to comply with such requirements and could be subject to fines, penalties or other sanctions if it violates such laws, regulations or permit terms. HHI also could be held responsible for costs arising from any contamination relating to its current or former properties or third party waste disposal sites, even if it was not at fault. In addition to potentially significant investigation and remediation costs, any such contamination can give rise to third party claims for fines or penalties, natural resource damages, personal injury or property damage.

EXCO/HGI PARTNERSHIP

On November 5, 2012, HGI Energy, our wholly owned subsidiary, signed definitive agreements with EXCO Resources, Inc., a publicly-traded independent oil and natural gas production company and EXCO Operating Company, LP, to create the EXCO/HGI Partnership. The EXCO/HGI Partnership will purchase and operate EXCO Parent’s conventional oil and gas assets in West Texas, East Texas and North Louisiana.

Under the terms of the EXCO/HGI Purchase Agreement, and subject to the terms, conditions and purchase price adjustments set forth therein, the EXCO/HGI Partnership will acquire oil and gas assets from EXCO Parent for approximately $725 million of total consideration, subject to customary closing adjustments to reflect an effective date of July 1, 2012. The purchase by the EXCO/HGI Partnership will be funded with approximately $225 million of bank debt, $372.5 million in cash contributed from HGI and $127.5 million in oil and gas properties and related assets being contributed by EXCO Parent. In exchange for its cash investment, HGI will receive a 75% limited partnership interest in the EXCO/HGI Partnership and a 50% member interest in the General Partner of the EXCO/HGI Partnership. The General Partner will own a 2% interest in the EXCO/HGI Partnership, thus giving HGI directly and indirectly a net 74.5% total equity interest in the EXCO/HGI Partnership. In exchange for its asset contribution, EXCO Parent will receive approximately $597.5 million in cash proceeds as well as a 25% limited partner interest and a 50% member interest in the General Partner, for a net 25.5% total equity interest in the EXCO/HGI Partnership.

We expect that the EXCO/HGI Partnership will make quarterly distributions of available free cash flow after capital expenditures and debt service. Distributable cash, after an anticipated 30-50% dedication to debt service, will be distributed 2% to the General Partner and 98% to the limited partners until a specified distribution threshold is met, at which time the distributions above the threshold will be allocated 25% to the general partner and 75% to the limited partners. The EXCO/HGI Partnership has been structured with these incentive distribution rights to the General Partner to give EXCO Parent upside incentives to maintain efficient operations and to grow cash flows for the benefit of all partners of the EXCO/HGI Partnership.

The EXCO/HGI Partnership will produce and develop the contributed assets. Additionally, EXCO Parent and HGI intend to add incremental cash flow to the EXCO/HGI Partnership through the opportunistic acquisition of other mature, conventional oil and gas assets over time. EXCO Parent will continue to operate the properties on a contract-basis and provide other related services pursuant to operating and administrative services agreements with the EXCO/HGI Partnership. The EXCO/HGI Partnership will be governed by its General Partner, which will have a Board of Directors consisting initially of two EXCO Parent directors and two HGI directors.

Description of the EXCO/HGI Partnership Properties

The Contributed Properties include EXCO Parent’s existing Cotton Valley assets in its Holly, Waskom, Danville and Vernon fields in East Texas and North Louisiana. These properties are located in Gregg, Harrison and Panola counties in Texas and Caddo, De Soto and Jackson parishes in Louisiana, and include all depths from the base of the Cotton Valley and above. The Contributed Properties will include the equity interests of Vernon Gathering, LLC, which is an EXCO Parent subsidiary that owns a gas gathering system associated with the Vernon field.

The Contributed Properties will also include all of EXCO Parent’s rights (excluding all depths below the base of the Canyon Sand intervals) in its Canyon Sand field and certain other conventional assets in the Permian Basin of West Texas. These properties are located in Irion, Tom Green, Sterling and Dawson counties.

We expect that the Contributed Properties will have estimated proved reserves as discussed below, of which approximately 80% are proved developed producing with long-lived and predictable production profiles. Approximately 81% of these reserves are natural gas; approximately 9% of these reserves are oil; and approximately 10% of these reserves are natural gas liquids. The assets include more than 1,400 producing wells and approximately 124,000 net mineral leasehold acres, of which approximately 90% are held by production.

The table below shows selected characteristics of the Partnership Properties (as of the July 1, 2012 effective date).

	EAST TEXAS/WEST TEXAS	NORTH LOUISIANA	TOTAL
Gross Acres	29,715	168,442	198,157
Net Acres	27,158	96,548	123,706
Gross Producing Wells	423	997	1,420
Daily Production:
Oil (Bbls/D)	1,464	250	1,714
Ngl (Bbls/D)	1,435	—	1,435
Natural Gas (Mcf/D)	7,038	74,182	81,220
Total Daily Production (Mcfe/D)	24,432	75,682	100,114
Proved Reserves (Mmcfe)			456,464

The above data is subject to change at or prior to closing, based on changes for title and environmental diligence, third party consents and preferential rights, and other closing conditions.

The EXCO/HGI Partnership’s interest in the leases comprising the Contributed Properties will generally be limited to certain shallow depths, and EXCO Parent will retain the deep rights. To the extent that EXCO Parent has existing facilities that serve both the shallow rights contributed to the EXCO/HGI Partnership and the deep rights retained by EXCO Parent, the EXCO/HGI Partnership will have concurrent rights with EXCO Parent in such facilities, which will be subject to a Shared Use Agreement to be entered into between the EXCO/HGI Partnership and EXCO Parent at closing.

EXCO/HGI Partnership Oil and Natural Gas Reserves

The following table summarizes proved reserves of the Contributed Partnership as of July 1, 2012 (the “EXCO/HGI Partnership Properties”). This information was prepared in accordance with the rules and regulations of the SEC.

Oil (Mbbls)
Developed	4,691.261
Undeveloped	1,891.204

Total	6,582.465
Natural Gas (Mmcf)
Developed	357,530.098
Undeveloped	13,033.048

Total	370,563.146
Natural Gas Equivalent Reserves (Mmcfe)
Developed	414,719.512
Undeveloped	41,714.332

Total	456,463.844

These estimates were calculated in accordance with Regulation S-X of the Securities Act using unweighted average prices for the twelve months ended June 30, 2012 of $3.15 per Mmbtu of natural gas, $95.67 per Bbl of crude oil and $59.32 per Bbl of NGL. These estimated proved reserves were based on a report of Lee Keeling and Associates, Inc., an independent petroleum engineering firm located in Tulsa, Oklahoma (the “Reserve Engineer”). EXCO Parent’s internal technical employees responsible for reserve estimates and interaction with this independent engineer include corporate officers with petroleum and other engineering degrees, professional certifications and industry experience similar to those of the Reserve Engineer.

Estimates of oil and natural gas reserves are projections based on a process involving an independent third party engineering firm’s extensive visits, collection of any and all required geological, geophysical, engineering and economic data, and such firm’s complete external preparation of all required estimates and are forward-looking in nature. These reports rely on various assumptions, including definitions and economic assumptions required by the SEC, which include the use of constant oil and natural gas pricing, use of current and constant operating costs and current capital costs. We have also made assumptions relating to availability of funds and timing of capital expenditures for development of the EXCO/HGI Partnership Properties’ proved undeveloped reserves based on EXCO Parent’s current planned drilling program for the EXCO/HGI Partnership Properties as discussed and reviewed with Harbinger. The actual drilling program for the EXCO/HGI Partnership remains subject to final review and agreement between EXCO Parent and HGI. These reports should not be construed as the current market value of our proved reserves. The process of estimating oil and natural gas reserves is also dependent on geological, engineering and economic data for each reservoir. Because of the uncertainties inherent in the interpretation of this data, we cannot ensure that the reserves will ultimately be realized. The actual results of the EXCO/HGI Partnership Properties could differ materially.

The Reserve Engineer also examined our estimates with respect to reserve categorization, using the definitions for proved reserves set forth in SEC Regulation S-X Rule 4-10(a) and SEC staff interpretations and guidance. In preparing an estimate of our proved reserves attributable to the Partnership Properties, the Reserve Engineer did not independently verify the accuracy and completeness of information and data furnished by EXCO Parent or us with respect to ownership interests, oil and natural gas production, well test data, historical costs of operation and development, product prices, or any agreements relating to current and future operations of the properties and sales of production. However, if in the course of the examination something came to the attention of the Reserve Engineer which brought into question the validity or sufficiency of any such information or data, the Reserve Engineer did not rely on such information or data until they had satisfactorily resolved their questions relating thereto or had independently verified such information or data. The Reserve Engineer determined that their estimates of proved reserves conform to the guidelines of the SEC, including the criteria of “reasonable certainty,” as it pertains to expectations about the recoverability of proved reserves in future years, under existing economic and operating conditions, consistent with the definition in Rule 4-10(a)(24) of SEC Regulation S-X.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Amounts in millions, except per share amounts)

The following unaudited pro forma condensed combined condensed financial statements for the year ended September 30, 2012, the date of our latest publicly available financial information, gives effect to (i) the HHI Acquisition and related financing, (ii) the joint venture with EXCO Resources, Inc. (“EXCO”), and (iii) the refinancing of the existing $500 of Senior Secured Notes with $650 of new senior secured notes (“New Senior Secured Notes”). Unless as indicated otherwise, words defined in this section shall have the meanings ascribed to them solely for purposes of this section.

The unaudited pro forma condensed combined financial statements shown below reflect historical financial information and have been prepared on the basis that the HHI acquisition by Spectrum Brands will be accounted for as a business combination using the acquisition method of accounting. Accordingly, the consideration transferred and the assets acquired and liabilities assumed, will be measured at their respective fair values with any excess of the consideration transferred over the fair value of the net asset acquired reflected as goodwill. The unaudited pro forma condensed combined financial statements presented assume that the HHI Business will become a wholly-owned subsidiary of Spectrum Brands. In addition, the joint venture with EXCO (“the Joint Venture”) will be accounted for using the equity method of accounting, pursuant to a gross proportionate presentation, as HGI has significant influence but does not control the joint venture for consolidation purposes under GAAP. Accordingly HGI will reflect 74.5% of the Joint Venture’s assets, liabilities, revenues and expenses in its financial statements, which is equal to its economic interest in the Joint Venture.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2012 is presented on a basis to reflect (i) the HHI Acquisition and related financing (ii) 74.5% of the Joint Venture, and (iii) the refinancing of the existing $500 of Senior Secured Notes with $650 of new Senior Secured Notes as if each had occurred as of such date. The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2012 is presented on a basis to reflect (i) the full-period effect of the HHI Acquisition, (ii) 74.5% of the full-period effect of the Joint Venture and (iii) the refinancing of the existing $500 of Senior Secured Notes with $650 of New Senior Secured Notes, as if each had occurred on October 1, 2011. Because of different fiscal year-ends, and in order to present results for comparable periods, the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2012 combines the historical consolidated statement of operations of HGI for the year then ended with the historical results of operations of HHI for the twelve-month period ended July 1, 2012 and 74.5% of the historical statement of revenues and direct operating expenses of the Joint Venture for the twelve months ended September 30, 2012. See Note 1, Conforming Interim Periods, to the unaudited pro forma condensed combined financial statements for additional information. Pro forma adjustments are made in order to reflect the potential effect of the transactions indicated above on the unaudited pro forma condensed combined balance sheet and statements of operations.

The unaudited pro forma condensed combined financial statements and the notes thereto were based on, and should be read in conjunction with:

■	HGI’s historical audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2012;

■	HHI’s historical combined financial statements and notes thereto for the fiscal year ended December 31, 2011;

■	HHI’s unaudited combined financial statements and notes thereto for the six months ended June 30, 2012 and July 2, 2011;

■

The audited statements of revenues and direct operating expenses and related notes thereto, for EXCO Resources, Inc. Certain Conventional Oil and Natural Gas Properties for the fiscal year ended December 31, 2011; and

■	The unaudited statements of revenues and direct operating expenses for EXCO Resources, Inc. Certain Conventional Oil and Natural Gas Properties for the nine months ended September 30, 2012 and 2011.

The process of valuing HHI’s and the Joint Venture’s tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price adjustments included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. For purposes of the unaudited pro forma condensed combined financial statements, HGI has made preliminary adjustments, where sufficient information is available to make a fair value estimate, to those tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimates of their fair value as of September 30, 2012 and excess purchase price is reflected as goodwill. For those assets and liabilities where insufficient information is available to make a reasonable estimate of fair value, the unaudited pro forma condensed combined financial statements reflect the carrying value of those assets and liabilities at September 30, 2012. A final determination of these fair values, which cannot be made prior to the completion of the acquisitions, will include management’s consideration of a final valuation. HGI currently expects that the process of determining fair value of the tangible and intangible assets will be completed within one year of closing the transactions. Material revisions to HGI’s preliminary estimates could be necessary as more information becomes available through the completion of this final determination. The actual amounts recorded following the completion of the transactions may be materially different from the information presented in these unaudited pro forma condensed combined financial statements due to a number of factors, including:

■	timing of closing the transactions;

■	changes in the net assets of HHI and the Joint Venture;

■	changes in the market conditions and financial results which may impact cash flow projections in the valuation; and

■	other changes in market conditions which may impact the fair value of HHI’s and the Joint Venture’s net assets.

HGI’s historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the HHI Acquisition, the Joint Venture, and the refinancing of the existing $500 of Senior Secured Notes with $650 of New Senior Secured Notes, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on HGI’s results.

The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements, cost savings from operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the transactions.

The pro forma adjustments are based upon available information and assumptions that the management believes reasonably reflect the HHI Acquisition, the Joint Venture and the refinancing of the existing $500 of Senior Secured Notes with $650 of New Senior Secured Notes. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the HHI Acquisition, the Joint Venture and other identified events occurred on the date assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

HARBINGER GROUP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2012

(Amounts in millions, except per share amounts)

	HISTORICAL		PRO FORMA ADJUSTMENTS
	HARBINGER GROUP INC.	HHI JUNE 30, 2012	HHI HISTORICAL 7(a)	HHI PRO FORMA	NOTES	JOINT VENTURE	NOTES	SENIOR SECURED NOTES	NOTES	PRO FORMA COMBINED
			(In millions)
ASSETS
Consumer Products and Other:
Cash and cash equivalents	$408.9	$48.5	$—	$152.5	7(b)	(372.5)	9(a)	$55.9	11(a)	293.3
Short-term investments	181.8	—	—	—		—		—		181.8
Receivables, net	414.4	121.4	—	—		—		—		535.8
Inventories, net	452.6	168.8	—	41.6	7(c)	—		—		663.0
Prepaid expenses and other current assets	86.3	33.9	—	—		—		—		120.2

Total current assets	1,544.0	372.6	—	194.1		(372.5)		55.9		1,794.1
Properties, net	214.3	102.9	(4.0)	(2.5)	7(d)	—		—		310.7
Goodwill	694.2	572.6	—	75.8	7(e)	—		—		1,342.6
Intangibles, net	1,714.9	161.8	—	304.0	7(f)	—		—		2,180.7
Deferred charges and other assets	82.1	40.8	(33.3)	57.9	7(g)	—		5.4	11(b)	152.9

	4,249.5	1,250.7	(37.3)	629.3		(372.5)		61.3		5,781.0

Insurance and Financial Services:
Investments:
Fixed maturities, available-for-sale, at fair value	16,088.9	—	—	—		—		—		16,088.9
Equity securities, available-for-sale, at fair value	248.1	—	—	—		—		—		248.1
Derivative investments	200.7	—	—	—		—		—		200.7
Asset-backed loans and other invested assets	198.9	—	—	—		—		—		198.9

Total investments	16,736.6	—	—	—		—		—		16,736.6
Cash and cash equivalents	1,061.8	—	—	—		—		—		1,061.8
Accrued investment income	191.6	—	—	—		—		—		191.6
Reinsurance recoverable	2,363.1	—	—	—		—		—		2,363.1
Intangibles, net	273.5	—	—	—		—		—		273.5
Deferred tax assets	279.6	—	—	—		—		—		279.6
Other assets	44.8	—	—	—		—		—		44.8

	20,951.0	—	—	—		—		—		20,951.0

Oil and Gas:
Cash and cash equivalents	—	—	—	—		277.5	9(a)	—		277.5
	—	—	—	—		167.6	9(b)	—		167.6
	—	—	—	—		(445.1)	9(c)	—		(445.1)

Total current assets	—	—	—	—		—		—		—
Oil and natural gas properties (full cost accounting method)
Unproved oil and natural gas properties	—	—	—	—		33.4	9(c)	—		33.4
Proved developed and undeveloped oil and natural gas properties	—	—	—	—		510.5	9(c)	—		510.5

Total—Oil and natural gas properties	—	—	—	—		543.9		—		543.9
Gas gathering and other oil and natural gas assets	—	—	—	—		22.3	9(c)	—		22.3
Deferred financing costs	—	—	—	—		3.3	9(b)	—		3.3

	—	—	—	—		569.5		—		569.5

Total assets	$25,200.5	1,250.7	(37.3)	$629.3		$197.0		$61.3		$27,301.5

	HISTORICAL		PRO FORMA ADJUSTMENTS
	HARBINGER GROUP INC.	HHI JUNE 30, 2012	HHI HISTORICAL 7(a)	HHI PRO FORMA	NOTES	JOINT VENTURE	NOTES	SENIOR SECURED NOTES	NOTES	PRO FORMA COMBINED
			(In millions)

LIABILITIES AND EQUITY
Consumer Products and Other:
Current portion of long-term debt	$16.4	132.5	(132.5)	(3.9)	7(h)(i)	—		$—		12.5
Accounts payable	325.9	122.1	—	—		—		—		448.0
Accrued and other current liabilities	336.9	49.8	(4.2)	(2.7)	7(j)	—		(19.9)	11(c)	359.9

Total current liabilities	679.2	304.4	(136.7)	(6.6)		—		(19.9)		820.4
Long-term debt	2,150.6	227.9	(227.9)	1,523.7	7(h)(i)	—		152.3	11(d)	3,826.6
Equity conversion option of preferred stock	232.0	—	—	—		—		—		232.0
Employee benefit obligations	95.1	27.1	(21.5)	—		—		—		100.7
Deferred tax liabilities	382.4	46.9	—	105.5	7(k)	—		—		534.8
Other liabilities	31.9	34.3	(27.7)	—		—		—		38.5

	3,571.2	640.6	(413.8)	1,622.6		—		132.4		5,553.0

Insurance and Financial Services:
Contractholder funds	15,290.5	—	—	—		—		—		15,290.5
Future policy benefits	3,614.8	—	—	—		—		—		3,614.8
Liability for policy and contract claims	91.1	—	—	—		—		—		91.1
Other liabilities	714.7	—	—	—		—		—		714.7

	19,711.1	—	—	—		—		—		19,711.1

Oil and Gas:
Current portion of asset retirement obligations	—	—	—	—		0.1	9(c)	—		0.1
Revenue suspense	—	—	—	—		12.4	9(c)	—		12.4
Other current liabilities	—	—	—	—		—	9(c)	—		—

Total current liabilities	—	—	—	—		12.5				12.5
Long-term debt	—	—	—	—		171.0	9(b)	—		171.0
Asset retirement obligations—non-current portion	—	—	—	—		13.5	9(c)	—		13.5

						197.0		—		197.0

Total liabilities	23,282.3	640.6	(413.8)	1,622.6		197.0		132.4		25,461.1

Commitments and contingencies
Temporary equity:
Redeemable preferred stock	319.2	—	—	—		—		—		319.2

Stockholders’ equity:
Common stock	1.4	—	—	—		—		—		1.4
Additional paid-in capital	861.2	—	—	—		—		—		861.2
Accumulated deficit	(98.2)	585.3	376.5	(965.6)	7(l)	—		(71.1)	11(a)(b)(d)	(173.1)
Accumulated other comprehensive income (loss)	413.2	22.0	—	(22.0)	7(l)	—		—		413.2

Total stockholders’ equity	1,177.6	607.3	376.5	(987.6)		—		(71.1)		1,102.7
Noncontrolling interest	421.4	2.8	—	(5.7)	7(m)	—		—		418.5

Total permanent equity	1,599.0	610.1	376.5	(993.3)		—		(71.1)		1,521.2

Total liabilities and equity	$25,200.5	$1,250.7	$(37.3)	$629.3		$197.0		$61.3		$27,301.5

See accompanying notes to unaudited pro forma condensed combined financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended September 30, 2012

(Amounts in millions, except per share amounts)

	HISTORICAL			PRO FORMA ADJUSTMENTS
	HARBINGER GROUP INC. YEAR ENDED SEPTEMBER 30, 2012	HHI TWELVE MONTHS ENDED JUNE 30, 2012	HGI’S 74.5% EQUITY INTEREST IN JOINT VENTURE TWELVE MONTHS ENDED SEPTEMBER 30, 2012	HHI HISTORICAL 7(a)	HHI PRO FORMA	NOTES	JOINT VENTURE	NOTES	SENIOR SECURED NOTES	NOTES	PRO FORMA COMBINED
	(Amounts in millions, except per share amounts)
Revenues:
Consumer Products and Other:
Net sales	$3,252.4	$977.4	$—	$24.1	$—		—		—		4,253.9

Insurance and Financial Services:							—
Premiums	55.3	—	—	—	—		—				55.3
Net investment income	722.7	—	—	—	—		—				722.7
Net investment gains	410.0	—	—	—	—		—				410.0
Insurance and investment product fees and other	40.3	—	—	—	—		—		—		40.3

	1,228.3	—	—	—	—		—		—		1,228.3

Oil and Gas:
Oil and natural gas revenues	—	—	125.9	—	—		—		—		125.9

Total revenues	4,480.7	977.4	125.9	24.1	—		—		—		5,608.1

Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	2,136.8	678.2	—	(0.2)	—	7(n)	—				2,814.8
Selling, general and administrative expenses	870.8	207.8	—	1.7	8.6	7(o)(p)(s)	(0.8)	9(d)	—		1,088.1

	3,007.6	886.0	—	1.5	8.6		(0.8)		—		3,902.9

Insurance and Financial Services:
Benefits and other changes in policy reserves	777.4	—	—	—	—		—				777.4
Acquisition and operating expenses, net of deferrals	125.7	—	—	—	—		—				125.7
Amortization of intangibles	160.7	—	—	—	—		—		—		160.7

	1,063.8	—	—	—	—		—		—		1,063.8

Oil and Gas:
Oil and natural gas operating costs	—	—	36.7	—	—		—		—		36.7
Production and ad valorem taxes	—	—	13.3	—	—		—		—		13.3
Gathering and transportation	—	—	9.5	—	—		—		—		9.5
Depreciation, depletion and amortization	—	—	—	—	—		50.2	9(e)	—		50.2
Accretion of discount on asset retirement obligations	—	—	—	—	—		1.2	9(f)	—		1.2
General and administrative expenses	—	—	—	—	—		6.6	9(g)	—		6.6

Total operating expenses	—	—	59.5	—	—		58.0		—		117.5

	HISTORICAL			PRO FORMA ADJUSTMENTS
	HARBINGER GROUP INC. YEAR ENDED SEPTEMBER 30, 2012	HHI TWELVE MONTHS ENDED JUNE 30, 2012	HGI’S 74.5% EQUITY INTEREST IN JOINT VENTURE TWELVE MONTHS ENDED SEPTEMBER 30, 2012	HHI HISTORICAL 7(a)	HHI PRO FORMA	NOTES	JOINT VENTURE	NOTES	SENIOR SECURED NOTES	NOTES	PRO FORMA COMBINED
	(Amounts in millions, except per share amounts)
Total operating costs and expenses	4,071.4	886.0	59.5	1.5	8.6		57.2		—		5,084.2

Operating income (loss)	409.3	91.4	66.4	22.6	(8.6)		(57.2)		—		523.9

Interest expense	(251.0)	(37.7)	—	37.7	(87.0)	7(q)	(4.9)	9(h)	1.8	11(e)	(341.1)
Increase in fair value of equity conversion feature of preferred stock	(156.6)	—	—	—	—		—		—		(156.6)
Gain on contingent purchase price reduction	41.0	—	—	—	—		—		—		41.0
Other (expense) income, net	(17.5)	1.5	—	—	—		—		—		(16.0)

Income (loss) from continuing operations before income taxes	25.2	55.2	66.4	60.3	(95.6)		(62.1)		1.8		51.2

Income tax (benefit) expense	(85.3)	14.3	—	22.3	—	7(r)	—	9(i)	—	11(f)	(48.7)

Income (loss) from continuing operations	110.5	40.9	66.4	38.0	(95.6)		(62.1)		1.8		99.9

Less: Income (loss) from continuing operations attributable to Noncontrolling interest	21.1	0.8	—	—	(7.9)	7(t)	—		—		14.0

Income (loss) from continuing operations attributable to controlling interest	89.4	40.1	66.4	38.0	(87.7)		(62.1)		1.8		85.9
Less: Preferred stock dividends and accretion	59.6	—	—	—	—		—		—		59.6

Net Income (loss) from continuing operations attributable to common and participating preferred stockholders	$29.8	$40.1	$66.4	$38.0	$(87.7)		$(62.1)		$1.8		$26.3

Income (loss) from continuing operations per common share attributable to controlling interest:
Basic	$0.15										0.13

Diluted	$0.15										0.13

Weighted-average common shares:
Basic	139.4										139.4
Diluted	139.8										139.8

See accompanying notes to unaudited pro forma condensed combined financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(Amounts in millions, except per share amounts)

(1) CONFORMING INTERIM PERIODS

HHI

HGI’s fiscal year end is September 30 while HHI’s fiscal year ends on the Saturday nearest to December 31. In order for the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve-month period ended September 30, 2012 to be comparable, we have derived the results of operations of HHI for the year ended June 30, 2012 by combining the historical unaudited consolidated statement of operations for the six month period ended June 30, 2012 and the historical consolidated statement of operations for the year ended December 31, 2011 while subtracting the historical unaudited consolidated statement of operations for the six month period ended July 2, 2011.

	HISTORICAL
	YEAR ENDED DECEMBER 31, 2011	SIX MONTHS ENDED JUNE 30, 2012	SIX MONTHS ENDED JULY 2, 2011	TWELVE MONTHS ENDED JUNE 30, 2012
Revenues:
Net sales	$975.0	$493.3	$490.9	$977.4

Operating costs and expenses:
Cost of goods sold	669.7	338.7	330.2	678.2
Selling, general and administrative expenses	215.5	103.4	111.1	207.8

	885.2	442.1	441.3	886.0

Operating income	89.8	51.2	49.6	91.4
Interest expense	(42.7)	(17.6)	(22.6)	(37.7)
Other income, net	1.6	0.8	0.9	1.5

Income from continuing operations before income taxes	48.7	34.4	27.9	55.2
Income tax expense	12.3	10.6	8.6	14.3

Income from continuing operations	$36.4	$23.8	$19.3	$40.9

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

(Amounts in millions, except per share amounts)

The Joint Venture

HGI’s fiscal year end is September 30 while the Joint Venture’s fiscal year end is December 31. In order for the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2012 to be comparable, we have derived 74.5% of the results of operations of the Joint Venture for the twelve-month period ended September 30, 2012 by combining 74.5% of the historical unaudited statement of revenues and direct expenses for the nine month period ended September, 30, 2012 and 74.5% of the historical audited statement of revenues and direct expenses for the year ended December 31, 2011 while subtracting the historical unaudited statement of revenues and direct expenses for the nine month period ended September 30, 2011.

	HISTORICAL				HGI’S 74.5% EQUITY INTEREST
	YEAR ENDED DECEMBER 31, 2011	NINE MONTHS ENDED SEPTEMBER 30, 2012	NINE MONTHS ENDED SEPTEMBER 30, 2011	TWELVE MONTHS ENDED SEPTEMBER 30, 2012	TWELVE MONTHS ENDED SEPTEMBER 30, 2012
Revenues:
Oil and natural gas revenues	$224.3	$118.9	$174.2	$169.0	$125.9

Direct operating expenses:
Oil and natural gas operating costs	56.5	33.7	41.0	49.2	36.7
Production and ad valorem taxes	19.7	14.3	16.1	17.9	13.3
Gathering and transportation	13.3	9.8	10.3	12.8	9.5

Total direct operating expenses	89.5	57.8	67.4	79.9	59.5

Excess of revenues over direct operating expenses	$134.8	$61.1	$106.8	$89.1	$66.4

(2) BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements have been prepared using the historical consolidated financial statements of HGI, HHI and the statement of revenues and direct expenses for the Joint Venture. The HHI Acquisition is accounted for using the acquisition method of accounting. The Joint Venture has been accounted for using the equity method of accounting, pursuant to a gross proportionate presentation, as HGI has significant influence but does not control the Joint Venture for consolidation purposes under U.S. GAAP. Accordingly HGI will reflect 74.5% of the joint venture’s assets, liabilities, revenues and expenses in its financial statements which is equal to its economic interest in the joint venture.

Since separate historical financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, have never been prepared for the Joint Venture, certain indirect expenses, as further described in Note 10. Excluded Costs, were not allocated to the Joint Venture and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant and judgmental

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

(Amounts in millions, except per share amounts)

allocations, which would be arbitrary and would not be indicative of the performance of the properties on a stand-alone basis. Accordingly, these statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, and partners’ equity of the Joint Venture and are not indicative of the results of operations for the Joint Venture’s properties going forward.

(3) HHI ACQUISITION

HGI will account for the transaction by recording the assets and liabilities of HHI as of the completion date of the acquisition at their respective fair values and conforming the accounting policies of HHI to those used by HGI. Pursuant to Accounting Standards Codification (“ASC”) 805, under the acquisition method, the total estimated purchase price (consideration transferred) will be measured at the closing date of the acquisition. In preparing these unaudited pro forma condensed combined financial statements, the assets and liabilities of HHI have been measured based on various preliminary estimates using assumptions that HGI management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, HGI used the guidance in ASC Topic 820, “Fair Value Measurement and Disclosure”, which established a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, HGI may be required to value assets of HHI at fair value measures that do not reflect HGI’s intended use of those assets. Use of different estimates and judgments could yield different results.

The unaudited pro forma condensed combined financial statements as of and for the year ended September 30, 2012 gives effect to the acquisition of the HHI Business by HGI. For the period presented, the financial statements of HHI do not include the TLM Residential Business, the acquisition of which is subject to separate closing conditions in connection with a second closing. The unaudited pro forma condensed combined financial statements shown below reflect historical financial information and have been prepared on the basis that the transaction is accounted for under ASC 805. The acquisition of the HHI Business by HGI will be accounted for using the acquisition method of accounting. Accordingly, the consideration transferred in the acquisition by HHI, that is, the assets acquired and liabilities assumed, will be measured at their respective fair values with any excess reflected as goodwill. The unaudited pro forma condensed combined financial statements presented assume that the HHI Business will become a wholly owned subsidiary of Spectrum Brands.

The unaudited pro forma condensed combined balance sheet as of September 30, 2012 is presented on a basis to reflect the acquisition as if it had occurred on such date. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2012 is presented on a basis to reflect the HHI acquisition as if it had occurred on October 1, 2011. Because of different fiscal period ends, and in order to present results for comparable periods, the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2012 combines HGI historical consolidated statement of operations for the year then ended with the HHI conforming statement of operations for the twelve months ended June 30, 2012. Refer to note 1 for conforming interim periods.

(4) SIGNIFICANT ACCOUNTING POLICIES—HHI ACQUISITION

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies between HGI and HHI. Upon consummation of the acquisition, HGI will review the accounting policies of

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

(Amounts in millions, except per share amounts)

HHI to ensure conformity of such accounting policies to those of HGI and, as a result of that review, HGI may identify differences between the accounting policies of the two companies, that when conformed, could have a material impact on the combined financial statements. At this time, HGI is not aware of any difference that would have a material impact on the unaudited pro forma condensed combined financial statements.

(5) ESTIMATE OF CONSIDERATION EXPECTED TO BE TRANSFERRED—HHI ACQUISITION

The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. The expected consideration for HHI is $1,300.0 in cash.

(6) PRELIMINARY CONSIDERATION TRANSFERRED TO NET ASSETS ACQUIRED—HHI ACQUISITION

For the purposes of the unaudited pro forma condensed combined financial statements, and based on the estimated consideration expected to be transferred on an assumed acquisition date of September 30, 2012, HGI has estimated that the amounts recorded in accounting for the acquisition of HHI would be as follows:

Current assets	$414.2
Property, plant and equipment	96.4
Goodwill	648.4
Intangible assets	465.8
Other assets	7.5

Total assets acquired	1,632.3

Current liabilities	167.7
Other long-term liabilities	164.6

Total liabilities assumed	332.3

Total preliminary purchase price allocation	$1,300.0

(7) HISTORICAL AND PRO FORMA ADJUSTMENTS—HHI ACQUISITION

(a)	HHI Historical Adjustments reflect the exclusion of certain assets, liabilities, equity and operations included within HHI’s financial statements that are not included in the acquisition.

(b)	The $152.5 net adjustment to cash is reflective of the following adjustments:

Cash Adjustment Calculation
New Term Loan Facility	$800.0
New Senior Notes	1,090.0
Deferred financing costs	(64.6)
Accrued interest paid	(2.7)
Cancellation of Old Term Loan Facility	(370.2)
Expected consideration for HHI acquisition	(1,300.0)

Pro forma adjustment	$152.5

(c)	To record HHI inventory at estimated fair value. Based on preliminary valuations, HGI estimates that as of July 1, 2012, the fair value of HHI inventory exceeds book value by approximately $41.6.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

(Amounts in millions, except per share amounts)

(d)	Adjustment reflects the revaluation of property, plant and equipment to estimated fair value.

(e)	Adjustment reflects the elimination of HHI historical goodwill in accordance with acquisition accounting, and the establishment of $648.4 for goodwill resulting from the transaction, based on a preliminary valuation of assets acquired and liabilities assumed.

(f)	To reverse HHI’s existing intangible assets and record identifiable intangible assets at the estimated fair value. Based on preliminary valuations, HGI currently estimates that the intangible assets of HHI will be increased by approximately $304.0.

As part of the acquisition, certain HHI intangible assets were identified and an estimated fair value was made based on preliminary information available. Specifically, the identifiable intangible assets consisted of customer relationships, HHI portfolio of trade names, proprietary technology and a license agreement. The $465.8 assigned fair value of intangible assets is based on a preliminary valuation. The identifiable assets were valued using historical metrics to the extent possible. In addition, other similar transactions were considered. Furthermore, the projected cash flows associated with each asset were considered over the life of the intangible assets when applicable, and discounted back to present value. The customer relationships and proprietary technology intangible assets are amortized, using the straight line method, over their estimated useful lives. Customer relationships were valued utilizing the multi-period excess earnings method. The relief-from-royalty method was used to value the proprietary technology and HHI portfolio of trade names.

The preliminary estimates of useful lives of the intangible assets subject to amortization that will be acquired are approximately as follows: 15 years for customer relationships, 10 years for proprietary technology and five years for a license agreement. The trade names are considered as indefinite-lived intangible assets and are not amortized. The preliminary estimates of the intangible assets that will be acquired are as follows: $75.0 for customer relationships, $44.0 for proprietary technology, $14.0 for a license agreement and $332.8 for trade names.

(g)	Adjustment reflects the write-off of unamortized deferred financing fees associated with the termination of Spectrum Brand’s Term Loan Facility maturing 2016 of $6.7. Deferred financing fees expected to be incurred in connection with the new bank facilities, as described in (h) below, to be obtained at the time of the acquisition transaction are estimated at $64.6. HGI estimates the annual amortization related to such deferred financing fees will approximate $8.0.

(h)	Adjustment reflects the cancellation of Spectrum Brand’s Term Loan Facility maturing 2016 as of September 30, 2012. As of September 30, 2012, the balance of Spectrum Brand’s Term Loan Facility maturing 2016 was $370.2.

(i)	Adjustment reflects new debt which will be obtained at the time of the acquisition transaction consisting of the following

New Term Loan Facility	$800.0
Senior Notes	1,090.0

Total outstanding of new debt	$1,890.0

(j)	Adjustment reflects the elimination of accrued interest of $2.7 associated with Spectrum Brands Term Loan Facility.

(k)	Deferred tax adjustments of $105.5 to reflect the tax effect of the pro forma adjustment related to acquired assets, assuming a 35% effective tax rate.

(l)	Adjustment reflects the elimination of historical equity of HHI and net impact of the pro forma adjustments associated with Spectrum Brands’ debt refinancing, net of non-controlling interest.

(m)	The adjustment reflects the net impact of the elimination of HHI’s non-controlling interests and the net impact of the Spectrum Brands’ debt refinancing.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

(Amounts in millions, except per share amounts)

(n)	HGI estimates cost of sales will increase by approximately $41.6 during the first inventory turn subsequent to the acquisition date due to the sale of HHI inventory that was subject to the estimated write-up in accounting for the acquisition. This cost has been excluded from the pro forma adjustments as this amount is considered non-recurring. See (b) above for further explanation on the estimated write-up of inventory.

(o)	Adjustment reflects decreased depreciation expense associated with the fair value of HHI property, plant and equipment of $0.5 for the twelve months ended June 30, 2012.

(p)	Adjustment reflects increased amortization expense associated with the fair value of HHI amortizing intangible assets of $12.2 for the twelve months ended June 30, 2012.

(q)	The transaction will result in substantial changes to HGI’s debt structure. The interest expense adjustments are estimated to result in a net increase to interest expense of approximately $87.0 for the related year to the year ended September 30, 2012. The adjustment consists of the following:

	ASSUMED INTEREST RATE	YEAR ENDED SEPTEMBER 30, 2012
New Term Loan Facility—USD ($700)	4.75%	$33.6
New Term Loan Facility—CAD ($100)	5.00%	5.1
New Senior Notes, due 2020 ($520)	6.38%	33.5
New Senior Notes, due 2022 ($570)	6.63%	38.2
Amortization of debt issuance costs	—	8.0

Total pro forma interest expense		118.4
Less: elimination of interest expense on retired debt		(31.4)

Pro forma adjustment		$87.0

An assumed increase or decrease of 1/8% in the interest rate of the New Term Loan Facility would impact total pro forma interest expense presented above by $1.0 for the fiscal year ended September 30, 2012.

(r)	As a result of Spectrum Brands’ and HHI’s existing income tax loss carry forwards in the U.S., for which full valuation allowances have been provided, the only pro forma deferred income tax established was discussed in (k) above, and no income tax has been provided related to the acquisition adjustments that impacted pretax income as described above.

(s)	HGI estimates that expenses related to this transaction will be approximately $75.0. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete this transaction. In accordance with ASC 805, these fees are expensed as incurred. HGI has incurred $3.1 of transaction costs in its historical financial results for the period presented. These costs have been excluded from the unaudited pro forma condensed combined statement of operations as these amounts are considered non-recurring.

(t)	Adjustment reflects (i) elimination of historic non-controlling interest in HHI’s income from continuing operations and (ii) recording of non-controlling interest in Spectrum Brands’ pro forma decrease in income from continuing operations resulting from the assumed HHI acquisition and related debt transactions using a non-controlling interest factor of 42.6%.

Stanley Black & Decker has certain termination rights under the HHI Acquisition Agreement that, if exercised by Stanley Black & Decker (subject to the satisfaction of certain specific requirements in the Acquisition Agreement), may result in a reverse termination fee. The unaudited pro forma condensed combined financial statements have been prepared under the assumption that the acquisition will be completed and do not reflect any potential termination fees.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

(Amounts in millions, except per share amounts)

(8) THE JOINT VENTURE

The joint venture will be formed through a series of integrated transactions between EXCO and HGI, resulting in the formation of the General Partner and the Partnership, which has been referred to in these pro forma financial statements as the “Joint Venture”. Under the terms of the respective agreements, the Joint Venture will acquire certain oil and gas assets from EXCO for approximately $725 of total consideration. The acquisition will be funded with approximately $225 of bank debt, $372.5 in cash contributed from HGI and $127.5 of EXCO’S retained interest in the joint venture. Immediately after the closing and the consummation of the transactions, the Partnership ownership will be 73.5% by HGI and 24.5% by EXCO and 2% by the General Partner. In addition, HGI and EXCO will each own a 50% member interest in the General Partner and each will have equal representation on the General Partner’s board of directors.

For accounting purposes, the series of transactions will be accounted for as if the General Partner directly acquired the oil and gas assets from EXCO due to the General Partner controlling the Partnership and neither member controlling the General Partner. Accordingly, the General Partner will apply the acquisition method of accounting due to the group of assets meeting the definition of a business and consequently will reflect the assets acquired and liabilities assumed at their respective fair values. These fair value measurements will also be reflected by the Partnership due to all of its outstanding voting securities being held by the General Partner.

HGI will account for the Joint Venture using the equity method of accounting, pursuant to a gross proportionate presentation, as HGI has significant influence but does not control the Joint Venture. Accordingly, HGI will reflect 74.5% of the Joint Venture’s assets, liabilities, revenues and expenses in its financial statements, representing its economic interest in the Joint Venture.

(9) PRO FORMA ADJUSTMENTS—JOINT VENTURE

(a)	Pro forma adjustment to reflect the $372.5 cash investment in the Joint Venture by HGI. HGI’s 74.5% economic interest related to this cash contribution is $277.5.

(b)	Pro forma adjustment to reflect the Joint Venture’s draw of $229.5 under the proposed $400.0 revolving credit facility pursuant to a Commitment Letter dated November 5, 2012 to HGI and EXCO from JP Morgan. The initial draw includes $229.5 that will be used to fund EXCO for its contribution to the Joint Venture and $4.5 to pay bank fees and expenses in connection with obtaining the revolving credit facility. HGI’s 74.5% economic interest in the net cash received is $167.6.

(c)	Pro forma adjustments to reflect the opening balance sheet of the Joint Venture. The transaction reflects the contribution by EXCO of their conventional oil and natural gas properties and related gathering assets located in East Texas/North Louisiana, or the Joint Venture’s Assets, in exchange for cash of $597.5 and a 25.5% equity interest (or an imputed investment of $127.5) in the Joint Venture. HGI’s 74.5% economic interest in the cash paid to EXCO is $445.1.

The assets acquired and the liabilities assumed by the Joint Venture and HGI’s corresponding 74.5% economic interest in these assets and liabilities were estimated as follows:

	JOINT VENTURE	HGI’S 74.5% ECONOMIC INTEREST
Oil and natural gas properties—proved	$685.2	$510.5
Oil and natural gas properties—unproved	44.8	33.4
Gas gathering, compression and treating facilities	29.9	22.3
Asset retirement obligations	(18.3)	(13.6)
Revenue suspense	(16.6)	(12.4)

	$725.0	$540.2

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

(Amounts in millions, except per share amounts)

(d)	HGI has incurred $0.8 of transaction costs in its historical financial results for the periods presented. These costs have been excluded from the unaudited pro forma condensed combined statement of operations as these amounts are considered non-recurring.

(e)	Pro forma adjustment to provide for 74.5% of depreciation, depletion and amortization for the twelve months ended September 30, 2012 based on 74.5% pro forma fair value attributable to the amortizable full cost pool and historical oil and natural gas production for such period as if the Joint Venture had occurred on October 1, 2011.

(f)	Pro forma adjustment to reflect 74.5% accretion of discount for the twelve months ended September 30, 2012 with respect to the asset retirement obligations attributable to the Joint Venture.

(g)	Pro forma adjustment to reflect 74.5% of general and administrative costs for the twelve months ended September 30, 2012 for estimated contractual reimbursements to EXCO pursuant to a proposed Administrative Services Agreement, or ASA, and other direct general and administrative expenses to the Joint Venture stipulated in the ASA.

(h)	Pro forma adjustment to reflect 74.5% of the interest expense for the twelve months ended September 30, 2012 as if the revolving credit facility and the initial borrowing under the facility had taken place on October 1, 2011 and was outstanding for the full twelve months, based on an interest rate of 2.45%. This amount includes 74.5% of amortization of deferred financing costs incurred in connection with revolving credit facility of $0.7. An increase or decrease of 1/8% in the assumed interest rate of the credit facility would impact 74.5% pro forma interest expense presented above by $0.5 for the fiscal year ended September 30, 2012.

(i)	The Joint Venture is not directly subject to federal income taxes. Instead, its taxable income or loss is allocated to its individual partners, whether or not cash distributions are paid. As a result of HGI’s existing income tax loss carry forwards in the U.S., for which full valuation allowances have been provided, no income tax (benefit)/expense has been provided related to the pro-forma Joint Venture adjustments that impacted pretax income.

(10) EXCLUDED COSTS—SENIOR SECURED JOINT VENTURE

Prior to the formation of the Joint Venture, the Joint Venture’s properties were part of a much larger organization where indirect general and administrative expenses, interest, income taxes, and other indirect expenses were not allocated to the Joint Venture’s properties and have therefore been excluded from the accompanying statements of revenues and direct operating expenses. In addition, such indirect expenses are not indicative of costs which would have been incurred by the Joint Venture’s properties on a stand-alone basis. Also, depreciation, depletion and amortization and accretion of discounts attributable to asset retirement obligations have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not necessarily be indicative of those expenses which would have been incurred based on the amounts to be allocated to the oil and gas properties in connection with the formation of the Joint Venture and contributions of assets and cash by the Joint Venture’s equity holders.

(11) PRO FORMA ADJUSTMENTS—NOTES

(a)	HGI plans to refinance its existing Senior Secured Notes of $500 with New Senior Secured Notes of $650. Under the terms of the existing Senior Secured Notes, HGI may be redeem the Senior Secured Notes at 100% of the principal amount plus a Breakage Fee, plus accrued and unpaid interest. The breakage fees were calculated as $57.2. This amount has been excluded from the unaudited pro forma condensed combined statement of operations as such amount is considered non-recurring.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS — (Continued)

(Amounts in millions, except per share amounts)

The $55.9 net adjustment to cash is reflective of the following adjustments:

Existing Senior Secured Notes	$(500.0)
Accrued Interest Paid	(19.9)
Breakage Fees Paid*	(57.2)
New Long Term Debt	650.0
Deferred Financing Costs	(17.0)

Pro Forma Adjustment	$55.9

*	The breakage fee has been calculated based on the transaction occurring on September 30, 2012. This amount will be reduced as the transaction date moves closer to May 15, 2013, which is a factor in determining this amount, as stipulated in the agreement.

(b)	Adjustment reflects the write-off of unamortized deferred financing fees associated with the extinguishment of the existing Senior Secured Notes of $11.6. Deferred financing fees expected to be incurred in connection with the new Senior Secured Notes are estimated at $17.0. HGI estimates the annual amortization related to such deferred financing fees will approximate $2.8.

(c)	Adjustment reflects $19.9 of accrued interest which is payable upon the extinguishment of the prior debt.

(d)	The pro forma impact on debt was $152.3, net of discounts, after the extinguishment of existing senior secured notes.

Issuance of New Senior Secured Notes—USD ($650)	$650.0
Extinguishment of Existing Senior Secured Notes—USD ($500)	(500.0)
Reversal of net discount on existing notes	2.3

Pro forma adjustment	$152.3

(e)	The expected reduction in the interest expense related to the issuance of the existing notes for the year ended September 30, 2012 was calculated as follows:

Estimated interest expense on New Senior Secured Notes	$52.0
Amortization of debt issuance costs	2.8

Total pro forma interest expense	54.8
Less: Elimination of historical interest expense	56.6

Pro forma reduction in interest expense	$(1.8)

An increase or decrease of 1/8% in the assumed interest rate would impact total pro forma interest expense by $0.8 for the fiscal year ended September 30, 2012.

(f)	The decrease in pro forma interest expense will not have an impact on HGI’s current and deferred tax position due to HGI’s existing income tax loss carry forwards in the U.S., for which valuation allowances have been provided.

SELLING STOCKHOLDERS

The following table sets forth the number of shares and percentage of common stock owned by the selling stockholders prior to this offering, the number of shares of common stock to be offered for sale by the selling stockholders in this offering, the number of shares of common stock to be owned by the selling stockholders after completion of the offering and the percentage of our outstanding shares of common stock to be owned by the selling stockholders after completion of the offering. We have prepared the table based on information given to us by, or on behalf of, the selling stockholders.

The beneficial ownership of the common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. The percentage of shares beneficially owned before the offering is based on a total of 140,186,935 shares of common stock outstanding as of November 22, 2012 and does not give effect to the conversion of the Company’s outstanding shares of Series A Participating Preferred Stock (the “Series A Shares”) and Series A-2 Participating Preferred Stock (the “Series A-2 Shares,” and together with the Series A Shares, the “Preferred Stock”) and the limitation on voting by the Preferred Stockholders prior to receipt of certain regulatory approvals and excludes 16,171,710 shares of common stock reserved for issuance under our stock option plan. Each share of Preferred Stock may be converted into common stock based on the applicable conversion price.

SELLING STOCKHOLDERS	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED PRIOR TO THE OFFERING	PERCENTAGE OF OUTSTANDING SHARES OF COMMON STOCK PRIOR TO THE OFFERING	NUMBER OF SHARES OF COMMON STOCK TO BE OFFERED	SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER THE OFFERING	PERCENTAGE OF OUTSTANDING SHARES OF COMMON STOCK AFTER THE OFFERING	NUMBER OF SHARES OF COMMON STOCK TO BE OFFERED IF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES IS EXERCISED IN FULL	SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER THE OFFERING IF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES IS EXERCISED IN FULL	PERCENTAGE OF OUTSTANDING SHARES OF COMMON STOCK AFTER THE OFFERING IF UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES IS EXERCISED IN FULL
Harbinger Capital Partners Master Fund I, Ltd. (1)	95,932,068	68.4%	14,445,691	81,486,377	58.1%	16,612,546	79,319,522	56.6%
Harbinger Capital Partners Special Situations Fund, L.P. (2)	21,493,161	15.3%	3,518,636	17,974,525	12.8%	4,046,431	17,446,730	12.4%
Global Opportunities Breakaway Ltd. (3)	12,434,660	8.9%	2,035,673	10,398,987	7.4%	2,341,023	10,093,637	7.2%

(1)

Harbinger Capital, the investment manager of Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital Partners LLC (“Harbinger Capital”), and Mr. Philip A. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Master Fund. The address of the Master Fund is c/o International Fund Services (Ireland) Limited, 78 Sir John Rogerson’s Quay, Dublin 2, Ireland. The Company has been informed that, as of the date hereof, all of the shares of our common stock held by the Master Fund are pledged, together with securities of other issuers, to secure certain portfolio financing for the Master Fund.

(2)

Harbinger Capital Partners Special Situation Fund, L.P. (the “Special Situations Fund”) is the beneficial owner of 21,493,161 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of the Special Situations Fund, Harbinger Holdings, the managing member of HCPSS, and Mr. Philip A. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Special Situations Fund. The address of the Special Situations Fund is 450 Park Avenue, 30th floor, New York, New York, 10022.

(3)

Global Opportunities Breakaway Ltd. (the “Global Fund”) is the beneficial holder of 12,434,660 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Global Fund; Harbinger Capital Partners II GP LLC (“HCP II GP”), the general partner of HCP II, and Mr. Philip A. Falcone, the managing member of HCP II GP and the portfolio manager of the Global Fund. The address of the Global Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.

Material Relationships with Selling Stockholders

The selling stockholders control a majority of our voting securities. In addition, Mr. Philip A Falcone, our Chairman and Chief Executive Officer, is the Chief Investment Officer and Chief Executive Officer of Harbinger Capital and Keith M. Hladek and Robin Roger, two of our directors, are senior officers of Harbinger Capital. In addition, a number of our executive officers and employees are former officers or employees of Harbinger Capital. We have entered into several agreements and arrangements with Harbinger Capital and its affiliates, including the registration rights agreement pursuant to which the selling stockholders’ shares are included in this prospectus.

Additional information about certain material relationships between us and the selling shareholders is included in the documents incorporated by reference herein.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following summary describes material U.S. federal income and estate tax consequences as of the date of this prospectus supplement of the ownership and disposition of our common stock by a “non-U.S. holder” (as defined below). This discussion is not intended to be a comprehensive description of all aspects of U.S. federal income and estate taxes and does not address foreign, state and local tax consequences that may be relevant to non-U.S. holders. Special rules that are not addressed in this discussion may apply in the case of a non-U.S. holder subject to special tax treatment under U.S. federal income tax laws, such as “controlled foreign corporations,” “passive foreign investment companies,” insurance companies, tax-exempt organizations, financial institutions, traders in securities who have elected to apply a mark-to-market method of accounting, broker dealers, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates, corporations created or organized in, or under the law of, Guam, American Samoa, the Northern Mariana Islands or the Commonwealth of Puerto Rico, or persons that hold our common stock as part of a synthetic security, straddle or hedge or a conversion, constructive sale, wash sale or other integrated transaction. Non-U.S. holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them. This summary only addresses a non-U.S. holder that purchases our common stock pursuant to this offering and holds our common stock as a capital asset.

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner or partnership level. If you are a partner of a partnership holding our common stock, you are urged to consult your tax advisor.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and U.S. Treasury regulations, administrative rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed or subject to differing interpretations, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those discussed below. Except where noted, this discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign tax laws.

You are urged to consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Non-U.S. Holders

As used in this prospectus, the term “non-U.S. holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not:

■	a citizen or resident of the United States;

■	a corporation (or entity taxed as a corporation for such purposes) created or organized in, or under the laws of, the United States, a state of the United States or the District of Columbia;

■	a partnership (including an entity or arrangement classified as a partnership for such purposes);

■	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

■

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust; or

■	a trust that existed on August 20, 1996, was treated as a United States person on August 19, 1996, and validly elected to be treated as a United States person.

An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of as a nonresident alien, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were citizens of the United States.

Taxation of the Common Stock

Dividends. Except as discussed below, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you timely provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN) prior to payment of the dividend. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current earnings and profits for the year of the distribution or accumulated earnings and profits through the date of the distribution, in each case as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing, but not below zero, your basis in your shares of common stock and any remainder will constitute a gain from the disposition of your shares of common stock (which is discussed below).

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by you) will not be subject to U.S. federal withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, this type of “effectively connected income” may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Disposition of Common Stock. You will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless:

■

the gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you;

■	you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

■

the Foreign Investment in Real Property Tax Act, or FIRPTA, rules apply because (1) our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the period during which you hold our common stock or the five-year period ending on the date on which you dispose of our common stock; and (2) assuming that our common stock constitutes a U.S. real property interest and is treated as regularly traded on an established securities market within the meaning of applicable Treasury Regulations, you held, directly or indirectly, at any time within the five-year period preceding the disposition, more than 5% of our common stock.

If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale or other disposition at the same graduated individual or corporate rates applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if you are a corporation, the “branch profits tax” described above may also apply. If you are described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S.-source capital losses recognized in the taxable year of the sale (even though you are not considered a resident of the United States under the Code).

We will be treated as a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the total fair market value of our U.S. real property interests, interests in real property located outside the United States, and other assets used or held for use in our trade or business. We believe we are not now and will not become a USRPHC. There can be no assurance regarding our USRPHC status for the current year or future years, however, because USRPHC status is based on the composition of our assets from time to time and on certain rules whose application is uncertain. We may become a USRPHC in the future.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The applicable withholding agent must report annually to the U.S. Internal Revenue Service (the “IRS”) the amount of dividends or other distributions paid to you on your shares of common stock and the amount of any tax withheld on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty or other agreement.

The United States imposes a backup withholding tax (currently at a rate of 28% and scheduled to increase to 31% in 2013) on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide to the applicable withholding agent proper certification (usually on an IRS Form W-8BEN or IRS Form W-8ECI) of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a non-U.S. office of a non-U.S. broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a United States broker or the United States office of a non-U.S. broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also backup withhold on that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting (and backup withholding if the appropriate certification is not provided) also apply if you sell your shares of common stock through a non-U.S. broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of common stock under the backup withholding rules will be refunded to you by the IRS or credited against your U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Legislation Affecting Taxation of Common Stock Held By or Through Foreign Entities

Legislation enacted in 2010 and more recent applicable IRS guidance will, effective for dividends paid after December 31, 2013 and for proceeds of dispositions paid after December 31, 2016, impose a 30% U.S. federal withholding tax on dividends on our common stock, and on the gross proceeds from the disposition of our common stock, paid to or through a “foreign financial institution” (as specially defined under these rules) or certain other foreign entities, unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders with such institution, including certain account holders that are foreign entities with U.S. owners, or otherwise qualifies for an exemption from such withholding. If payment of this withholding tax is made, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. You are urged to consult with your own tax advisors regarding the possible implications of this recently enacted legislation on your investment in our common stock.

UNDERWRITING

Jefferies & Company, Inc. is acting as the representative of the underwriters and the bookrunner of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from the selling shareholders the respective number of common stock shown opposite its name below:

UNDERWRITERS	NUMBER OF SHARES
Jefferies & Company, Inc.	19,111,111
Cantor Fitzgerald & Co.	888,889

Total	20,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

■

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

■	the representations and warranties made by us and the selling stockholders to the underwriters are true;

■	there is no material change in our business or in the financial markets; and

■	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to the selling stockholders for the shares.

	NO EXERCISE	FULL EXERCISE
Per share	$0.28125	$0.28125
Total	$5,625,000	$6,468,750

The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.12375 per share. After the offering, the representative may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

In addition, the Selling Stockholders have agreed to pay Cantor Fitzgerald & Co. $250,000 for financial advisory services in connection with the offering.

The expenses of the offering that are payable by us and the selling stockholders are estimated to be $1.2 million (excluding underwriting discounts and commissions). We have agreed to pay expenses incurred by the selling stockholders in connection with the offering, other than the underwriting discounts and commission.

Option to Purchase Additional Shares

The selling stockholders have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 3,000,000 shares at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, all of our directors and executive officers, certain of our employees, the selling stockholders and CF Turul Group, a beneficial owner of more than 5% of our outstanding stock, have agreed that, subject to certain exceptions without the prior written consent of Jefferies & Company, Inc., we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the shares offered in this offering), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

The 90-day restricted period described in the preceding paragraph will be extended if:

■	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

■	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless such extension is waived in writing by Jefferies & Company, Inc.

Jefferies & Company, Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Jefferies & Company, Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

■	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

■

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

■	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

■

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

Certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us and our affiliates, including the selling stockholders, in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, referred to as a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the issuer or the shares of common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares of common stock offered in this supplement prospectus have not been and will not be registered under the Securities and Exchange Law of Japan. The underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to other for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

■

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

■	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except

■

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

■	where no consideration is or will be given for the transfer; or

■	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

This prospectus supplement is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus supplement does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus supplement is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents.

■	Our Annual Report on Form 10-K for the year ended September 30, 2012, filed on November 27, 2012;

■	Our Definitive Proxy Statement on Schedule 14A, filed on June 20, 2012 to the extent such information is required by Item III of Form 10-K;

■

Our Current Reports on Form 8-K filed on October 9, 2012 (other than the information furnished therein under Item 7.01), October 12, 2012, November 2, 2012, November 5, 2012 (other than the information furnished therein under Item 7.01), November 9, 2012, November 15, 2012, November 21, 2012, December 10, 2012 and December 11, 2012; and

■

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC) after the date of this prospectus supplement and before the termination of this offering.

You should only rely on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later will automatically supersede the information in this prospectus supplement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Thomas A. Williams, Executive Vice President and Chief Financial Officer, Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, NY 10023, Telephone No. (212) 906-8555.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Harbinger Group Inc. as of September 30, 2012 and 2011, and the related consolidated statements of operations, permanent equity and comprehensive income (loss), and cash flows for each of the three years ended September 30, 2012 and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on the September 30, 2011, consolidated financial statements includes an explanatory paragraph that describes the Successor’s adoption of the provisions of ASC Topic 852, “Reorganization” in 2009.

The audit report on the effectiveness of internal control over financial reporting of Harbinger Group Inc. and subsidiaries as of September 30, 2011 excluded an evaluation of the internal control over financial reporting of Fidelity & Guaranty Life Holdings, Inc. which was acquired in the third quarter of 2011.

The statements of revenues and direct operating expenses of the Certain Conventional Oil and Natural Gas Properties of EXCO Resources, Inc. for the years ended December 31, 2011, 2010 and 2009 have been incorporated by reference in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The information relating to our proved oil and gas reserve quantities, as of June 30, 2012, in this prospectus supplement, was derived solely from a reserves report dated December 10, 2012, prepared by Lee Keeling & Associates, Inc., independent consulting petroleum engineers, in reliance on the authority of such firm as experts in the oil and gas industry.

PROSPECTUS

Common Stock

Preferred Stock

Warrants

Units

Offered by Harbinger Group, Inc.

25,000,000 Shares

Common Stock

Offered by the Selling Stockholders

We may offer and sell from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering, securities with an aggregate offering price of up to $75,000,000.

In addition, the selling stockholders identified in this prospectus may sell, from time to time, up to 25,000,000 shares of our common stock. These shares were originally acquired by the selling stockholders in private placements exempt from the registration requirements of the Securities Act of 1933, as amended.

Each time we or the selling stockholders offer securities, we will provide a supplement to this prospectus, if required by applicable law, that will describe the specific manner in which such securities are being offered. The prospectus supplements, if any, may also add, update or change information contained in this prospectus.

The selling stockholders may offer for sale or otherwise distribute the shares of our common stock covered by this prospectus in one or more transactions, directly or through underwriters, brokers or dealers or agents, in public or private transactions, at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices.

For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”

As of March 9, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was $44,607,828, based on 140,116,935 shares of outstanding common stock, of which 9,613,756 are held by non-affiliates, and a price of $4.64 per share, based on the closing sale price of our common stock on March 9, 2012 on the New York Stock Exchange (“NYSE”). We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12-month period that ends on and includes the date of this prospectus.

We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses in connection with any offering of our securities by us or the selling stockholders, other than any underwriting fees, discounts, selling commissions and stock transfer taxes, if any, applicable in connection with any offering by the selling stockholders.

Our common stock is listed on the NYSE, under the symbol “HRG”. The last reported sale price of our common stock on the NYSE on March 9, 2012 was $4.64 per share.

You should carefully read this prospectus before you invest. Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2012.

Unless otherwise indicated in this prospectus, any prospectus supplement, or the context requires otherwise, “HGI,” the “Company,” “we,” “us” or “our” refers to Harbinger Group Inc. and, where applicable, its consolidated subsidiaries; and “Harbinger Parties” refers, collectively, to Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd.

You should rely only on the information contained or incorporated by reference in this prospectus or the prospectus supplement or any free writing prospectus and any pricing supplement that we or the selling stockholders authorize. Neither we nor the selling stockholders authorize any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus or the prospectus supplement or any free writing prospectus or any pricing supplement that we or the selling stockholders authorize in writing. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should assume that the information in this prospectus or the prospectus supplement or any free writing prospectus or any pricing supplement that we or the selling stockholders authorize is accurate only as of the date on its cover page and that any information previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporate by reference is accurate only as of the date such document is incorporated by reference.

i

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus, any applicable prospectus supplement and any information incorporated by reference. You should also read the documents referenced under the heading “Where You Can Find More Information” for information on the Company and its financial statements.

This prospectus is part of a registration statement that the Company has filed with the SEC using a “shelf” registration procedure. Under this procedure, we may offer and sell from time to time, any of the following securities, in one or more series:

■	common stock, par value $.01 per share (the “common stock”);

■	preferred stock;

■	warrants; and

■	units.

In addition, the selling stockholders may offer and sell from time to time shares of our common stock.

As described under the heading “Plan of Distribution,” certain third parties may also offer securities from time to time. The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

This prospectus provides you with a general description of the securities that may be offered. Each time we or the selling stockholders sell securities, we may, to the extent required by applicable law, provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement.

We or the selling stockholders may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We and the selling stockholders reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds to us or the selling stockholders from the sale of securities also will be set forth in the applicable prospectus supplement.

The prospectus supplement will also contain, with respect to the securities being sold by us or the selling stockholders, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any materials that we file with the SEC at the SEC Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains the reports, proxy and information statements and other information that we and other issuers file electronically with the SEC. The SEC’s Internet website address is http://www.sec.gov. You can also obtain information about our Company at the offices of the New York Stock Exchange (the “NYSE”), 20 Broad Street, New York, New York 10005.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC, allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently provide updating or superseding information in this prospectus or in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished under applicable SEC rules rather than filed):

■

our Annual Report on Form 10-K for the year ended September 30, 2011, as filed with the SEC on December 14, 2011 as amended by Amendment No. 1 thereto as filed with the SEC on January 30, 2012 (Commission File No.: 1-4219);

■	our Quarterly Report on Form 10-Q for the quarter ended January 1, 2012, as filed with the SEC on February 9, 2012 (Commission File No.: 1-4219);

■

our Current Reports on Form 8-K, as filed with the SEC on April 11, 2011 (as amended by Amendment No. 1 thereto filed with SEC on June 17, 2011), December 9, 2011, January 5, 2012, January 12, 2012, January 17, 2012, February 17, 2012 and February 27, 2012 (Commission File No.: 1-4219); and

■	the description of our common stock contained in our Information Statement on Schedule 14C, as filed with the SEC on November 30, 2009 (Commission File No.: 1-4219).

We are also incorporating by reference into the accompanying prospectus all of our future filings with the SEC (other than any filing or portion thereof that is furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

You should rely only on the information contained or incorporated by reference in this prospectus or the prospectus supplement or any free writing prospectus and any pricing supplement that we or the selling stockholders authorize. Neither we nor the selling stockholders authorize any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus or the prospectus supplement or any free writing prospectus or any pricing supplement that we or the selling stockholders authorize in writing. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should assume that the information in this prospectus or the prospectus supplement or any free writing prospectus or any pricing supplement that we or the selling stockholders authorize is accurate only as of the date on its cover page and that any information previously filed with the SEC that is incorporate by reference is accurate only as of the date such document is incorporated by reference.

The documents incorporated by reference into this prospectus are available from us and upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

Harbinger Group Inc.

Attn.: Chief Financial Officer

450 Park Avenue, 27th Floor

New York, NY 10022

(212) 906-8555

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

THE COMPANY

We are a diversified holding company that is majority owned by the Harbinger Parties. Our principal operations are conducted through subsidiaries that offer life insurance and annuity products, and branded consumer products such as batteries, personal care products, small household appliances, pet supplies, and home and garden pest control products. We are principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing our existing businesses. In addition to our intention to acquire controlling equity interests, we may also from time to time make investments in debt instruments and acquire minority equity interests in companies.

We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we were reincorporated in Delaware under the name Harbinger Group Inc. Our common stock trades on the NYSE under the symbol “HRG.” Our principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York 10022.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.” More information about us is also available through our website at www.harbingergroupinc.com. The information on our website is not incorporated by reference into this prospectus or any prospectus supplement.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the specific risks discussed or incorporated by reference into the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference into this prospectus and any prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarter ended January 1, 2012 and our Annual Report on Form 10-K for the annual period ended September 30, 2011, which are incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.” These risk factors may be amended, supplemented or superseded from time to time in supplements to this prospectus and by other reports we file with the SEC in the future.

FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus or in information we file with the SEC are forward-looking statements that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and the management of our subsidiaries. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of our company. Forward-looking statements include, without limitation, the information regarding: conditions to, and the timetable for, completion and integration of acquisitions and the future economic performance of our subsidiaries. Forward-looking statements are also identified in the documents incorporated by reference.

Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “might,” or “continue” or the negative or other variations thereof or comparable terminology.

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. Further description of risks, uncertainties and other important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements is incorporated by reference herein under the section entitled “Risk Factors” and appears in our periodic SEC filings as incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

We also caution you that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this prospectus or the date of documents incorporated by reference herein. We do not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect actual outcomes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods indicated. For the purpose of calculating the consolidated ratio of earnings to fixed charges and preferred stock dividend requirements, “earnings” represents pre-tax income (loss) from continuing operations plus fixed charges, and less any interest capitalized. “Fixed charges” consists of interest expense, whether expensed or capitalized, amortization of debt financing costs, and one-third of lease expense. “Preferred stock dividend requirements” represents pre-tax earnings required to cover post-tax dividends and accretion on preferred stock, using a marginal income tax rate of 35%. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	PREDECESSOR			SUCCESSOR
	YEAR ENDED SEPTEMBER 30,		PERIOD FROM OCTOBER 1, 2008 THROUGH AUGUST 30, 2009	PERIOD FROM AUGUST 31, 2009 THROUGH SEPTEMBER 30, 2009	YEAR ENDED SEPTEMBER 30,		THREE MONTH PERIOD ENDED
	2007	2008			2010	2011	JANUARY 2, 2011	JANUARY 1, 2012
			(In millions, except ratios)
Ratio of earnings to combined fixed charges and preferred stock dividend requirements			7.2			1.1	1.1	1.7
Deficiency of (loss) earnings to combined fixed charges and preferred stock dividend requirements	$(507.2)	$(914.8)		$(20.0)	$(132.3)

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes. These purposes may include financing of acquisitions and capital expenditures, additions to working capital and repayment or redemption of existing indebtedness.

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

In addition to covering the offering of the securities by us, this prospectus covers the offering for resale of common shares by the selling shareholders named below. We have registered the shares to permit the selling stockholders and their successors, which include their donees, pledgees, distributees or transferees or their successors-in-interest. We refer to all of these possible sellers as the “selling stockholders” in this prospectus. The selling stockholders may sell all, a portion or none of their shares at any time.

The following table sets forth the maximum number of shares of our common stock to be sold by the selling stockholders pursuant to this registration statement. The beneficial ownership of the common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares that the selling stockholder has the right to acquire within 60 days. The percentage of shares beneficially owned before the offering is based on 139,348,645 shares of common stock outstanding as of March 5, 2012, and a total of 188,268,949 shares of common stock outstanding on a fully diluted basis as of March 5, 2012 after giving effect to the conversion of the Company’s outstanding shares of Series A Participating Preferred Stock (the “Series A Shares”) and Series A-2 Participating Preferred Stock (the “Series A-2 Shares,” and together with the Series A Shares, the “Preferred Stock”) and the limitation on voting by applicable to one of Preferred Stockholders prior to receipt of certain regulatory approvals.

	SHARES OF COMMON STOCK BENEFICIALLY OWNED PRIOR TO THE OFFERING		SHARES OF COMMON STOCK OFFERED	SHARES OF COMMON STOCK BENEFICIALLY OWNED AFTER THE OFFERING
	Number	%		Number	%
Harbinger Capital Partners Master Fund I, Ltd. (1)	95,932,068	51.0	18,468,379	77,463,689	41.1
Harbinger Capital Partners Special Situations Fund, L.P. (2)	21,493,161	11.4	4,137,760	17,355,401	9.2
Global Opportunities Breakaway Ltd. (3)	12,434,660	6.6	2,393,861	10,040,799	5.3

(1)	Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”) is the beneficial owner of 95,932,068 shares of our common stock, which may also be deemed to be beneficially owned by Harbinger Capital, the investment manager of Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital Partners LLC (“Harbinger Capital”), and Mr. Philip A. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Master Fund. The address of the Master Fund is c/o International Fund Services (Ireland) Limited, 78 Sir John Rogerson’s Quay, Dublin 2, Ireland. The Company has been informed that, as of the date hereof, all of the shares of our Common Stock held by the Master Fund are pledged, together with securities of other issuers, to secure certain portfolio financing for the Master Fund.
(2)	Harbinger Capital Partners Special Situation Fund, L.P. (the “Special Situations Fund”) is the beneficial owner of 21,493,161 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of the Special Situations Fund, Harbinger Holdings, the managing member of HCPSS, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Special Situations Fund. The address of the Special Situations Fund is 450 Park Avenue, 30th floor, New York, New York, 10022.
(3)	Global Opportunities Breakaway Ltd. (the “Global Fund”) is the beneficial holder of 12,434,660 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Global Fund; Harbinger Capital Partners II GP LLC (“HCP II GP”), the general partner of HCP II, and Mr. Falcone, the managing member of HCP II GP and the portfolio manager of the Global Fund. The address of the Global Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.

Material relationships with the selling stockholders

The selling stockholders control a majority of our voting securities. In addition, Mr. Philip A Falcone, our Chairman and Chief Executive Officer is the Chief Investment Officer and Chief Executive Officer of Harbinger Capital and Keith M. Hladek and Robin Roger, two of our directors, are senior officers of Harbinger Capital. In addition, a number of our executive officers and employees are former officers or employees of Harbinger Capital. We have entered into several agreements and arrangements with Harbinger Capital and its affiliates, including the registration rights agreement pursuant to which the selling stockholders’ shares are included in this prospectus.

Additional information about certain material relationships between us and the selling shareholders is included in the documents incorporated by reference herein, including the information set forth under the heading “Item 13. Certain Relationships, Related Party Transactions and Director Independence” in Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, the headings “Item 1. Business,” and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011 and the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for quarter period ended January 1, 2012.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per shares and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 9, 2012, we have 140,116,935 shares of common stock and 280,000 Series A Shares and 120,000 Series A-2 Shares outstanding. Summarized below are material provisions of our certificate of incorporation (including the certificates of designation of the Preferred Stock) and by-laws as currently in effect, as well as relevant sections of the Delaware General Corporation Law (the “DGCL”). The following summary is qualified in its entirety by the entire text of our certificate of incorporation and by-laws, copies of which have been filed as exhibits to our SEC reports, which are incorporated herein by reference, and by the applicable provisions of the DGCL.

Common stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our Board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are, and the shares of common stock to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of the Preferred Stock and of any other series of preferred stock that may be issued in the future.

Preferred stock

Our Board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our Board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock.

Series A and Series A-2 Preferred Stock

On May 13, 2011, and August 5, 2011, the Company issued an aggregate of 400,000 shares of Preferred Stock to certain institutional investors (the “Preferred Stock Purchasers”) including CF Turul LLC (“CF Turul”), at a purchase price of $1,000 per share (the “Purchase Price”), resulting in aggregate gross proceeds to us of $400 million. The following discussion provides only a summary of the material terms of the Preferred Stock. The following summary is qualified in its entirety by the entire text of the certificates of designation of the Series A Shares and the Series A-2 Shares, including amendments thereto, which have been filed as exhibits to our SEC reports and are incorporated herein by reference.

Dividends. The Preferred Stock will accrue a cumulative quarterly cash dividend at an annualized rate of 8%. The Purchase Price of the Preferred Stock will accrete quarterly at an annualized rate of 4% that will be reduced to 2% or 0% if the Company achieves specified rates of growth measured by increases in its net asset value. The Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of shares of common stock on an as-converted basis.

Optional Conversion. Each share of Preferred Stock may be converted by the holder into common stock at any time based on the then applicable conversion price. The initial conversion price is $6.50 for the Series A Shares and $7.00 for the Series A-2 Shares and is subject to adjustment for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, recapitalizations and similar events, as well as in connection with issuances of common stock (and securities convertible or exercisable for common stock) below the conversion price

(which adjustment shall be made on a weighted average basis). Until certain regulatory filings are made and approvals are obtained and effective, Preferred Stock may not be converted if upon such conversion the holder’s beneficial ownership would exceed certain thresholds.

Automatic Conversion/Mandatory Redemption. On May 13, 2018, holders of the Preferred Stock are entitled to cause the Company to redeem the Preferred Stock at the Purchase Price per share plus accrued but unpaid dividends. Each share of Preferred Stock that is not so redeemed will be automatically converted into shares of common stock at the applicable conversion price then in effect (“Conversion Price”).

Upon a change of control (as defined in the certificates of designation), holders of the Preferred Stock are entitled to cause the Company to redeem their Preferred Stock at a price per share equal to the sum of 101% of the Purchase Price and any accrued and unpaid dividends, including accrued and unpaid cash and accreting dividends for the then current dividend period.

Optional Redemption. At any time after May 13, 2014, the Company may redeem the Preferred Stock, in whole but not in part, at a price per share equal to 150% of the Purchase Price plus accrued but unpaid dividends, subject to the holder’s right to convert prior to such redemption.

Mandatory Conversion. After May 13, 2014, the Company may force conversion of the Preferred Stock into common stock if the thirty day volume weighted average price of our common stock (“VWAP”), and the daily VWAP exceeds 150% of the then applicable Conversion Price for at least twenty trading days out of the thirty trading day period used to calculate the thirty day VWAP. In the event of a forced conversion, the holders of Preferred Stock will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for the common stock are not achieved. In addition, for so long as CF Turul owns sufficient combined voting power (through ownership of Preferred Stock and common stock) to entitle it to have consent rights or to nominate directors or appoint observers (as described below), the Company’s ability to force conversion shall be limited so that CF Turul retains at least one share of Preferred Stock, enabling it to continue to exercise its right to nominate directors, appoint observers or exercise consent rights associated with the Preferred Stock, but such Preferred Stock shall have no other rights or preferences. Upon CF Turul ceasing to own sufficient combined voting power to exercise these rights, the retained share shall be automatically cancelled.

Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of Preferred Stock will be entitled to receive per share the greater of (i) 150% of the Purchase Price, plus any accrued and unpaid dividends and (ii) the value that would be received if the share of Preferred Stock were converted into common stock immediately prior to the liquidation or winding up.

Participation Rights. Prior to May 13, 2016 with respect to the Series A Shares and prior to August 5, 2016 with respect to the Series A-2 Shares, subject to meeting certain ownership thresholds, certain Preferred Stock Purchasers will be entitled to participate, on a pro rata basis in accordance with their ownership percentage, determined on an as-converted basis, in issuances of equity and equity linked securities by the Company. In addition, subject to meeting certain ownership thresholds and other conditions, certain Preferred Stock Purchasers will be entitled to participate in issuances of preferred securities and in debt transactions of the Company and its subsidiaries.

Voting Rights. The holders of the Preferred Stock will be entitled to vote on an as-converted basis with the Company’s holders of common stock on all matters submitted to a vote of the holders of common stock for all purposes. However, until approval is obtained from certain insurance regulatory authorities, no holder of Preferred Stock may, at any time, vote more than 9.9% of the total number of votes which may be cast in a general election of a director of the Company.

Consent Rights. Consent of the holders of Preferred Stock is required before certain fundamental changes that can be made to the Preferred Stock, including changes to the terms of the Preferred Stock with respect to liquidation preference, dividend, or redemption rights. Consent of the holders of a majority of Preferred Stock is required before, subject to certain exceptions, certain material actions may be taken with respect to the Preferred Stock including issuing stock senior or pari passu to the Preferred Stock and incurring debt, or permitting a subsidiary to incur debt or selling assets or permitting a subsidiary to sell assets not otherwise permitted by the indenture relating to the

Company’s Senior Secured Notes due 2015 (or any replacement thereof). While CF Turul continues to own at least 50% of the Series A Shares it initially purchased (either as Preferred Stock or common stock upon conversion), consent of CF Turul is required before any action may be taken which, pursuant to the express terms of the certificates of designation, requires approval by a majority of the holders of Preferred Stock or any action with respect to certain related party transactions between the Company and its affiliates.

Board Representation. Subject to certain approval from certain insurance regulatory authorities, so long as CF Turul owns at least 50% of the Series A Shares it initially purchased or 10% of the outstanding common stock on an as-converted basis, CF Turul shall have the right to appoint one director to the Board who shall be entitled to be a member of any committee of the Board (except for any special committee formed to consider a related party transaction involving CF Turul).

If CF Turul does not appoint a director, subject to meeting certain ownership thresholds, CF Turul has the right to appoint an observer to attend all meetings of the Board, any committee of the Board, and the board of any wholly owned subsidiary of the Company on which it does not have a director. Upon a specified breach event (described in the Section “—Other Covenants” below) the size of the Board will be increased by one or two directors, depending on whether CF Turul has appointed a director prior thereto. CF Turul, or a majority of Preferred Stock Purchasers if CF Turul at that time owns less than a threshold amount, in either common stock or Preferred Stock, will have the right to appoint one or two directors, reasonably acceptable to the Board.

Subject to meeting certain ownership thresholds, in the event that Philip A. Falcone ceases to have principal responsibility for the Company’s investments for a period of more than 90 consecutive days, other than as a result of temporary disability, and CF Turul does not approve the Company’s proposed business continuity plan, CF Turul may appoint such number of directors that, when the total number of directors appointed by CF Turul is added to the number of independent directors, that number of directors is equal to the number of directors employed by or affiliated with the Company or the Harbinger Parties and their affiliates (the “Harbinger Affiliates”).

Notwithstanding all of the foregoing, CF Turul’s representation on the Board will always be less than or proportionate (save for rounding up, where necessary) to its beneficial ownership of the Company’s common stock and will otherwise comply with the rules of the NYSE and certain insurance regulatory authorities.

Other Covenants. The certificates of designation include additional terms regarding obligations of the Company. Upon a specified breach event (which shall include an event of default under the indenture relating to the Company’s Senior Secured Notes due 2015, the Company’s failure to pay any dividends for a period longer than 90 days, the Company’s failure to maintain a 1:1 ratio of cash and cash equivalents to fixed charges until March 31, 2012, the Company’s failure to perform certain covenants under the certificates of designation, and causing the delisting of its common stock), the Company shall be prohibited from making certain restricted payments, incurring certain debt, and entering into certain agreements to purchase debt or equity interests in portfolio companies of the Harbinger Affiliates and related parties (other than the Company) or to sell equity interests in portfolio companies of the Company to the Harbinger Affiliates and related parties.

Directors’ liability; indemnification of directors and officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursements for expenses incurred arising under the Securities Act.

Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

■	for any breach of the duty of loyalty;

■	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

■	for liability under Section 174 of the DGCL (relating to unlawful dividends, stock repurchases or stock redemptions); or

■	for any transaction from which the director derived any improper personal benefit.

The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our certificate of incorporation and by-laws will provide that we indemnify each director and the officers, employees and agents determined by our Board to the fullest extent provided by the laws of the State of Delaware.

Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act that occurred prior to any amendment to or repeal of such provisions or the adoption of an inconsistent provision. If the DGCL is amended to provide further limitation on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL. Our by-laws authorize us to indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. We also enter into indemnification agreements with our directors and officers which may, in certain cases, be broader than specified indemnification provisions of our certificate of incorporation and by-laws. We intend to maintain director and officer liability insurance, if available on reasonable terms.

Certain certificate of incorporation, by-law and statutory provisions

Some of the provisions of our certificate of incorporation and by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that holders of our securities might consider in their best interest, including any attempt that might result in receipt of a premium over the market price for our shares of common stock.

Stockholder action by written consent; special meetings of stockholders

Our certificate of incorporation permits stockholder action by written consent in lieu of a meeting in accordance with Delaware law. A special meeting of our stockholders can be called only by the chairman of our Board or any three members of our Board. A special meeting cannot be called by stockholders.

Advance notice requirements for stockholder proposals and director nominations

Our by-laws require stockholders to provide to our Board not less than 90 days’ and not more than 120 days’ advance notice of business proposed to be brought before, and of nominations of directors to be made at, a stockholder meeting. The content of the notice must include the stockholder’s beneficial stock ownership information, including his or her derivative and short positions and all information required by Regulation 14A of the SEC proxy rules. Failure to deliver proper notice in a timely fashion results in exclusion of the proposal from stockholder consideration at the meeting. In the case of nominations of directors, our by-laws also require nominees to respond to a questionnaire providing information about the candidate’s background and qualifications, to represent that he or she has no agreements with any third party as to voting or compensation in connection with his or her service as a director, and to agree to abide by applicable confidentiality, governance, conflicts, stock ownership and trading policies of the Company.

Election and removal of directors

Our Board is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. Our Board may elect a director to fill a vacancy, including vacancies created by the expansion of our Board. Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors. A director may be removed only for cause by the holders of a majority of shares then entitled to vote in an election of directors.

Anti-takeover laws/interested stockholder transactions

Unless a corporation elects in its certificate of incorporation or by-laws for the following provision not to apply, DGCL Section 203 prohibits a corporation from engaging in any “business combination” with a 15% or greater stockholder for a period of three years following the time that such stockholder obtained such ownership, unless (i) the board of directors approved either the business combination or the transaction which resulted in the stockholder’s ownership before the stockholder obtained such ownership; (ii) the transaction resulted in the stockholder owning at least 85% of the outstanding voting stock of the corporation not owned by the interested stockholder or officers or directors of the corporation; or (iii) the business combination is approved by the board of directors and authorized (not by written consent) by the affirmative vote of at least 66 2/3% of the “disinterested” stockholders. Section 203 does not apply to any stockholder who became an “interested stockholder” (i.e., a 15% or greater stockholder) at a time when the Section 203 restrictions did not apply. In addition, Section 203 does not apply to any person who became the owner of more than 15% of a corporation’s stock if it was as a result of action taken solely by the corporation.

In connection with our reincorporation merger in 2009, as a result of which we changed our corporate domicile from Nevada to Delaware, we opted out of the statutory provisions of DGCL Section 203, but our certificate of incorporation replicates its terms except that the subject business combination will require approval by our Board and authorization (whether by written consent or vote) by the affirmative vote of at least a majority of the “disinterested” stockholders (rather than 66 2/3% of such stockholders). Similar to the non-applicability of Section 203, the interested stockholder provisions of our certificate of incorporation do not apply to any stockholder who became an “interested stockholder” at a time when the Section 203 restrictions did not apply (i.e. prior to the reincorporation merger). As a result, the interested stockholder provisions of our certificate of incorporation do not apply to the Harbinger Affiliates. While Section 203 would apply to an interested stockholder if its holdings fall below the 15% threshold and later again surpass the 15% threshold, our certificate of incorporation provides a permanent exemption from the interested stockholder provisions for the Harbinger Affiliates.

Business opportunities

The DGCL permits Delaware corporations to renounce an opportunity to participate in specified business opportunities or specified classes or categories of business opportunities. Our certificate of incorporation recognizes that persons who serve as our directors may also serve, from time to time, as directors, officers or partners, or in other capacities, with other entities, including entities affiliated with the Harbinger Affiliates, and that the Company will derive substantial benefits from the service of such persons (each, an “Overlap Person”).

Our certificate of incorporation renounces the requirement for an Overlap Person to introduce or pursue any potential business opportunities on behalf of the Company unless:

■	such potential business opportunity was expressly presented or offered to the Overlap Person solely in his or her capacity as a director or officer of the Company;

■	the Company possesses, or would reasonably be expected to be able to possess, the resources (including cash) necessary to exploit such potential business opportunity; and

■	such business opportunity relates exclusively to the business of the Company as determined by our board of directors from time to time in good faith.

Further, our certificate of incorporation renounces all interests and expectancies in business opportunities which relate to:

■

the acquisition of an equity interest in an individual, corporation, partnership, unincorporated association or other entity (a “Person”) that does not entitle the Company to elect a majority of the members of the board of directors, general partner, managing member or similar governing body of such Person;

■	the extension of credit to any Person or acquisition of any interest or participation in any debt;

■

the acquisition of debt, equity or other interests in a Person or business that is reasonably believed by an Overlap Person or the entity in which an Overlap Person serves as a director, officer, partner, manager, representative, agent or employee to be distressed or insolvent or to be in default with respect to any debt;

■

the extension of credit to, or the acquisition of debt or equity or other interests or assets in, a Person or business that is in a bankruptcy or insolvency proceeding, including, but not limited to, providing debtor-in-possession financing or the purchase of interests in a Person, assets or business in connection with a bankruptcy or insolvency proceeding or reorganization or liquidation relating to or arising from a bankruptcy or insolvency proceeding;

■	an acquisition of assets that does not constitute a whole company, operating division of a Person or line of business; or

■	investments in any other industry in which the Company is not then engaged and that our board of directors designates from time to time as being a disqualified opportunity.

Pursuant to our certificate of incorporation and the DGCL, our Board has discretion from time to time to assert or renounce our interests and expectancies in business opportunities in one or more specific industries. We expect that our directors will inform our Board from time to time of material relationships and arrangements they have with other entities, including those entities which may be seeking investment opportunities in industries in which we are engaged.

The Harbinger Affiliates related parties have agreed, pursuant to the terms of a letter agreement with CF Turul, that they will, subject to certain exceptions, present to us certain business opportunities in the consumer product, insurance and financial products, agriculture, power generation and water and mineral resources industries. However, we cannot assure you that the terms of this agreement will be enforced because we are not a party to this agreement and have no ability to enforce its terms.

Amendment of the certificate of incorporation and by-laws

Subject to the consent rights of the holders of Preferred Stock with respect to certain amendments as described above under “—Preferred Stock—Series A and Series A-2 Preferred Stock,” our certificate of incorporation can be amended by a majority vote of stockholders. There are no provisions which require a higher vote to amend. Our by-laws may be amended by a majority of our directors and may also be amended by the holders of a majority of our outstanding voting stock.

Transfer agent and registrar

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Co.

New York Stock Exchange

Our common stock is listed on the NYSE under the symbol “HRG.”

DESCRIPTION OF THE WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to any particular issue of common stock warrants or preferred stock warrants will describe the terms of such warrants, including the following:

■	the title of such warrants;

■	the offering price for such warrants, if any;

■	the aggregate number of such warrants;

■	the designation and terms of the offered securities purchasable upon exercise of such warrants;

■	if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security;

■	if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable;

■	the number of shares of common stock or shares of preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

■	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

■	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

■	the currency or currency units in which the offering price, if any, and the exercise price are payable;

■	if applicable, a discussion of material United States federal income tax considerations;

■	the antidilution provisions of such warrants, if any;

■	the redemption or call provisions, if any, applicable to such warrants; and

■	any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF THE UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any prospectus supplement related to any particular units will describe, among other things:

■	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

■	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

■	if appropriate, any special United States federal income tax considerations applicable to the units; and

■	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We or the selling stockholders may offer and sell the securities in any one or more of the following ways:

■	to or through underwriters, brokers or dealers;

■	directly to one or more other purchasers;

■

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

■	through agents on a best-efforts basis;

■

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

■	through dividends or other distributions made by the selling stockholders to their respective partners, members or stockholders; or

■	otherwise through any other method permitted by applicable law or a combination of any of the above methods of sale.

In addition, we or the selling stockholders may enter into option, share lending or other types of transactions that require us to deliver shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus. We or the selling stockholders may also enter into hedging transactions with respect to our securities. For example, we or the selling stockholders may:

■	enter into transactions involving short sales of the shares of common stock by underwriters, brokers or dealers;

■	sell shares of common stock short and deliver the shares to close out short positions;

■

enter into option or other types of transactions that require the delivery shares of common stock to an underwriter, broker or dealer, who will then resell or transfer the shares of common stock under this prospectus; or

■	loan or pledge the shares of common stock to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of shares of common stock covered by this prospectus.

In this prospectus, the term “selling stockholders” includes the selling stockholders and their respective successors, which include their donees, pledgees, distributees or transferees and other successors-in-interest.

We or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us, the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

■	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

■	any underwriting discounts and other items constituting underwriters’ compensation;

■	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

■	any commissions allowed or paid to agents;

■	any other offering expenses;

■	any securities exchanges on which the securities may be listed;

■	the method of distribution of the securities;

■	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

■	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time by us or the selling stockholders in one or more transactions:

■	at a fixed price or prices, which may be changed;

■	at market prices prevailing at the time of sale;

■	at prices related to such prevailing market prices;

■	at varying prices determined at the time of sale; or

■	at negotiated prices.

Such sales may be effected:

■	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

■	in transactions in the over-the-counter market;

■

in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

■	through the writing of options; or

■	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling stockholders might not sell any shares of common stock under this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or the selling stockholders or through agents designated by us or the selling stockholders from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable to such agent will be set forth in, the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made by us or by selling stockholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock offered in this prospectus will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Harbinger Group Inc. as of September 30, 2011 and 2010, and the related consolidated statements of operations, permanent equity (deficit) and comprehensive income (loss), and cash flows for the years ended September 30, 2011 and September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), and the period October 1, 2008 to August 30, 2009 (Predecessor) have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Fidelity & Guaranty Life Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholder’s equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm, as experts in accounting and auditing. The audit report covering these financial statements refers to a change in the method of accounting for other-than-temporary impairments in 2009 and for the fair value of financial instruments in 2008.

20,000,000 Shares

Harbinger Group Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Jefferies

Co-Manager

Cantor Fitzgerald & Co.

December 13, 2012